As filed with the Securities and Exchange Commission on September 21, 2004
No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Tower Automotive, Inc.

(Exact name of registrant as specified in its charter)

Delaware	41-1746238
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
27175 Haggerty Road
Novi, Michigan 48377
(248) 675-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James A. Mallak

Chief Financial Officer and Treasurer
Tower Automotive, Inc.
27175 Haggerty Road
Novi, Michigan 48377
(248) 675-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Dennis M. Myers, Esq.

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
(312) 861-2000

    Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☑

    If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of		Offering Price	Aggregate	Amount of
Securities to be Registered	Amount to be Registered	Per Unit	Offering Price(1)	Registration Fee

5.75% Convertible Senior Debentures	$125,000,000 principal amount	87.25%(1)	$109,062,500	$13,819
Common Stock, par value $0.01 per share(2)	28,875,025 shares	—	—	(3)

(1)	The price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average bid and ask prices of the Debentures on the PORTAL market on September 20, 2004.

(2)	Represents the number of shares of common stock issuable upon conversion of the Debentures at the initial conversion rate of 231.0002 shares of common stock per $1,000 principal amount of Debentures. Pursuant to Rule 416, includes an indeterminate number of additional shares of common stock that may become issuable upon conversion of the Debentures pursuant to anti-dilution provisions. No separate consideration will be received in connection with the issuance of such additional shares of common stock.

(3)	Pursuant to Rule 457(i), no additional or separate registration fees are payable in connection with the registration of common stock issuable upon conversion of the Debentures because no additional consideration will be received in connection with such exercise.

    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 21, 2004

PROSPECTUS

$125,000,000

Tower Automotive, Inc.

5.75% Convertible Senior Debentures

and
Common Stock Issuable Upon Conversion of the Debentures

     We issued $125,000,000 aggregate principal amount of 5.75% convertible senior debentures on May 24, 2004 in a private offering pursuant to Rule 144A under the Securities Act. The selling securityholders named in this prospectus or any prospectus supplements may offer and sell the debentures and the shares of our common stock issuable upon conversion of the debentures. We will not receive any proceeds from this offering.

     We will pay interest on the debentures at a rate of 5.75% per annum semi-annually on May 15 and November 15 of each year, commencing on November 15, 2004. The debentures will mature on May 15, 2024, unless earlier converted by the holders or redeemed or repurchased by us. The debentures are general unsecured senior obligations of the issuer and rank equally with any present and future senior debt of the issuer. The debentures rank senior to any subordinated debt of the issuer and are effectively subordinated to any secured debt of the issuer, to the extent of the value of the assets securing such debt. The debentures are structurally subordinated to the present and future debt and other obligations of each subsidiary of the issuer.

     You may convert your debentures into shares of our common stock at a conversion rate of 231.0002 shares per $1,000 principal amount (equal to a conversion price of approximately $4.33 per share), subject to adjustment upon certain events, only under the circumstances specified in this prospectus.

     Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock in amounts described in this prospectus.

     Prior to May 20, 2011, the debentures are not redeemable. On or after May 20, 2011, we may redeem the debentures, in whole or in part, at any time, for cash at a redemption price equal to 100% of principal amount, plus accrued and unpaid interest and additional interest, if any, to (but excluding) the redemption date.

     You may require us to repurchase some or all of your debentures on May 15, 2011, May 15, 2014 or May 15, 2019, or if we experience a “fundamental change,” at a repurchase price equal to 100% of principal amount, plus accrued and unpaid interest (and additional interest, if any) to (but excluding) the repurchase date. We may, at our option, pay the repurchase price in cash, shares of our common stock or a combination thereof, except that we will pay accrued and unpaid interest (and additional interest, if any) in cash.

     Our common stock is traded on the New York Stock Exchange, or NYSE, under the trading symbol “TWR.” On September 17, 2004, the last reported sale price of our common stock on the NYSE was $2.82 per share.

Investing in the debentures or our common stock involves risks.

Please carefully consider the “Risk Factors” beginning on page 14 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                     , 2004.

      We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus or any prospectus supplement. The securities are not being offered in any jurisdiction where the offer is not permitted.

      Tower Automotive, Inc. is a Delaware corporation. Our principal executive offices are located at 27175 Haggerty Road, Novi, Michigan 48377, and our telephone number at that address is (248) 675-6000. Our website is located at www.towerautomotive.com. The information on our website is not part of this prospectus.

      In this prospectus, unless the context otherwise requires, “Tower Automotive,” “Tower,” “we,” “us” and “our” refer to Tower Automotive, Inc. and its subsidiaries; “Issuer” refers to Tower Automotive, Inc., exclusive of its subsidiaries; and “R.J. Tower” refers to R.J. Tower Corporation, a direct, wholly-owned subsidiary of the Issuer, exclusive of its subsidiaries.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we have filed with the SEC utilizing a shelf registration process. Under this shelf registration process, selling securityholders may, from time to time, offer and sell debentures and shares of our common stock issued upon conversion thereof pursuant to this prospectus.

      We may, from time to time, provide a prospectus supplement to add, update or change information contained in this prospectus relating to the selling securityholders and the plan of distribution of their debentures and shares of our common stock issued upon conversion thereof. It is important for you to read and consider all of the information contained in this prospectus and any applicable prospectus supplement before making a decision whether to invest in debentures or shares of our common stock. You should also read and consider the information contained in the documents that we have incorporated by reference as described in “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

i

SUMMARY

      This summary highlights information contained elsewhere in this prospectus and in the documents incorporated by reference. This summary may not contain all of the information that you should consider before deciding to invest in the debentures or our common stock. We urge you to read carefully this entire prospectus, any applicable prospectus supplement and the documents incorporated by reference, including “Risk Factors,” “Description of Financing Plan and Ranking of Debentures,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes to those statements included elsewhere or incorporated by reference in this prospectus and any applicable prospectus supplement.

Background

      We are a leading global designer and producer of structural metal components and assemblies used by the major automotive original equipment manufacturers (“OEMs”), including Ford, DaimlerChrysler, General Motors (“GM”), Renault/Nissan, Volkswagen Group, Toyota, Honda, BMW, Fiat, Hyundai/Kia, Mazda and Isuzu. We provide technical design, engineering and program management capabilities covering a range of products that encompass the entire body structure of a vehicle. We are able to deliver products and services to our customers on a global basis from more than 50 production and engineering facilities operated by us or in which we have a significant ownership interest located in North America, South America, Europe and Asia. We believe we are the largest independent global supplier of structural components and assemblies to the automotive market (based on net revenues).

      We are one of only a few companies that provides a broad array of structural metal products and services for the automotive industry. As OEMs reduce their supplier base in efforts to lower costs and improve quality, they are more frequently awarding sole-source contracts to broadly capable suppliers who are able to supply large and complex portions of a vehicle on a global basis rather than to suppliers that only provide individual component parts. OEMs’ criteria for supplier selection include cost, quality, responsiveness, full-service design, engineering and program management capabilities. In addition, OEMs are increasingly requiring their suppliers to have the capability to design and manufacture their products in multiple geographic markets. As a supplier with strong OEM relationships, broad capabilities and technologies, scale and global presence, we expect to continue to benefit from these trends going forward.

      We have a new Chief Executive Officer and Chief Financial Officer who have redirected some of our strategies and established as our top priorities the launch of our new business, improved operating excellence and world class quality. New initiatives implemented by our management team include:

•	In November 2003, we announced the consolidation of two product groups into a single North American regional business to streamline customer service interface and better align with OEM customers.

•	We are implementing company-wide standards for equipment choices, tooling approaches, process development and facilities set-up in order to better leverage and control capital spending and reduce launch risk.

•	We created a centralized Global Purchasing/ Manufacturing function with responsibility for material, services, capital equipment and manufacturing sourcing linked to regional leads to drive faster and more efficient implementations.

•	Finally, we announced the consolidation of two technical centers and our headquarters location in Novi, Michigan to better connect our enterprise team with our customers and our largest technical center.

      We believe these and other initiatives will accelerate reductions in operational costs and allow us to leverage economies of scale in regards to capacity utilization, purchasing and knowledge transfer.

Competitive strengths

      We believe our position as the largest independent global supplier of automotive structural components and assemblies (based on net revenues) is primarily due to the following competitive strengths:

      Design, engineering, manufacturing and program management capabilities. We work with OEMs throughout the product development process from vehicle concept and prototype fabrication through the design and implementation of manufacturing processes to produce and assemble structural metal components for our customers. We have made a significant investment in product and process engineering and program management capabilities that we believe afford us a competitive advantage.

      Global presence. Through a combination of organic growth and acquisitions, we now operate or have significant ownership positions in over 50 production and engineering facilities in fifteen countries including the U.S., Canada, Mexico, Brazil, Germany, Belgium, Poland, Slovakia, Italy, France, Spain, Japan, China, Korea and India. In addition, our local relationships with customers in these countries often enhance our ability to win new business with them in North America.

      Proven customer relationships. We have formed strong relationships with our major customers due to our ability to meet product and production requirements for quality, delivery, engineering, design and customer service and support.

      Significant new business. As a result of these competitive strengths, we have been able to retain incumbent programs meeting our internal return on capital criteria, increase content on renewal programs, gain new customers, win new programs and capture incremental OEM outsourcing. We have been awarded programs that, based on independent estimates of expected program volumes and current expectations of program pricing, represent more than $1.4 billion in estimated new revenues. We expect these new programs will result in $600 million in net new business from 2003 to 2005.

Business and operating strategy

      We created the global scale of Tower Automotive through a series of acquisitions of complementary businesses that have allowed us to become the largest independent global supplier of structural metal components and assemblies in the automotive supplier segment (based on net revenues). Our competitive strengths have allowed us to shift to an organic growth strategy over the last few years, and we are now in the final stages of launching our significant new business. We will continue to pursue organic growth and target business for which we have significant competitive advantage and where we can meet certain return on invested capital targets.

      Our operating strategy has been refocused in order to successfully launch our significant new business and achieve improved operational excellence. We intend to more fully use our skills and manufacturing footprint to integrate our past acquisitions, leverage our scale, accelerate shared learning and achieve structural cost reductions. We believe these measures will enable us to achieve improved operating performance for both our customers and our stockholders.

      Successful launch of new business. Since July 2003, we have launched five new programs including the Volvo S40/V50, Nissan Titan and Armada, Cadillac SRX, BMW 1 and 3 Series and the DaimlerChrysler New Dakota. In addition, by the end of 2004, we expect to have launched the Ford Five Hundred/Freestyle and Nissan Pathfinder/Xterra.

      Focus on improved operational excellence. We have implemented manufacturing practices designed to improve product quality and timeliness of delivery, as well as reduce waste and enhance efficiency. We continue to upgrade our manufacturing equipment and processes through selective investment in new equipment, maintenance of existing equipment and efficient utilization of manufacturing engineering personnel. In order to improve return on invested capital, we increasingly employ flexible manufacturing processes that allow us to increase the utilization of existing equipment and reduce the need to purchase new equipment, while meeting customer expectations for product quality and timely delivery. Consistent with this strategy, we monitor existing manufacturing capacity relative to expected capacity, which is determined primarily by current and expected business programs and by opportunities to source certain products to other Tower facilities or outsource to Tier II manufacturers.

      Our new management team has further refined this strategy to include the following:

•	Plant level cost management/improve capacity utilization. Historically, many of our manufacturing facilities, particularly in North America, were operated as profit centers.

•	Standardized processes, technology and equipment. We believe that the adoption of best practices across our entire manufacturing platform will allow us to increase our efficiency, reduce launch risk and capital spending and, as a result, improve our profitability over the long run.

      Leverage scale to realize structural cost reductions. We offer manufacturing and support services to our customers on a global basis through a combination of wholly-owned subsidiaries and joint ventures and partnerships with foreign suppliers.

      Maintain participative and incentive-based culture. We believe our approach to managing our manufacturing facilities encourages transparency, commonality, shared learning and standardized processes and cadence across Tower Automotive.

      Strengthen balance sheet. Once our new program launch activity is completed, we intend to focus on strengthening our balance sheet and reducing our indebtedness by maximizing cash flow. In March 2004, we sold our 30.76% stake in Yorozu for approximately $51.7 million to provide additional liquidity. The refinancing transactions eliminated near-term debt amortization requirements, extended the maturities of our debt and increased financial flexibility and liquidity.

Recent developments

Relocation of Dodge Ram frame assembly to Metalsa joint venture

      In February 2004, we announced that a decision had been finalized by DaimlerChrysler to move the current production of the frame assembly for the Dodge Ram light truck from our Milwaukee, Wisconsin facility to our 40% owned joint venture partner, Metalsa, located in Monterrey, Mexico. The current Dodge Ram frame program produced in the Milwaukee facility was expected to run through 2009. The production move to Mexico is planned for mid-2005. The move was dictated by DaimlerChrysler economic pricing requirements given the lower cost structure in Mexico. We are in the process of determining the expected net economic impact of DaimlerChrysler’s decision to move the Dodge Ram frame line on our future consolidated results for 2005 and beyond. This relocation as well as our decision not to pursue the follow-on program of the next generation Ford Explorer frame has decreased our expected net new business from our previous estimate of $900 million to our current estimate of $600 million from 2003 to 2005.

Acquisition of remaining shares of Seojin Industrial Company

      On March 1, 2004, we announced that we had acquired all of the remaining outstanding shares of Seojin Industrial Company Ltd., or “Seojin,” of South Korea. Previously, we held a 66% equity interest in Seojin. Seojin is a supplier of frames, modules and structural components to the Korean automotive industry. The acquisition of the remaining shares was related to the settlement of an outstanding note from the minority interest partner and was financed by Seojin through additional borrowings of approximately $10.3 million from South Korean lenders. Seojin is headquartered in Kunpo City and has eight manufacturing facilities and 1,300 employees across South Korea. Seojin is a major supplier to Hyundai and Kia, two OEMs that have been gaining market share worldwide. We believe the acquisition of the remaining interest in Seojin will allow us to further leverage this relationship and improve Seojin’s return on invested capital. Seojin has been consolidated in Tower Automotive’s financial statements. Seojin had sales of approximately $300 million during 2003.

Sale of equity interest in Yorozu Corporation

      On March 11, 2004, we sold our 30.76% equity interest in Yorozu Corporation (Japan) back to Yorozu through a share buy-back transaction on the Tokyo Stock Exchange. We received proceeds of approximately

$51.7 million from this transaction, and we used the net proceeds to finance tooling purchases and other capital expenditures. Tower Automotive had been a major shareholder in Yorozu since September 2000, when it purchased a 17% equity interest. Tower purchased an additional 13.76% equity interest in February 2001. Our divestiture of Yorozu was driven by an evaluation of our strategic focus and to improve our liquidity.

The refinancing transactions

      Concurrent with the closing of the sale of the debentures, we entered into a new senior secured credit facility, consisting of a $50.0 million revolving credit facility, a $375.0 million term loan and a $155.0 million letter of credit facility, and repaid the old senior credit facility in the amount of $239.5 million from the net proceeds of the offering of the debentures and from a portion of the borrowings under the new senior credit facility. We used a portion of the borrowings under the new senior credit facility to redeem the $200.0 million of 5% convertible subordinated notes due August 1, 2004 at a redemption price of 100.714% of the aggregate principal amount plus accrued and unpaid interest through the redemption date. We refer to the offering of the debentures, the borrowings under new senior credit facility, the repayment of the old senior credit facility and the redemption of the 5% convertible notes, collectively, as the “refinancing transactions.”

      The new senior credit facility provides us with increased liquidity and operating flexibility. As a result of the refinancing transactions, we have no material debt maturities until 2009, and our available liquidity increased approximately $92 million from approximately $101 million as of March 31, 2004 to approximately $193 million as of June 30, 2004. We borrowed the entire $50.0 million available under the new revolving credit facility at closing, and as of June 30, 2004, no amounts were available for borrowing under that facility. Due to collateral sharing arrangements under our 9.25% senior notes, we do not anticipate using the new revolving credit facility as a true revolver in the near future. As a result, all of our liquidity is in the form of cash on our balance sheet. For more information, see “Description of Certain Indebtedness — New senior credit facility.”

Corporate structure

      Tower Automotive, Inc. is a holding company that owns all of the outstanding capital stock of R.J. Tower and all of the common securities issued by Tower Automotive Capital Trust. R.J. Tower is a holding company that conducts all of its operations through domestic and foreign direct and indirect subsidiaries. R.J. Tower’s subsidiaries conduct operations in the United States, Canada, Mexico, Germany, Belgium, Poland, Slovakia, Italy, France, Spain, Japan, China, Korea, Brazil and India. All of R.J. Tower’s subsidiaries are wholly-owned other than two joint ventures in China and a minor German subsidiary acquired as part of the acquisition of Dr. Meleghy. R.J. Tower also owns a 40% equity interest in Metalsa S. de R.L., one of the largest suppliers of vehicle frames and structures in Mexico.

      For more information on our corporate structure, see “Description of Financing Plan and Ranking of Debentures — Corporate and financing structure.”

THE OFFERING

      The following summary contains basic information about the debentures and shares of our common stock issuable upon conversion thereof and may not contain all of the information that may be important to you. For a more complete description of the debentures and our common stock, see “Description of Debentures” and “Description of Capital Stock.”

Issuer	Tower Automotive, Inc., a Delaware corporation.

Selling Securityholders	See “Selling Securityholders.”

Securities offered	$125,000,000 principal amount of 5.75% Convertible Senior Debentures and shares of our common stock issuable upon conversion thereof.

Maturity date of the debentures	May 15, 2024, unless earlier converted, redeemed or repurchased.

Interest on the debentures and interest payment dates	5.75% per annum payable semi-annually in arrears in cash on May 15 and November 15 of each year, commencing on November 15, 2004.

Ranking of the debentures	The debentures are general unsecured senior obligations of the Issuer and rank equally with any present and future senior debt of the Issuer. The debentures rank senior to any subordinated debt of the Issuer and are effectively subordinated to any secured debt of the Issuer, to the extent of the value of the assets securing such debt.

The debentures are structurally subordinated to present and future debt and other obligations, including trade payables, lease obligations and preferred stock, if any, of the Issuer’s subsidiaries. The debentures:

•	rank equally in right of payment with all present or future senior indebtedness of the Issuer (including its unsecured guarantees of the 12% senior notes, the 9.25% senior notes and certain indebtedness of Seojin and its secured guarantee of the new senior credit facility);

•	rank senior in right of payment to all present or future subordinated obligations of the Issuer (including its obligations under the 6 3/4% Convertible Subordinated Debentures and its subordinated unsecured guarantee of Tower Automotive Capital Trust’s obligations under the Trust Preferred Securities);

•	are effectively subordinated to all present or future secured indebtedness (including its secured guarantee of the new senior credit facility) of the Issuer to the extent of the value of the assets securing such indebtedness; and

•	are effectively subordinated to claims of creditors (including trade creditors and preferred stockholders, if any) of the Issuer’s subsidiaries (including the holders of the 12% senior notes and the 9.25% senior notes and the lenders under the new senior credit facility and the credit agreements of foreign subsidiaries).

At June 30, 2004, there was outstanding:

•	$125.0 million (including $12.6 million of embedded conversion option value as of June 30, 2004) of senior indebtedness of the

Issuer, consisting of the debentures, but excluding guarantees of indebtedness of the Issuer’s subsidiaries which was structurally senior to the debentures;

•	$258.8 million of indebtedness which was subordinated to the debentures; and

•	the Issuer’s subsidiaries had $2,237.1 million of total liabilities (including trade payables), all of which was structurally senior to the debentures.

See the consolidated financial statements and the related notes thereto incorporated by reference in this prospectus for financial information regarding the Issuer.

Conversion rights of the debentures	You may convert your debentures into shares of our common stock at a conversion rate of 231.0002 shares per $1,000 principal amount of debentures (equal to a conversion price of approximately $4.33 per share), subject to adjustment upon certain events, only under the following circumstances:

•	prior to May 15, 2019, in any fiscal quarter after the fiscal quarter ending June 30, 2004, if the last reported sale price of our common stock for at least 20 trading days during the 30 consecutive trading days ending on the first trading day of such fiscal quarter is greater than 125% of the conversion price per share on such trading day;

•	on or after May 15, 2019, at any time after the last reported sale price of our common stock on any date is greater than 125% of the then current conversion price;

•	during the five business days after any ten consecutive trading days in which the average of the trading prices per $1,000 principal amount of debentures during such ten trading-day period was less than 98% of the product of the average of the last reported sale price of our common stock for each day during such ten trading-day period and the then current conversion rate;

•	if those debentures have been called for redemption by us;

•	upon the occurrence of specified corporate transactions as described under “Description of Debentures — Conversion upon specified corporate transactions;” or

•	upon the occurrence of specified credit rating events described under “Description of Debentures — Conversion upon credit ratings event.”

Upon conversion, we will have the right to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of common stock in amounts described in this prospectus under “Description of Debentures — Conversion rights.” Notwithstanding anything else to the contrary, unless and until we have obtained stockholder approval for the issuance of the debentures and the common stock issuable upon conversion or repurchase, we will be required to pay cash in respect of all or a portion of debentures converted or repurchased where such conversion or repurchase would otherwise result in our issuing more than 19,705,187 shares of our common stock in respect of the debentures converted or repurchased with common stock.

Upon conversion, you will not receive any separate cash payment of interest (including additional interest, if any), except in limited circumstances. Instead, interest will be deemed paid by the shares of our common stock or cash issued to you upon conversion. We will not issue fractional shares of our common stock and will pay cash in lieu thereof. Debentures called for redemption may be surrendered for conversion only until the close of business on the second business day prior to the redemption date.

Sinking fund	None.

Optional redemption of the debentures by us	Prior to May 20, 2011, the debentures are not redeemable. On or after May 20, 2011, we may redeem the debentures, in whole or in part, at any time, for cash at a redemption price equal to 100% of principal amount, plus any accrued and unpaid interest (including additional interest, if any) to (but excluding) the redemption date.

Repurchase of the debentures by us at the option of the holder	You may require us to repurchase some or all of your debentures on May 15, 2011, May 15, 2014 or May 15, 2019 at a repurchase price equal to 100% of principal amount, plus any accrued and unpaid interest (including additional interest, if any) to (but excluding) the repurchase date. Subject to the limitation on the Issuer issuing more than 19,705,187 shares of our common stock upon the conversion or repurchase of debentures prior to it obtaining stockholder approval for the issuance of the debentures and the common stock issuable upon conversion or repurchase, we may, at our option, pay the repurchase price in cash or shares of our common stock (valued using the method set forth in “Description of Debentures — Repurchase of debentures by us at the option of the holder”) or a combination thereof, except that we will pay accrued and unpaid interest (including additional interest, if any) in cash.

Purchase of the debentures by us upon a fundamental change	If a fundamental change (as defined in “Description of Debentures — Repurchase of debentures by us at the option of the holder upon a fundamental change”) occurs prior to maturity of the debentures, you will have the right, at your option, to require us to repurchase for cash some or all of your debentures at a repurchase price equal to 100% of principal amount, plus any accrued and unpaid interest (including additional interest, if any) to (but excluding) the repurchase date. Subject to the limitation on the Issuer issuing more than 19,705,187 shares of our common stock upon the conversion or repurchase of debentures prior to it obtaining stockholder approval for the issuance of the debentures and the common stock issuable upon conversion or repurchase, we may, at our option, pay the repurchase price in cash or shares of our common stock (valued using the method set forth in “Description of Debentures — Repurchase of debentures by us at the option of the holder upon a fundamental change”) or a combination thereof, except that we will pay any accrued and unpaid interest in cash.

Common stock outstanding	At August 31, 2004, 58,162,819 shares of our common stock were outstanding, excluding:

•	2,749,590 shares issuable upon exercise of options outstanding under our equity incentive plans, at a weighted average exercise price of $11.08;

•	8,424,908 shares issuable upon conversion of our 6 3/4% Trust Convertible Preferred Securities at a conversion price of $30.713;

•	400,000 shares issuable under our Colleague Stock Discount Purchase Plan; and

•	28,875,025 shares of common stock issuable upon conversion of the debentures at the initial conversion price.

At August 31, 2004, 3,283,323 shares were available for future awards under our equity incentive plans. Since August 31, 2004, we have not issued any options or any shares except upon exercise of previously outstanding options.

NYSE symbol	TWR

Dividend policy	We have never paid cash dividends on our common stock, and we have no current plans to pay any cash dividends in the foreseeable future.

Trading	Upon effectiveness of the registration statement of which this prospectus is a part, the debentures offered hereby and the shares of our common stock issuable upon conversion thereof will be freely transferable by persons other than our affiliates. Upon such effectiveness, the debentures offered hereby will no longer be eligible for trading in the PORTAL market. We do not intend to list the debentures offered hereby on any national securities exchange or for quotation through any automated quotation system. The other debentures, if any, will continue to be eligible for trading in the PORTAL market and will otherwise continue to be subject to certain transfer restrictions.

Risk Factors

      In evaluating an investment in the debentures, prospective investors should carefully consider, along with the other information set forth in or incorporated by reference into this prospectus, the specific factors set forth under “Risk Factors” for risks involved with an investment in the debentures.

Additional Information

      Tower Automotive, Inc. was incorporated under the laws of the State of Delaware in April 1993. Our principal executive offices are located at 27175 Haggerty Road, Novi, Michigan 48377, and our telephone number is (248) 675-6000.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

      The following table sets forth our summary historical consolidated financial data for the periods ended and at the dates indicated below. We have derived the audited historical consolidated financial data as of and for the fiscal years 2001, 2002 and 2003 from our audited financial statements incorporated by reference into this prospectus. Our consolidated financial statements as of and for fiscal 2002 and 2003 have been audited by Deloitte & Touche LLP, and our consolidated financial statements as of and for fiscal 2001 have been audited by Arthur Andersen LLP. For more information, see “Experts.” The summary historical consolidated financial data as of and for the fiscal years ended December 31, 1999 and 2000 have been derived from Tower Automotive’s audited consolidated financial statements for such years, which are not included or incorporated by reference into this prospectus. We have derived the unaudited historical consolidated financial data as of and for the six month periods ended June 30, 2003 and June 30, 2004 from our unaudited consolidated financial statements incorporated by reference into this prospectus. The information furnished in our unaudited consolidated financial statements includes primarily normal recurring adjustments and reflects all adjustments, which are, in the opinion of management, necessary for a fair presentation of such financial statements. The results of operations for the six month period ended June 30, 2004 are not necessarily indicative of the operating results to be expected for the full fiscal year.

      The following summary consolidated financial information should be read in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of Tower Automotive and the related notes thereto incorporated by reference in this prospectus.

						Six Months
						Ended
	Year Ended December 31,					June 30,

	1999	2000	2001	2002	2003	2003	2004

	(In thousands, except per share data)
Income Statement Data:
Revenues	$2,170,003	$2,531,953	$2,467,433	$2,754,464	$2,815,749	$1,475,757	$1,564,449
Cost of sales	1,823,103	2,160,359	2,190,248	2,456,380	2,560,689	1,322,785	1,435,090
Selling, general and administrative expense	105,950	141,984	139,203	143,822	155,500	73,811	69,295
Amortization expense	15,803	21,517	24,804	—	—	—	—
Restructuring and asset impairment charge	—	141,326	383,739	61,125	157,532	15,378	(5,303)
Operating income (loss)	225,147	66,767	(270,561)	93,137	(57,972)	63,783	65,367
Interest expense, net	37,981	64,711	73,765	70,267	92,747	34,852	69,348
Unrealized loss on derivative	—	—	—	—	—	—	1,850
Provision (benefit) for income taxes	74,866	626	(73,312)	7,636	(50,811)	9,841	(1,718)
Cumulative effect of change in accounting principle, net of tax(1)	—	—	—	(112,786)	—	—	—
Net income (loss)	$117,088	$13,434	$(267,524)	$(97,606)	$(124,675)	$14,218	$9,361
Basic earnings (loss) per share	2.50	0.29	(5.87)	(1.70)	(2.20)	0.25	0.16
Diluted earnings (loss) per share	2.10	0.28	(5.87)	(1.70)	(2.20)	0.25	0.16

						Six Months
						Ended
	Year Ended December 31,					June 30,

	1999	2000	2001	2002	2003	2003	2004

	(In thousands, except per share data)
Other Financial Data:
Capital expenditures, net(2)	$197,315	$93,588	$193,955	$158,964	$230,126	$98,726	$131,027
Depreciation and amortization	111,611	144,805	159,893	136,698	151,198	79,106	76,353
Cash provided by (used in):
Operating activities	212,003	92,648	513,815	130,952	184,798	113,076	30,449
Investing activities	(583,894)	(266,782)	(199,373)	(145,449)	(221,623)	(95,220)	(100,626)
Financing activities	372,074	173,890	(296,048)	6,429	184,025	173,728	102,163
EBITDA(3)	341,546	223,576	(107,178)	116,995	68,459	138,017	153,344

At June 30, 2004

Balance Sheet Data:
Cash and cash equivalents	$192,885
Working capital (deficiency)	(178,154)
Total assets	3,043,516
Total debt(4)	1,488,091
Stockholders’ investment	419,578

(1)	We adopted SFAS No. 142 relating to the accounting for goodwill and other intangible assets as of January 1, 2002. Utilizing a combination of valuation techniques including the discounted cash flow approach and the market multiple approach, we recorded a transitional impairment loss of $112,786 in the first quarter of 2002.

(2)	We lease certain equipment utilized in our operations under operating agreements. Net capital expenditures exclude all costs related to this leased equipment. Gross capital expenditures represent the amount of our capital expenditures had such equipment been purchased rather than leased. Gross capital expenditures for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 and for the six months ended June 30, 2003 and 2004 were $215.2 million, $196.6 million, $265.7 million, $187.2 million, $262.9 million, $98.7 million and $131.3 million, respectively. Gross capital expenditures represent non-GAAP financial measures when these amounts do not equal net capital expenditures. A reconciliation of gross capital expenditures to net capital expenditures presented in accordance with GAAP follows:

						Six Months
	Year Ended December 31,					Ended June 30,

	1999	2000	2001	2002	2003	2003	2004

Gross capital expenditures	$215.2	$196.6	$265.7	$187.2	$262.9	$98.7	$131.0
GAAP adjustments	(17.9)	(103.0)	(71.7)	(28.2)	(32.8)	—	—

Capital expenditures, net	$197.3	$93.6	$194.0	$159.0	$230.1	$98.7	$131.0

(3)	“EBITDA” is net income plus interest, taxes, depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by generally accepted accounting principles, and our calculation thereof may not be comparable to that reported by other companies. EBITDA is included in this prospectus because it is a basis upon which we assess our liquidity position and because certain covenants in our borrowing arrangements are tied to similar measures. We also believe that it is widely accepted that EBITDA provides useful information regarding a company’s ability to service and/or incur indebtedness. This belief is based on our negotiations with our lenders who have indicated that the amount of indebtedness we will be permitted to incur will be based, in part, on our EBITDA. EBITDA does not take into account our working capital requirements, debt service requirements, tax payments, capital expenditures and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary use.

EBITDA is calculated on a consolidated basis and include the earnings of the Issuer’s subsidiaries. Certain of the Issuer’s subsidiaries are subject to significant restrictions on their ability to dividend or otherwise distribute cash to the Issuer. See “Risk Factors — The Issuer is a holding company and relies on the earning and cash flow from operating or investing activities of its subsidiaries. The Issuer may not have sufficient assets or cash flows from its subsidiaries to fully repay the debentures and its other indebtedness” and “Price Range of Common Stock and Dividend Policy — Dividend policy and restrictions.” EBITDA includes equity in earnings of our Metalsa joint venture and of Yorozu for periods prior to its sale on March 11, 2004. EBITDA for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 and for the six months ended June 30, 2003 and 2004 included $0, $0, $2.9 million, $3.2 million, $5.6 million, $0.4 million and $1.4 million, respectively, of equity in earnings (loss) of joint ventures related to Yorozu.

The following table reconciles EBITDA with net income (loss) and cash flow from operations for the periods indicated:

						Six Months Ended
	Year Ended December 31,					June 30,

	1999	2000	2001	2002	2003	2003	2004

	(In thousands, except per share data)
EBITDA	$341,546	$223,576	$(107,178)	$116,995	$68,459	$138,017	$153,344
Add (subtract):
Provision (benefit) for income taxes	(74,866)	(626)	73,312	(7,636)	50,811	(9,841)	1,718
Interest expense, net	(37,981)	(64,711)	(73,765)	(70,267)	(92,747)	(34,852)	(69,348)
Depreciation and amortization expense	(111,611)	(144,805)	(159,893)	(136,698)	(151,198)	(79,106)	(76,353)

Net income (loss)	117,088	13,434	(267,524)	(97,606)	(124,675)	14,218	9,361
Add (subtract):
Depreciation and amortization expense	111,611	144,805	159,893	136,698	151,198	79,106	76,353
Cumulative effect of change in accounting principles, net of tax	—	—	—	112,786	—	—	—
Restructuring and asset impairment charge, net	—	141,326	383,739	61,125	155,750	15,368	(6,276)
Customer recovery related to program cancellation	—	—	—	—	15,600	15,600	—
Deferred income tax expense (benefit)	45,528	(23,373)	(80,758)	2,107	(36,027)	811	(9,652)
Deferred compensation plans	—	—	—	—	—	94	724
Gain on sale of plant	—	—	—	(3,839)	—	—	—
Write-down of joint venture investment to market value	—	—	—	—	27,436	—	—
Gain on sale of joint venture investment	—	—	—	—	—	—	(9,732)
Extraordinary loss on extinguishment of debt, net	—	2,988	—	—	—	—	—
Equity in earnings of joint ventures, net of tax	(15,268)	(22,480)	(17,250)	(16,822)	(13,298)	(3,788)	(6,969)
Changes in working capital and other operating items	(46,956)	(164,052)	335,715	(63,497)	8,814	(8,333)	(23,360)

Net cash provided by (used in) operating activities	$212,003	$92,648	$513,815	$130,952	$184,798	$113,076	$30,449

Cash restructuring and non-cash asset impairment charges for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 and for the six months ended June 30, 2003 and 2004 were $0, $37.6 million, $50.7 million, $15.8 million, $14.5 million, $3.7 and $1.0 million, respectively. The non-cash asset impairment charges recorded in 2003 were primarily associated with the write-down of assets at three of our frame assembly plants, which currently produce the Ford Explorer and Dodge Ram frames and related products. We expect to cease producing the Ford Explorer and Dodge Ram frames at these facilities in mid-2005, and, unless we replace those programs with new business or otherwise utilize these facilities in some other aspect of our business, we will incur significant cash restructuring charges. We are currently evaluating our options in this regard and are unable to predict with any degree of certainty the ultimate timing or size of any such cash restructuring charges.

EBITDA for certain periods presented includes restructuring and other non-recurring charges we incurred in these periods. Set forth below is a summary of these charges:

							Six Months Ended
	Year Ended December 31,						June 30,

	1999	2000	2001	2002	2003		2003	2004

	(In thousands, except per share data)
Non-cash restructuring and asset impairment charges, net	$—	$103,726	$333,039	$45,325	$142,969		$15,378	$—
Restructuring and asset impairment charge	—	—	—	(12,400)	—		—	(6,276	)(a)
Cumulative effect of change in accounting principle, net	—	—	—	112,786	—		—	—	(b)
Write-down of joint venture investment to market value	—	—	—	—	27,436	(c)	—	—
Gain on sale of joint venture investment	—	—	—	—	—		—	(9,732	)(c)
Option mark to market	—	—	—	—	—		—	1,850	(d)
Lawsuit settlement	—	—	—	—	—		1,000	—
Production interruption cost	—	—	—	—	—		1,165	—

Total	$—	$103,726	$333,039	$145,711	$170,405		$17,543	$(14,158)

(a)	We recorded a restructuring gain of $6.3 million for the reversal of the pension curtailment loss associated with our decision not to move the Ford Ranger frame assembly.

(b)	See footnote (1).

(c)	We recorded a $27.4 million write-down of our investment on Yorozu to its market value in the fourth quarter of 2003. We subsequently sold our 30.76% interest in Yorozu on March 11, 2004 for proceeds of approximately $51.7 million and recognized a gain on the sale of $9.7 million.

(d)	In circumstances under which we would be required to issue in excess of 19,705,187 shares of common stock, we will be required to pay cash in respect of all or a portion of converted or repurchased debentures in order to ensure that the shares issued on conversion or repurchase do not exceed 19,705,187 shares (the “Embedded Conversion Option”). The initial value associated with the Embedded Conversion Option was $12.6 million and is being marked to market through our Statement of Operations, until such time as the required additional number of shares of common stock is approved for authorization by our stockholders. We recognized expense of approximately $1.9 million for the six months ended June 30, 2004, related to the change in fair value of the Embedded Conversion Option.

(4)	Includes $258.8 million due to Tower Automotive Capital Trust, or “Trust.” In June 1998, the Trust sold $258.8 million in aggregate liquidation preference of 6 3/4% Trust Convertible Preferred Securities (the “Trust Preferred Securities”). The sole assets of the Trust are approximately $266.8 million in aggregate principal amount of the Issuer’s 6 3/4% convertible subordinated debentures due June 30, 2018, such amount being the sum of the stated liquidation preference of the Trust Preferred Securities and the capital contributed by the Issuer in exchange for the common securities of the Trust. During the third quarter of 2003, we elected to adopt the current provisions of FASB Interpretation Number (FIN) 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51 as it relates to the Trust Preferred Securities prior to the required effective date. Under FIN 46, the Trust, which was previously consolidated by the Issuer, is no longer consolidated. As a result, we no longer present the Trust Preferred Securities as mezzanine financing, but instead record a debt obligation for the proceeds which are owed to the Trust by the Issuer. Interest is recorded at 6 3/4 percent on the amount owed by the Issuer to the Trust, which is equal to the amount that was previously presented as minority interest (net of tax) for the amounts paid on the Trust Preferred Securities. Interest expense increased by $8.7 million in 2003 (representing six months of interest) and by $8.8 million for the six months ended June 30, 2004 related to this reclassification. Pursuant to the guidance in FIN 46, the Issuer has not reclassified the presentation in prior periods.

RISK FACTORS

      An investment in the debentures or our common stock involves a high degree of risk. You should carefully consider the risks described below, or in any prospectus supplement or document incorporated by reference, before purchasing the debentures or our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our financial condition, results of operation, cash flows or business. If any of the following risks actually occur, our financial condition, results of operation, cash flows or business could be harmed. In that case, the trading price of the debentures and our common stock could decline, and you could lose part or all of your investment.

Risks relating to us

We are highly leveraged, and our substantial debt could limit our financial resources and ability to compete and may make us more vulnerable to adverse economic events.

      We are highly leveraged. At June 30, 2004, we had $1,488.1 million ($1,494.9 million after giving effect to unamortized bond discount on the 12% senior notes) of outstanding indebtedness. See “Capitalization.”

      Our high leverage has important consequences, including the following:

•	it limits our ability to borrow money or sell stock to fund our working capital, capital expenditures, acquisitions and debt service requirements;

•	our interest expense will increase if interest rates in general increase because a substantial portion of our indebtedness bears interest at floating rates;

•	it limits our flexibility in planning for, or reacting to, changes in our business and future business opportunities;

•	we are more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	it may make us more vulnerable to a downturn in our business or the economy;

•	the debt service requirements of our other indebtedness may make it more difficult for us to make payments on the debentures;

•	a substantial portion of our cash flow from operations is dedicated to the payment of interest or the repayment of our indebtedness, thereby reducing funds available for other corporate purposes; and

•	there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed.

We have recorded significant restructuring and asset impairment charges in the last four consecutive years that have resulted in us reporting net losses in our last three fiscal years. Our earnings will be adversely affected in the event we incur additional restructuring or asset impairment charges in the future.

      Beginning in late 2000, automotive production declined relative to prior periods, leading us to focus our efforts on reducing the excess capacity of our enterprise and improving the efficiency of our continuing operations. These efforts resulted in four significant restructurings that reduced excess capacity, eliminated redundant overhead costs and reorganized the management structure of our U.S. and Canadian operations. For the years ended December 31, 2000, 2001, 2002 and 2003, we recorded restructuring and asset impairment charges, net, of $141.3 million, $383.7 million, $61.1 million and $157.5 million, respectively. The income amount resulted from the reversal of pension and other post-retirement benefit plan curtailment costs of $6.3 million, which were recognized in the third quarter of 2003. The effect of the reversal of the curtailment costs was partially offset by $1.0 million of restructuring costs. Additionally, we adopted Statement of Financial Accounting Standards (SFAS) No. 142 relating to the accounting for goodwill and other intangible assets in 2002, and, as a result, we recorded a transitional impairment loss net of tax of $112.8 million in the year ended December 31, 2002. During the fourth quarter of 2003, we also recorded an impairment charge of $27.4 million with respect to our investment in Yorozu. These restructuring and impairment charges and the adoption of SFAS No. 142 in 2002 have had a material adverse effect on our results of operations and financial condition. We reported net income (loss) of $13.4 million, $(267.5) million, $(97.6) million and $(124.7) million in 2000, 2001, 2002 and 2003, respectively.

      We will continue to evaluate our existing operations and capacity and may incur additional restructuring and asset impairment charges in this regard. In addition, we carry a very significant amount of goodwill and other intangible assets, and SFAS No. 142 requires us to perform an annual assessment for possible impairment. At June 30, 2004, we had goodwill of approximately $493.5 million. The non-cash asset impairment charges recorded in 2003 were primarily associated with the write-down of assets at three of our frame assembly plants, which currently produce the Ford Explorer and Dodge Ram frames and related products. We expect to cease producing the Ford Explorer and Dodge Ram frames at these facilities in mid-2005, and, unless we replace those programs with new business or otherwise utilize these facilities in some other aspect of our business, we will incur significant cash restructuring charges. We are currently evaluating our options in this regard and are unable to predict with any degree of certainty the ultimate timing or size of any such cash restructuring charges. We may institute further restructuring initiatives and/or experience additional asset impairment charges in the future, and such charges could adversely affect our operating results and financial condition.

We are dependent on Ford, DaimlerChrysler and GM as our largest customers and on the success of the vehicle programs for which we provide components and sub-assemblies.

      We are dependent on Ford, DaimlerChrysler and GM as our largest customers and on the success of the vehicle programs for which we provide components and sub-assemblies. Our revenues from Ford, DaimlerChrysler and GM represented approximately 35%, 19% and 10%, respectively, of our revenues in 2003. The contracts we typically enter into with our customers, including Ford, DaimlerChrysler and GM, provide for supplying the customer’s requirements for a particular model, rather than for manufacturing a specific quantity of components. These contracts range from one year to the life of the platform or model, usually three to ten years, and do not require the purchase by the customer of any minimum number of components. Therefore, the loss of any one of these customers, significant reduction in demand for vehicles manufactured by Ford, DaimlerChrysler or GM for which we produce components and assemblies, and for certain other key vehicle models or a group of related vehicle models sold by any of our other major customers or unsuccessful launches of new models for which we produce components or assemblies would have a material adverse effect on our existing and future revenues and net income.

      In February 2004, we announced that a decision had been finalized by DaimlerChrysler to move the current production of the frame assembly for the Dodge Ram light truck from our Milwaukee, Wisconsin facility to our 40% owned joint venture partner, Metalsa, located in Monterrey, Mexico. The current Dodge Ram frame program produced in the Milwaukee facility was expected to run through 2009. The production move to Mexico is planned for mid-2005. The move was dictated by DaimlerChrysler’s economic pricing requirements given the lower cost structure in Mexico. We are in the process of determining the expected net economic impact of DaimlerChrysler’s decision to move the Dodge Ram frame line on our future consolidated results for 2005 and beyond. Revenues related to the Dodge Ram light truck frame assembly amounted to $143.1 million in 2001, $169.6 million in 2002, $211.3 million in 2003 and $119.2 million in the six months ended June 30, 2004. In December 2002, we announced our intention not to pursue the follow-on program of the next generation Ford Explorer frame. The current Ford Explorer frame program, expected to be ceased in mid-2005, is produced at our Corydon, Indiana facility. Our decision was based on the fact that the expected returns at targeted pricing levels did not meet our requirements. These two decisions have decreased our expected net new business from our previous estimate of $900 million to our current estimate of $600 million from 2003 to 2005.

We have made significant capital expenditures and incurred significant launch costs over the last several years to implement our new program awards, which has had an adverse impact on our current liquidity position. We may not have sufficient liquidity to meet all of our objectives.

      We have made significant capital expenditures and incurred significant launch costs over the last three years to implement our new program awards in advance of receiving any significant revenues from such new programs. Net capital expenditures were $194.0 million, $159.0 million and $230.1 million in 2001, 2002 and 2003, respectively. In 2004, we expect net capital expenditures will be approximately $195.0 million, of which $131.0 million was spent in the first half of 2004, and new program launch costs are expected to be approximately $45.0 million, of which $25.7 million was spent in the first half of 2004. Our business has significant liquidity requirements, and these capital expenditures and launch costs have had an adverse impact on our current liquidity position. Our recent sale of our equity interest in Yorozu was done in part to provide liquidity. We have a significant amount of new product launch activity scheduled for 2004 that will require significant cash resources. No assurance can be given that we will have sufficient liquidity to meet our new product launch activity or that our actual capital expenditures and launch costs will not exceed our current expectations, and if adequate funds are not available, we may be required to cut back or discontinue such activities or otherwise alter our business strategy. We believe, however, that funds generated by our operations, together with cash on-hand after the refinancing transactions, should provide us with sufficient liquidity and capital resources to meet our working capital, capital expenditures and other operating needs for the foreseeable future. Significant assumptions underlie this belief, including, among other things, that we will achieve higher returns on our capital investments and improved gross margins, and that there will be no material adverse developments in our business, liquidity or capital requirements.

      When bidding on new programs, we are required to make an assessment of our capital expenditures needs, and to the extent these assessments are not accurate, we will utilize additional cash resources beyond those planned. For example, in 2003, we incurred approximately $40.0 million of unanticipated capital expenditures primarily related to a new program for Ford. These additional capital expenditures had a negative impact on our liquidity position in 2003. We may not have sufficient liquidity to fund unanticipated capital expenditures and launch costs, and the funding of unanticipated capital expenditures and launch costs may adversely affect our expected returns on new programs.

We may not realize all of the revenues or achieve margin improvements expected from new program awards. We also may incur higher than anticipated launch costs, which would have a negative impact on our gross margins and profitability.

      The realization of additional revenues from new program awards is inherently subject to a number of important risks and uncertainties, including the number of vehicles that our customers will actually produce as well as the timing of such production. In addition, our customers generally have the right to discontinue a program or replace us with another supplier at any time for a variety of reasons. As a result, all of the expected $600 million in annual net new program revenues between 2003 and 2005, resulting from business awarded to us in 2001 through 2003 and anticipated to be fully realized by 2006, may not actually result in firm orders from customers. While we attempt to establish the price of our products for variances in production volumes, we are unable to pass through unanticipated cost increases to our customers. We also make capital expenditures and incur launch costs for new program awards based upon certain estimates of production volumes for certain vehicles. If the actual production of certain vehicle models is significantly less than planned, our anticipated revenues and net income from such new programs will be adversely affected, and we may not have sufficient liquidity to fund new product launches. We cannot predict our customers’ demands for the products we supply either in the aggregate or for a particular reporting period.

      We have a significant amount of new product launch activity in 2004, which presents significant challenges for our management team due to the time and resources required to complete such launches. Unforeseen difficulties in managing these significant new launches could result in higher than anticipated new program launch costs, which would have an adverse effect on our gross margins and profitability. In the third quarter of 2003, we incurred unanticipated costs of approximately $3.3 million associated with an equipment failure on a recently launched new program that temporarily disrupted production at one of our facilities. In addition, our new management team may be forced to abandon or delay the implementation of strategic initiatives in order to focus on new program launches. Finally, the continuation of a significant number of new launches for which we do not have an operating history taken together with the roll-off of a number of established platforms that do have an established operating history may result in a degree of uncertainty with respect to our ability to achieve our targeted levels of profitability.

In the last three years, we have experienced declining gross margin, and we may not succeed in returning to historical gross margin levels.

      Our gross margin has declined in each of the last three years and in the first six months of 2004, from 14.7% in 2000 to 11.2% in 2001, 10.8% in 2002 and 9.1% in 2003 and from 10.3% for the first six months of 2003 to 8.3% for the first six months of 2004. This decline was a result of a number of factors including declines in North American automotive production levels from previous levels, reductions of selling prices of our products discussed below and, most recently, costs incurred by us to launch our new program awards. While we believe that our gross margin in periods subsequent to 2004 should increase from levels of the past several years as a result of, among other things, the substantial completion of the launch of our new program awards, we cannot assure you that our gross margin will improve or return to prior historical levels. For example, unforeseen difficulties in managing these new launches could result in higher than anticipated new program launch costs which would have an adverse effect on our gross margin. In addition, any reduction in customer demand for the products that we supply would also have an adverse effect on our gross margin. A lack of improvement in our future gross margin levels would harm our financial condition and adversely impact our business.

Gross margin and profitability will be adversely affected by our inability to reduce costs or increase prices.

      Gross margin and profitability will continue to be affected by substantial and continuing pressure from the major OEMs to reduce the number of outside suppliers and to reduce costs. In addition, our business is very capital intensive, requiring us to maintain a large fixed cost base. Therefore, our profitability is dependent, in part, on our ability to spread fixed production costs over increasing product sales. If we are unable to generate sufficient production cost savings in the future to offset price reductions and any reduction in consumer demand for automobiles resulting in decreased sales, our gross margin and profitability will continue to be adversely affected. For example, our gross profit in 2003 was reduced by $10.4 million as a result of annual price reductions to OEMs and cost economics, which were only partially offset by operating performance improvements in that period. In addition, our customers often times require engineering, design or production changes. In some circumstances, we may not be able to pass the costs of these changes to our customers.

      We are committed under certain existing agreements, some of which were assumed in connection with prior acquisitions, to supply product to our customers at selling prices that are not sufficient to cover the direct costs to produce those parts. We refer to these arrangements as “loss contracts.” We are obligated to supply these products for the life of the related vehicles, which is typically three to ten years. Accordingly, we recognize liabilities at the time these losses are probable and reasonably estimable at an amount equal to the minimum amount necessary to fulfill our obligations to our customers. The reserves established in connection with these recognized losses are reversed as the product is shipped to the customers. In the event price concessions are granted as a result of continued pressure from OEMs, we may be required to record OEM programs as a “loss contract,” which will adversely affect our net income and profitability.

Our ability to service our debt and meet our other obligations depends on certain factors beyond our control.

      Our ability to service our debt and meet our other obligations as they come due is dependent on our future financial and operating performance. This performance is subject to various factors, including factors beyond our control such as changes in global and regional economic conditions, changes in the automotive industry, changes in interest or currency exchange rates and increases in prices of raw materials, such as steel, energy and other costs.

      If our cash flow and capital resources are insufficient to enable us to service our debt and meet these obligations as they become due, we could be forced to:

•	reduce or delay capital expenditures;

•	sell assets or businesses;

•	limit or discontinue, temporarily or permanently, business plans or operations;

•	obtain additional debt or equity financing; or

•	restructure or refinance debt.

      For example, our recent sale of our stake in Yorozu was completed in part to provide liquidity. We cannot assure you as to the timing of such actions or the amount of proceeds that could be realized from such actions. Accordingly, we cannot assure you that we will be able to meet our debt service and other obligations as they become due or otherwise.

We are subject to restrictive covenants under the new senior credit facility, the 12% senior notes and the 9.25% senior notes. These covenants could significantly affect the way in which we conduct our business. Our failure to comply with these covenants could lead to an acceleration of our debt.

      The new senior credit facility and the 12% senior notes contain a number of covenants that significantly restrict our ability, among other things, to:

•	incur additional indebtedness;

•	issue preferred stock;

•	pay dividends or make distributions in respect of our capital stock or make certain other restricted payments or investments;

•	sell assets, including capital stock of certain subsidiaries;

•	agree to payment restrictions affecting our certain subsidiaries;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into transactions with our affiliates;

•	incur liens; and

•	enter into new lines of businesses.

      The 9.25% senior notes restrict our ability to incur liens and other encumbrances and engage in certain sale and lease-back transactions. The new senior credit facility also requires us to comply with specified financial covenants, including minimum interest coverage and maximum leverage ratios. Further, a significant portion of our assets are pledged to secure guarantees of the new senior credit facility by our domestic subsidiaries.

      We are currently in compliance with the covenants contained in the new senior credit facility, the 12% senior notes and the 9.25% senior notes. However, our ability to continue to comply may be affected by events beyond our control. The breach of any of the covenants contained in the new senior credit facility, unless waived by the lenders, would be a default under the new senior credit facility. This would permit the lenders to terminate their commitments to extend credit under the new senior credit facility. This would have an immediate material adverse effect on our liquidity. In addition, our failure to comply with those financial covenants or to comply with the other restrictions contained in the new senior credit facility could result in an event of default which, if not cured or waived, could result in the acceleration of all our debts (by reason of the cross-acceleration provisions in the instruments governing such indebtedness). If we are unable to repay our debt to the lenders and holders of the 12% senior notes and the 9.25% senior notes or otherwise obtain a waiver from the lenders and holders, the lenders could proceed against the collateral securing the new senior credit facility, and the lenders and the holders of the 12% senior notes and the 9.25% senior notes could exercise all other rights available to them. We cannot assure you that we will have sufficient funds to make these accelerated payments or that we will be able to obtain any such waiver on acceptable terms or at all. Short of a default on our existing indebtedness, if we fail to comply with any of our financial covenants, our lenders and holders of the 12% senior notes and the 9.25% senior notes may be able to force us to accept amendments to the new senior credit facility and the indentures governing the senior notes that could make the terms of those debt instruments more onerous on us.

Cyclicality and seasonality in the automotive market could adversely affect our revenues, results of operations and cash flows.

      The automotive market is highly cyclical and depends on general economic conditions and other factors, including consumer spending, preferences and the attractiveness of incentives offered by OEMs, if any. In addition, automotive production and sales can be affected by labor relations issues, regulatory requirements, trade agreements and other factors. Economic factors adversely affecting automotive production and consumer spending would adversely impact our revenues, results of operations and cash flows. The volume of automotive production in North America, Europe and rest of world has fluctuated, sometimes significantly from year-to-year, and such fluctuations give rise to fluctuations in demand for our products. In addition, because we have significant fixed production costs, relatively modest declines in our customers’ production levels can have a significant adverse impact on our profitability. Our gross margin has been negatively impacted in part over the last several years due to declines in North American production levels from prior periods.

      Our business is somewhat seasonal. We typically experience decreased revenues and operating income during the third calendar quarter of each year due to the impact of scheduled OEM plant shutdowns in July and August for vacations and new model changeovers. In the last half of 2004, however, we expect higher revenues than experienced historically due to the launch of new programs in this period.

We are subject to certain risks associated with our foreign operations that could harm our revenues and profitability.

      We have significant international operations, specifically in Europe, Asia and South America. Certain risks are inherent in international operations, including:

•	difficulty in enforcing agreements and collecting receivables through certain foreign legal systems;

•	foreign customers may have longer payment cycles than customers in the United States;

•	tax rates in certain foreign countries may exceed those in the United States, and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

•	general economic and political conditions in countries where we operate may have an adverse effect on our operations in those countries;

•	we may find it difficult to manage a large organization spread throughout various countries;

•	we may find it difficult to comply with foreign laws and regulations; and

•	unsettled political conditions and possible terrorist attacks against American interests may have an adverse effect on our foreign operations.

      As we continue to expand our business globally, our success will depend, in part, on our ability to anticipate and effectively manage these and other risks. The occurrence of any of the foregoing risks could have a significant effect on our international operations and, as a result, our revenues and profitability.

Currency exchange rate fluctuations could have an adverse effect on our revenues and financial results.

      We generate a significant portion of our revenues and incur a significant portion of our expenses in currencies other than U.S. dollars. To the extent that we are unable to match revenues received in foreign currencies with costs paid in the same currency, exchange rate fluctuations in any such currency could have an adverse effect on our revenues and financial results. During times of a strengthening U.S. dollar, our reported sales and earnings from our international operations will be reduced because the applicable local currency will be translated into fewer U.S. dollars. The strengthening of the European and Asian currencies in relation to the U.S. dollar had a positive impact on our revenues and results of operations in 2003 and the first six months of 2004, respectively.

Our business may be disrupted significantly by work stoppages and other labor matters.

      Many OEMs and their suppliers have unionized work forces. Work stoppages or slow-downs experienced by OEMs or their suppliers could result in slow-downs or closures of assembly plants where our products are included in assembled vehicles. For example, we estimate that labor disruptions at Hyundai and Kia’s production facilities in South Korea in 2003 had a negative impact of approximately $12.9 million on our 2003 revenues. In the event that one or more of our customers experiences a material work stoppage, such a work stoppage could have a material adverse effect on our business.

      In addition, approximately 8,600 of our colleagues are covered under collective bargaining agreements (representing approximately 68% of our colleagues as of June 30, 2004). We may encounter strikes, further unionization efforts or other types of conflicts with labor unions or our colleagues, any of which could have an adverse effect on our ability to produce our structural components and assemblies or may limit our flexibility in dealing with our workforce. On or about February 3, 2004, we entered into a neutrality agreement with the United Auto Workers Union (“UAW”) which covers six facilities. The neutrality agreement makes it easier for these facilities to become organized as it provides for expedited bargaining and requires that we take a neutral position in any organizing efforts by the UAW. We successfully renegotiated a collective bargaining agreement in June 2004, and another two will expire in October 2004. We may be unable to negotiate new collective bargaining agreements without labor interruptions or on advantageous terms to us.

Our operating results may be adversely affected by the impact of environmental and safety regulations to which we are subject.

      We are required to comply with foreign, federal, state and local laws and regulations governing the protection of the environment and occupational health and safety, including laws regulating the generation, storage, handling, use and transportation of hazardous materials; the emission and discharge of hazardous materials into soil, air or water; and the health and safety of our colleagues. We are also required to obtain and comply with environmental permits for certain operations. We cannot assure you that we are at all times in complete compliance with such laws, regulations and permits. If we violate or fail to comply with the requirements, we could be fined or otherwise sanctioned by regulators. In some instances, such a fine or sanction could be material. In addition, these requirements may become more stringent over time and we cannot assure you that we will not incur material environmental costs or liabilities in the future.

      We are also subject to laws imposing liability for the cleanup of contaminated property. Under these laws, we could be held liable for costs and damages relating to contamination at our past or present facilities and at third party sites to which these facilities sent waste containing hazardous substances. The amount of such liability could be material.

Our inability to compete effectively in the highly competitive automotive supply industry could result in the loss of customers, which would have an adverse effect on our revenues, operating results and cash flows.

      The automotive component supply industry is highly competitive. Some of our competitors are companies, or divisions or subsidiaries of companies, that are larger and have greater financial and other resources than we do which could place us at a competitive disadvantage. In addition, with respect to certain of our products, we compete with divisions of our OEM customers. Quality, delivery and price, as well as technological innovation, are the primary elements of competition in our business. Our products may not be able to compete successfully with the products of these other companies, which could result in the loss of customers and, as a result, decreased revenues, profitability and cash flows.

      We principally compete for new business both at the beginning of the development of new models and upon the redesign of existing models by our major customers. New model development generally begins two to five years prior to the marketing of such models to the public. The failure to obtain new business on new models or to retain or increase business on redesigned existing models could adversely affect our business, financial results and cash flows. In addition, as a result of the relatively long lead times required for many of our complex structural components, it may be difficult in the short-term for us to obtain new sales to replace any unexpected decline in the sale of existing products. We may incur significant expense in preparing to meet anticipated customer requirements which may not be recovered.

Increasing raw materials costs may adversely affect our financial results.

      The primary raw material used to produce the majority of our products is steel. We purchase steel through the “Steel Repurchase Programs” of Ford, Honda and DaimlerChrysler, at pre-arranged prices which have mitigated the severity of price increases associated with the procurement of steel in relation to our vehicle programs with those companies. In connection with our other vehicle programs, we purchase steel directly at fluctuating market prices, and, in some cases, we may be unable to either mitigate increases in such prices under our existing purchase agreements or pass through any price increases to our customers. Increased steel prices have resulted from a shortage of raw materials to produce steel and increased global demand, primarily in China.

      Steel prices have increased in recent months to historical highs as a result of a relatively low level of supply matched with a relatively high level of demand. This year, steel has increased in price, and, in certain circumstances, we have experienced difficulty in identifying steel for purchase. We presently expect the effect of increased steel prices to continue to have an adverse impact on our results of operations for the foreseeable future. If we were unable to purchase steel for our operations for a significant period of time, our operations would be disrupted, and our results of operations would be adversely affected. Other raw materials that we purchase include dies, fasteners, tubing, springs, rivets and rubber products. It is also generally difficult to pass increased prices for these raw materials to our customers in the form of price increases. Therefore, a significant increase in the costs of these items, as well as for steel, could materially increase our operating costs and have a material adverse effect on our profit margins.

We may incur material losses as a result of product liability and warranty and recall claims that may be brought against us.

      Many of our products are critical to the structural integrity of a vehicle. We face an inherent business risk of exposure to product liability claims in the event that the failure of our products to perform to specifications results, or is alleged to result, in property damage, bodily injury and/or death. We cannot assure you that we will not experience any material product liability losses in the future or that we will not incur significant costs to defend these claims. In addition, if any Tower-designed products are or are alleged to be defective, we may be required to participate in a recall involving those products. Each OEM has its own policy regarding product recalls and other product liability actions relating to its suppliers. However, as suppliers become more integrally involved in the vehicle design process and assume more vehicle assembly functions, OEMs are increasingly looking to their suppliers for contribution when faced with product recalls and product liability or warranty claims. We cannot assure you that the future costs associated with providing product warranties will not be material. A successful product liability claim brought against us in excess of available insurance coverage or a requirement to participate in any product recall may have a material adverse effect on our results of operations, financial condition and cash flows.

Our former independent public accountant, Arthur Andersen LLP, has ceased operations, and you may be unable to exercise effective remedies against it in any legal action.

      Our former independent public accountant, Arthur Andersen LLP, provided us with auditing services for prior periods through December 31, 2001, including issuing an audit report with respect to our audited consolidated financial statements as of and for fiscal 2001 incorporated by reference into this prospectus. On June 15, 2002, a jury in Houston, Texas found Arthur Andersen LLP guilty of a Federal obstruction of justice charge arising from the Federal government’s investigation of Enron Corp. On August 31, 2002, Arthur Andersen LLP ceased practicing before the SEC.

      Arthur Andersen LLP has not reissued its audit report with respect to the audited consolidated financial statements included in, or incorporated by reference into, this prospectus covered by such report. Furthermore, Arthur Andersen LLP has not consented to the inclusion or incorporation by reference of its audit report in the registration statement of which this prospectus forms a part or in any other filings we may make with the SEC following this offering. As a result, you may not have an effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission with respect to our audited consolidated financial statements that are included elsewhere in, or incorporated by reference into, this prospectus, the registration statement of which this prospectus forms a part or any other filing we may make with the SEC, including any claim under Sections 11 and 12 of the Securities Act. In addition, even if you were able to assert such a claim, as a result of its conviction and other lawsuits, Arthur Andersen LLP may fail or otherwise have insufficient assets to satisfy claims made by investors or by us that might arise under Federal securities laws or otherwise relate to any alleged material misstatement or omission with respect to our audited consolidated financial statements. In addition, in connection with any future capital markets transaction in which we are required to include or incorporate by reference financial statements that were audited by Arthur Andersen LLP, as a result of the foregoing, investors may elect not to participate in any such offering or, in the alternate, may require us to obtain a new audit with respect to previously audited financial statements. Consequently, our financing costs may increase or we may miss attractive capital market opportunities.

Risks relating to the debentures

The Issuer is the sole obligor of the debentures, and its subsidiaries do not guarantee the Issuer’s obligations under the debentures and do not have any obligation with respect to the debentures. The debentures are structurally subordinated to all of the debt and liabilities of the Issuer’s subsidiaries and are effectively subordinated to any of the Issuer’s secured debt.

      The Issuer has no operations of its own and derives all of its revenues and cash flow from its subsidiaries. The Issuer’s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the debentures or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. The debentures are structurally subordinated to all debt and liabilities of the Issuer’s subsidiaries, including R.J. Tower. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to the Issuer’s subsidiaries, you will participate with all other holders of the Issuer’s indebtedness in the assets remaining after the Issuer’s subsidiaries have paid all of their debt and liabilities. In any of these cases, the Issuer’s subsidiaries may not have sufficient funds to make payments to the Issuer, and you may receive less, ratably, than the holders of debt and other liabilities of the Issuer’s subsidiaries.

      As of June 30, 2004, there was $1,488.1 million of outstanding indebtedness of the Issuer and its subsidiaries, of which $1,116.8 was indebtedness of the Issuer’s subsidiaries (excluding intercompany liabilities) to which the debentures are effectively subordinated. As of June 30, 2004, there was also outstanding $1,135.8 million of other liabilities of the Issuer and its subsidiaries, of which $1,120.3 million applies to the Issuer’s subsidiaries, including $647.0 million of accounts payable (including trade payables) of the Issuer’s subsidiaries (which amount excludes intercompany accounts payable to the Issuer or its subsidiaries) to which the debentures are also effectively subordinated. In addition, holders of the Issuer’s secured debt have claims that are prior to your claims as holders of the debentures to the extent of the value of the assets securing that other debt. The Issuer guaranteed all of the obligations of R.J. Tower under the new senior credit facility and pledged all of its assets (consisting primarily of the capital stock of R.J. Tower) to secure its performance of such guarantee. If the Issuer becomes bankrupt or insolvent or is liquidated or if maturity of such debt obligations is accelerated, the lenders under the new senior credit facility will be entitled to exercise the remedies available to a secured party under applicable law and pursuant to the relevant agreements and instruments, including the ability to foreclose on and sell the assets securing such debt or obligations. If they exercise such remedies, it is possible that the Issuer’s remaining assets could be insufficient to repay the debentures in full. See “Description of Financing Plan and Ranking of the Debentures.”

      Our new senior credit facility includes a covenant that requires us to complete the grant of collateral securing loans and other obligations with respect to that facility within certain specified periods. If we fail to do so, the interest rate with respect to our borrowings thereunder will be increased by 1% per quarter for each quarter we fail to comply, and we will be further restricted in our ability to, among other things, make investments, sell assets and incur additional debt.

The Issuer is a holding company and relies on the earnings and cash flow from operating or investing activities of its subsidiaries. The Issuer may not have sufficient assets or cash flows from its subsidiaries to fully repay the debentures and its other indebtedness.

      The Issuer may not have access to the cash flow and other assets of its subsidiaries that may be needed to make payment on the debentures. The Issuer’s operations are conducted through its subsidiaries, and its ability to make payment on the debentures is dependent on the earnings and the distribution of funds from its subsidiaries. However, none of its subsidiaries is obligated to make funds available to the Issuer for payment on the debentures. The Issuer’s direct subsidiary, R.J. Tower, is restricted by the terms of its 12% senior notes from paying dividends to the Issuer, unless certain conditions are satisfied. Under the terms of the 12% senior notes indenture, R.J. Tower only has the current ability to pay an aggregate of $25.0 million in dividends to enable the Issuer to meet its obligations under the debentures. Furthermore, some of R.J. Tower’s foreign subsidiaries, which had indebtedness in the aggregate of $149.0 million as of June 30, 2004, are subject to financing arrangements that restrict them from paying dividends to R.J. Tower. These restrictions affect primarily our foreign subsidiaries, which have historically contributed significantly to our cash flows. For the six months ended June 30, 2004, the results of our foreign subsidiaries represented 38.1% of our EBITDA and 55.8% of our operating income. See “Price Range of Common Stock and Dividend Policy — Dividend policy and restrictions.”

      The Issuer will require approximately $6.3 million annually from its subsidiaries to meet the Issuer’s annual debt service obligations on the debentures. We borrowed the entire $50.0 million available under the new revolving credit facility at closing, and there is no availability thereunder to make payments on the debentures. Due to collateral sharing arrangements under the 9.25% senior notes, we do not anticipate using that facility as a true revolver in the near future. We cannot assure you that the agreements governing the current and future indebtedness of the Issuer’s subsidiaries will permit the Issuer’s subsidiaries to provide the Issuer with sufficient dividends, distributions or loans to fund scheduled interest and principal payments on these debentures when due. See “Description of Certain Indebtedness.” In the event such funds are not available to the Issuer, it would be required to raise additional equity capital or incur additional indebtedness to pay interest or to fulfill its obligations under the debentures. The Issuer may not be able to raise such additional equity capital or indebtedness on terms favorable to it, or at all.

The Issuer may incur additional indebtedness in the future. The indebtedness created by the offering of the debentures, and any future indebtedness, could adversely affect our business and the Issuer’s ability to make full payment on the debentures and may restrict our operating flexibility.

      At June 30, 2004, we had $1,488.1 million ($1,494.9 million after giving effect to unamortized bond discount on the 12% senior notes) of outstanding indebtedness. We used a portion of the proceeds from the offering of the debentures, together with a portion of the borrowings under the new senior credit facility, to repay outstanding indebtedness under the old senior credit facility. In the future, we may obtain additional long-term debt and working capital lines of credit to meet future financing needs, which would have the effect of increasing total leverage. The indentures governing the existing notes of R.J. Tower and the new senior credit facility permit us and/or our subsidiaries to incur additional indebtedness, including secured indebtedness, under certain circumstances. The Issuer is not restricted under the terms of the indenture governing the debentures from incurring additional debt, including secured debt, or repurchasing our securities. In addition, the limited covenants applicable to the debentures do not require the Issuer to achieve or maintain any minimum financial results relating to its financial position or results of operations. The Issuer’s ability to incur additional debt and take a number of other actions that are not limited by the terms of the indenture could have the effect of diminishing its ability to make payments on the debentures when due.

The conditional conversion feature of the debentures could result in you receiving less than the value of the common stock into which a debenture is convertible.

      The debentures are convertible into shares of our common stock only if specified conditions are met. If these conditions are not met, you will not be able to convert your debentures, and you may not be able to receive the value of our common stock into which the debentures would otherwise be convertible.

If you hold debentures, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

      If you hold debentures, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock. You will have the rights with respect to our common stock only if and when we deliver shares of our common stock to you upon conversion of your debentures and, in limited cases, under the conversion rate adjustments applicable to the debentures. For example, in the event that an amendment is proposed to the Issuer’s amended and restated certificate of incorporation or amended and restated by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the delivery of shares of our common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We have made only limited covenants in the indenture, which may not protect your investment if we experience significant adverse changes in our financial condition, results of operations and cash flows.

      The indenture governing the debentures does not:

•	require the Issuer to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity and, therefore, does not protect holders of the debentures in the event that the Issuer experiences significant adverse changes in its financial condition, results of operations and cash flows;

•	limit the Issuer’s ability or the ability of any of its subsidiaries to incur additional indebtedness, including indebtedness that is equal in right of payment to the debentures;

•	restrict the Issuer’s ability to pledge its assets or those of its subsidiaries;

•	restrict the Issuer’s ability to pay dividends or make other payments in respect of common stock or other securities ranking junior to the debentures or make investments; or

•	restrict the Issuer’s ability to issue new securities.

      Such events may, however, result in an adjustment to the conversion rate as described under “Description of Debentures — Conversion rate adjustments.” The indenture contains no covenants or other provisions to afford you protection in the event of a highly leveraged transaction, such as a leveraged recapitalization, that would increase the level of the Issuer’s indebtedness, or a change in control except as described under “Description of Debentures — Repurchase of debentures by us at the option of the holder upon a fundamental change.”

Changes in the Issuer’s credit ratings or the financial and credit markets could adversely affect the market price of the debentures.

      We expect that the market price of the debentures will be based on a number of factors, including:

•	the Issuer’s ratings with major credit rating agencies;

•	the prevailing interest rates being paid by companies similar to us; and

•	the overall condition of the financial and credit markets.

      The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price of the debentures. In addition, credit rating agencies continually revise their ratings for companies that they follow, including the Issuer. We cannot assure you that credit rating agencies will rate the debentures, or if they do rate the debentures, that they will maintain their ratings on the debentures. A negative change in the Issuer’s rating could have an adverse effect on the market price of the debentures.

We expect that the trading value of the debentures will be significantly affected by the market price of our common stock and other factors, and our stock price may be volatile due to the nature of our business as well as the nature of the securities markets, which could affect the value of your investment.

      The trading value of the debentures is expected to be affected significantly by the market price of our common stock. This may result in greater volatility in the trading value of the debentures than there would be for nonconvertible debt securities we issue. The market price of our common stock has been volatile in the past and is likely to continue to be volatile and could be subject to wide fluctuations and could decline substantially.

      Many factors may cause the market price for our common stock to decline or fluctuate, perhaps substantially, following this offering, including:

•	quarterly fluctuations in our results of operations;

•	failure of net sales, results of operations or cash flows from operations to meet the expectations of securities analysts or investors;

•	downward revisions in revenues, earnings or cash flow estimates of securities analysts;

•	downward revisions or announcements that indicate possible downward revisions in the Issuer’s credit ratings by credit ratings agencies;

•	technological innovations or strategic actions by our competitors;

•	failure to meet product development and commercialization goals;

•	speculation in the press or investor perception concerning our industry or our prospects;

•	changes in general economic conditions; and

•	changes in general capital market conditions.

      The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock.

      In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. We could be involved in a securities class action litigation in the future. Such litigation could result in substantial costs and a diversion of management’s attention and resources.

Adjustments to the conversion rate on the debentures may result in a taxable distribution to you.

      The conversion ratio of the debentures will be adjusted if we distribute cash with respect to shares of our common stock and in certain other circumstances. Under Section 305(c) of the Internal Revenue Code, an increase in the conversion ratio as a result of our distribution of cash to common stockholders generally will result in a deemed distribution to you. Other adjustments in the conversion ratio (or failures to make such adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may have the same result. Any deemed distribution to you will be taxable as a dividend to the extent of our current or accumulated earnings and profits. See “Material United States Federal and Estate Income Tax Consequences.”

We may not have the ability to raise the funds necessary to repurchase the debentures upon a fundamental change or on any other repurchase date, as required by the indenture governing the debentures.

      On May 15, 2011, May 15, 2014 and May 15, 2019, or following a fundamental change as described under “Description of Debentures — Repurchase of debentures by us at the option of the holder upon a fundamental change,” holders of debentures may require us to repurchase their debentures. A fundamental change may also constitute an event of default under, and result in the acceleration of the maturity of, our then existing indebtedness. We cannot assure you that we will have sufficient financial resources or that we will be able to arrange financing to pay the repurchase price in cash with respect to any debentures tendered by holders for repurchase on any of these dates or upon a fundamental change.

      In addition, restrictions in our then existing credit facilities or other indebtedness may not allow us to repurchase the debentures. Our failure to repurchase the debentures when required would result in an event of default with respect to the debentures. Such an event of default could negatively affect the trading price of the debentures and our common stock because the event of default could lead to the principal and accrued and unpaid interest on the outstanding debentures becoming immediately due and payable.

The value of the conversion right associated with the debentures may be substantially lessened or eliminated if the Issuer is party to a merger, consolidation or other similar transaction.

      If the Issuer is party to a merger, consolidation or binding share exchange or transfer or lease of all or substantially all of our assets pursuant to which our common stock is converted into, or into the right to receive, cash, securities or other property, at the effective time of the transaction, the right to convert a debenture into our common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its debenture immediately prior to the transaction. This change could substantially lessen or eliminate the value of the conversion privilege associated with the debentures in the future. For example, if the Issuer was acquired in a cash merger, each debenture would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on our future prospects and other factors.

We cannot assure you that an active trading market will develop or continue for the debentures.

      Prior to our private offering of the debentures, there was no trading market for the debentures. The debentures initially issued in the private offering are eligible for trading in the PORTAL market. However, the debentures offered hereby will no longer be eligible for trading in the PORTAL market. We do not intend to list the debentures offered hereby for trading on any national securities exchange or for quotation through any automated quotation system.

      The initial purchasers have informed us that they intend to make a market in the debentures. The initial purchasers are, however, not obligated to make a market in the debentures, and they may discontinue any market-making activities with respect to the debentures at any time without notice. In addition, such market-making activities will be subject to the limits imposed by the Securities Act and the Exchange Act.

      As a result, we cannot assure you that an active trading market will develop or continue for the debentures. If a market does develop and continue, the price of the debentures may fluctuate and liquidity may be limited. If a market for the debentures does not develop or continue, you may be unable to resell the debentures for an extended period of time, if at all.

      Moreover, even if you are able to sell your debentures, we cannot assure you as to the price at which any sales will be made. Future trading prices of the debentures will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the debentures will be subject to disruptions which may have a negative effect on the holders of the debentures, regardless of our prospects or financial performance.

Our reported earnings per share may be more volatile because of the contingent conversion provision of the debentures.

      Holders of the debentures may convert the debentures into our common stock (or, at our election, cash or a combination of cash and common stock), among other circumstances, in any fiscal quarter after the fiscal quarter ending June 30, 2004, if the last reported sale price of our common stock for at least 20 trading days during the 30 consecutive trading days ending on the first trading day of such fiscal quarter is more than 125% of the conversion price per share on such trading day. Until this contingency or other conversion contingency is met, the shares underlying the debentures are not included in the calculation of diluted earnings per share under present generally accepted accounting principles. See the risk factor relating to a potential accounting standard pertaining to the effect of contingently convertible debt on diluted earnings per share below. Should any conversion contingency be met, diluted earnings per share would be expected to decrease as a result of the inclusion of the underlying shares in the earnings per share calculation. An increase in volatility in our stock price could cause this condition to be met in one quarter and not in a subsequent quarter, increasing the volatility of reported diluted earnings per share.

A potential accounting standard pertaining to the effect of contingently convertible debt on diluted earnings per share may have an adverse impact on our diluted earnings per share.

      In July 2004, the Emerging Issues Task Force of the Financial Accounting Standards Board issued a draft abstract, EITF Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share,” which upon adoption will require us to include the conversion effects of the debentures in our diluted earnings per share calculations, thereby decreasing diluted earnings per share.

Upon conversion of the debentures, we may pay cash in lieu of issuing shares of our common stock or a combination of cash and shares of our common stock. Therefore, holders of the debentures may receive no shares of our common stock or fewer shares than the number into which their debentures are convertible.

      We have the right to satisfy our conversion obligation to holders by issuing shares of common stock, by paying the cash value of the common stock into which the debentures are convertible or by a combination thereof. Accordingly, upon conversion of all or a portion of the debentures, holders may not receive any shares of our common stock, or they might receive fewer shares of common stock relative to the conversion value of the debentures. Further, our liquidity may be reduced to the extent that we choose to deliver cash rather than shares of common stock upon the conversion of the debentures.

We may be required to pay cash in respect of converted or repurchased debentures at a time when we may not have sufficient funds to do so.

      Unless and until we have obtained stockholder approval for the issuance of the debentures and the common stock issuable upon conversion or repurchase, we will be required to pay cash in respect of all or a portion of debentures converted or repurchased where such conversion or repurchase would otherwise result in our issuing more than 19,705,187 shares of our common stock in respect of the debentures converted or repurchased with common stock. In the event that we are unable to obtain stockholder approval and we are required to pay cash in respect of all or a portion of debentures that are converted or that we are required to repurchase, we may have inadequate financial resources to satisfy such obligations, and our failure to make the required payments would constitute an event of default.

Unless and until such time as we obtain stockholder approval for the issuance of the underlying common stock into which the debentures would be convertible, we will be required to use variable accounting with respect to the debentures that could affect our results of operations and financial condition.

      We will be required to use variable accounting treatment unless and until such time as we have the option to settle all conversions in shares of our common stock following our receipt of stockholder approval for the issuance of the additional common stock into which the debentures would be convertible. As a result, we will be required to record on a “mark to market” basis the option value of the debentures that may be settled in cash as of each reporting date until such time as the stockholders vote to approve the use of additional common stock to settle the conversion of the debentures. This will result in a variable derivative liability on our balance sheet attributable to such option value and a corresponding impact on our results of operations for changes in market value until the receipt of stockholder approval.

If we elect to settle upon conversion in cash or a combination of cash and common stock, there will be a delay in settlement.

      Upon conversion, if we elect to settle in cash or a combination of cash and our common stock, there will be a significant delay in settlement. In addition, because the amount of cash or common stock that a holder will receive in these circumstances will be based on the sales price of our common stock for an extended period between the conversion date and the settlement date, holders will bear the market risk with respect to the value of the common stock for such extended period. See “Description of Debentures — Conversion rights.”

Under U.S. federal and state fraudulent transfer or conveyance statutes, a court could void the obligations of the Issuer or take other actions detrimental to holders of the debentures.

      Under U.S. federal or state fraudulent transfer or conveyance laws, a court could take actions detrimental to a holder of debentures if it found that, at the time the debentures were issued:

•	The Issuer issued the debentures with the intent of hindering, delaying or defrauding current or future creditors; or

•	The Issuer received less than fair consideration or reasonably equivalent value for incurring the debt represented by the debentures; and

(i) was insolvent or rendered insolvent by issuing the debentures;

(ii) was engaged, or about to engage, in a business or transaction for which its remaining assets would constitute unreasonably small capital to carry on its business; or

(iii) intended to incur, believed that it would incur or did incur, debt beyond its ability to pay.

      If a court made such a finding, it could:

•	void all or part of the Issuer’s obligations to the holders of the debentures and direct the repayment of any amounts thereunder to the Issuer’s other creditors;

•	subordinate the Issuer’s other debt; or

•	take other actions detrimental to the holders of the debentures.

      If this were to occur, we cannot assure you that the Issuer could pay amounts due on the debentures.

      We cannot predict what standard a court would apply in order to determine whether the Issuer was insolvent as of the date on which the Issuer issued the debentures, or that, regardless of the method of valuation, a court would determine that the Issuer was not insolvent on that date, or whether a court would determine that any payments constituted fraudulent transfers or conveyances on other grounds.

We will be required to repay the new senior credit facility and offer to repurchase the senior notes and the debentures upon a change in control. We may not have sufficient funds to do so.

      The occurrence of certain events could constitute a change in control of the Issuer for purposes of the new senior credit facility or the senior notes, or both of them. Such events would constitute an event of default under the new senior credit facility, which could require us to repay the new senior credit facility, and would require us to offer to repurchase the outstanding senior notes at a repurchase price equal to 101% of the principal amount, plus accrued and unpaid interest. The occurrence of a fundamental change (including a change of control) involving the Issuer would require us to offer to repurchase the outstanding debentures at a repurchase price equal to 100% of principal amount, plus accrued and unpaid interest. We cannot assure you that we would have sufficient funds to make such repayment and to pay such repurchase price, and we expect that we would require third party financing to do so. We cannot assure you that we would be able to obtain this financing on favorable terms or at all. If we fail to make such repayment or such repurchases as required, this would constitute a default under the new senior credit facility, the senior notes or the debentures, as the case may be. In such event, we could experience the material adverse consequences described, and be forced to take the unfavorable actions referenced in the risk factor relating to restrictive covenants under the new senior credit facility and senior notes on page 18.

Risks relating to our common stock

There are provisions in some of our important documents that could have the effect of preventing a change in control.

      The Issuer’s amended and restated certificate of incorporation and amended and restated by-laws contain provisions concerning voting, issuance of preferred stock, removal of officers and other matters that may have the effect of discouraging, delaying or preventing a change in control of the Issuer. See “Description of Capital Stock — Anti-takeover effects of our certificate of incorporation and bylaws.” Stockholders who might desire to participate in such a transaction or benefit from such a change may not have the opportunity to do so. In addition, these provisions could adversely impact the price that investors might be willing to pay in the future for our common stock. Further, the new senior credit facility and the 12% senior notes restrict certain events that would constitute a change of control and provide that certain events which would constitute a change in control would also constitute an event of default.

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and the value of the debentures and our ability to raise funds in new stock offerings.

      At August 31, 2004, 58,162,819 shares of our common stock were outstanding, excluding:

•	2,749,590 shares issuable upon exercise of options outstanding under our equity incentive plans, at a weighted average exercise price of $11.08;

•	8,424,908 shares issuable upon conversion of our 6 3/4% Trust Convertible Preferred Securities at a conversion price of $30.713;

•	400,000 shares issuable under our Colleague Stock Discount Purchase Plan; and

•	28,875,025 shares of common stock issuable upon conversion of the debentures at the initial conversion price.

      At August 31, 2004, 3,283,323 shares were available for future awards under our equity incentive plans. Since August 31, 2004, we have not issued any options or any shares except upon exercise of previously outstanding options.

      All of the outstanding shares of our common stock, any shares of our common stock issued under our equity incentive and employee benefit plans, any shares issued upon the conversion of the Trust Preferred Securities and, following the effectiveness of the registration statement of which this prospectus is a part (except to the extent that use thereof is suspended as described under “Description of Debentures — Registration rights” and, if such registration statement is not then effective or use thereof has been suspended, to the extent that the exemption from registration afforded by Rule 144 under the Securities Act is available), the shares of our common stock to be issued upon conversion or repurchase of the debentures will be freely transferable by persons other than our affiliates. The outstanding shares of our common stock held by, and any shares of our common stock issued under our equity incentive and employee benefit plans to, our affiliates are restricted securities and may not be sold other than pursuant to an effective registration statement or Rule 144 or another exemption from registration under the Securities Act.

      We have granted and intend to grant options to employees and directors annually in the ordinary course. We have filed and intend, consistent with past practice, to file with the SEC registration statements relating to the issuance of shares of common stock under our equity incentive and employee benefit plans and the resale of shares of our common stock held by our directors and executive officers.

      No prediction can be made as to the effect, if any, that future sales of shares of our common stock or the availability of shares for future sales (in each case, including shares issued or issuable upon conversion or repurchase of the debentures) will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and the value of the debentures and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale, will have on the trading price of our common stock or the value of the debentures. The price of our common stock could be affected by possible sales of our common stock by investors who view the debentures as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that may develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading price of the debentures.

Conversion or repurchase of debentures into or with our common stock will dilute the ownership interests of other stockholders. In addition, to the extent that outstanding options to purchase shares of our common stock are exercised, there will be further dilution.

Our ability to pay cash dividends and repurchase our common stock is restricted.

      The new senior credit facility and the 12% senior notes substantially restrict the payment of cash dividends and repurchase of shares of our common stock by us. See “Price Range of Common Stock and Dividend Policy — Dividend policy and restrictions.”

FORWARD LOOKING STATEMENTS

      This prospectus contains forward looking statements that are subject to risks and uncertainties. You should not place undue reliance on those statements because they only speak as of the date of this prospectus. Forward looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Although we believe that these forward looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward looking statements. These factors include:

•	the degree to which we are leveraged;

•	additional restructuring or asset impairment charges;

•	our reliance on major customers and selected models;

•	unexpected capital expenditures or new program launch costs, which could negatively affect our liquidity position;

•	the cyclicality and seasonality of the automotive market;

•	the failure to realize the benefits of recent acquisitions and joint ventures;

•	obtaining new business on new and redesigned models;

•	the ability to achieve the anticipated volume of production from new program awards;

•	general economic or business conditions affecting the automotive industry (which is dependent on consumer spending), either nationally or regionally, being less favorable than expected;

•	our failure to develop or successfully introduce new products;

•	increased competition in the automotive components supply market;

•	unforeseen problems associated with international sales, including gains and losses from foreign currency exchange;

•	implementation of or changes in the laws, regulations or policies governing the automotive industry that could negatively affect the automotive components supply industry;

•	increased costs of raw materials, particularly steel used in our international-based vehicle programs;

•	changes in general economic conditions in the United States and other parts of the world in which we conduct business; and

•	various other factors beyond our control.

      We have included and incorporated by reference in this prospectus projections relating to gross and net revenues expected from our product launch schedule. We cannot assure you that we will attain the revenues projected as many factors, such as car build and the decline or loss of other programs, will impact the level of revenues we actually generate. For example, see “Summary — Recent developments — Relocation of Dodge Ram frame assembly to Metalsa joint venture.”

      Occurrence of any of the events or circumstances described above could also have a material adverse effect on our business, financial condition, results of operations or cash flows.

      All future written and oral forward looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligation or intention to release publicly any revisions to any forward looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

      We will not receive any proceeds from the sale by the selling securityholders of the debentures or shares of our common stock issued upon conversion thereof offered hereby.

      Our net proceeds from the offering of the debentures in May 2004, after deducting fees and discounts payable by us, were approximately $120.9 million. We used the net proceeds of the offering, together with a portion of the borrowings under the new senior credit facility, to repay outstanding indebtedness under our old senior credit facility in the amount of $239.5 million and for general corporate purposes, including capital expenditures and launch costs to support our new program launch activity. We used a portion of the borrowings under the new senior credit facility to redeem the $200.0 million of 5% convertible subordinated notes due August 1, 2004 at a redemption price of 100.714% of the aggregate principal amount plus accrued and unpaid interest through the redemption date.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratio of earnings to fixed charges on a historical basis for each of the periods presented:

						Six Months
	Year Ended December 31,					Ended
						June 30,
	1999	2000	2001	2002	2003	2004

Ratio of earnings to fixed charges(1)	3.3x	—	—	—	—	1.0x

(1)	Calculated by dividing earnings by total fixed charges. Earnings consist of net income plus income taxes and fixed charges excluding capitalized interest and minority interest less undistributed earnings of less than 50%-owned affiliates. Fixed charges consist of interest expense, whether expensed or capitalized, amortization of debt expense and a portion of rental expense that can be demonstrated to be representative of the interest factor in the particular case. Earnings were inadequate to cover fixed charges by $23.3 million, $376.4 million, $1.6 million and $168.5 million, respectively, for the years ended December 31, 2000, 2001, 2002 and 2003.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

      Our common stock is traded on the NYSE under the symbol “TWR.” The following table sets forth, for the periods indicated, the high and low closing sale prices for the common stock on the NYSE.

	Low	High

2002
First quarter	$8.19	$14.00
Second quarter	10.85	15.21
Third quarter	6.15	13.00
Fourth quarter	4.25	7.13
2003
First quarter	$2.10	$4.72
Second quarter	2.37	3.93
Third quarter	3.61	5.37
Fourth quarter	3.29	7.11
2004
First quarter	$4.35	$7.53
Second quarter	3.33	5.83
Third quarter (through September 17, 2004)	2.71	3.72

      The last reported sale price of the common stock on the NYSE as of a recent date is set forth on the cover page of this prospectus. As of August 31, 2004, there were 2,634 holders of record of our outstanding common stock.

Dividend policy and restrictions

      Since our formation in April 1993, we have never paid any cash dividends. It is the current policy of our board of directors to retain earnings to fund operations and repay debt. Any declaration and payment of cash dividends or repurchases of common stock will be subject to the discretion of our board of directors and will be dependent upon our financial condition, results of operations, cash requirements and future prospects, the limitations contained in our new senior credit facility and our 12% senior notes and other factors deemed relevant by our board of directors. We have no current intention of paying any cash dividends in the foreseeable future.

      The Issuer is a holding company that derives substantially all of its cash flow from R.J. Tower, which itself is a holding company with no operations or assets other than the capital stock of its subsidiaries. Substantially all of the Issuer’s ability to pay dividends or repurchase common stock from earnings or cash flow from operating or investing activities is dependent upon the earnings and cash flow from operating or investing activities of R.J. Tower’s subsidiaries and the distribution of those earnings and cash flows to the Issuer.

      Under the new senior credit facility, our subsidiaries are restricted in their ability to dividend, loan or otherwise distribute assets, properties, cash, rights, obligations or securities to the Issuer. These restrictions are subject to a number of exceptions, including, but not limited to, the ability of the subsidiaries to:

(i) declare and pay dividends to the Issuer to be used to pay taxes and other expenses (not relating to interest, bank fees or other payments on indebtedness) of the Issuer and the subsidiaries on a consolidated basis; and

(ii) declare and pay dividends to the Issuer to enable the Issuer to make regularly scheduled interest payments or the payment of principal at maturity of certain unsecured indebtedness issued by the Issuer (including the debentures and the 6 3/4% Convertible Subordinated Debentures).

      Under the indenture governing the 12% senior notes, R.J. Tower is restricted from paying dividends or making other distributions to the Issuer unless certain conditions are satisfied. Specifically, R.J. Tower is only permitted to pay dividends and make other distributions to the Issuer if: (i) no default has occurred and is continuing (or would result therefrom) under the 12% senior notes indenture, (ii) the consolidated fixed charge coverage ratio of R.J. Tower and its restricted subsidiaries (as such terms are defined in the 12% senior notes indenture) is at least 2.25 to 1 after giving effect to such dividend or distribution and (iii) the cumulative amount of such dividend or distribution and all other restricted payments (as defined in the 12% senior notes indenture) declared or made subsequent to June 6, 2003 does not exceed the sum of:

•	50% of consolidated net income of R.J. Tower and its restricted subsidiaries since April 1, 2003 (or, in the event such consolidated net income is a deficit, minus 100% of such deficit);

•	100% of the aggregate net proceeds received by R.J. Tower from the issue or sale of capital stock or net proceeds from capital contributions subsequent to June 6, 2003;

•	the amount by which indebtedness of R.J. Tower or its restricted subsidiaries is reduced by the conversion or exchange subsequent to June 6, 2003 of any indebtedness convertible or exchangeable for capital stock of R.J. Tower; and

•	the amount equal to net reduction in restricted investments made after June 2, 2003.

      As of June 30, 2004, R.J. Tower had a deficit of approximately $30.2 million under the restricted payment formula outlined above, a consolidated fixed charge coverage ratio below 2.25 to 1 and would not be able to pay any dividends to the Issuer.

      Notwithstanding this restriction, the 12% senior notes indenture permits R.J. Tower to make restricted payments in an aggregate amount of $25.0 million, whether or not the foregoing formula or the conditions to its use are satisfied. As of June 30, 2004, R.J. Tower had the entire $25.0 million available to make restricted payments, including dividends and other distributions, to the Issuer.

      In addition, whether or not the foregoing formula or conditions are satisfied, R.J. Tower is permitted to make cash dividends or loans to the Issuer in amounts equal to, in each case:

•	amounts required for the Issuer to pay franchise taxes and federal, state, local and foreign income taxes to the extent such income taxes are directly attributable to the income of R.J. Tower and its restricted subsidiaries (and, to the extent of amounts actually received from its unrestricted subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such unrestricted subsidiaries);

•	the amounts required for the Issuer to pay franchise taxes and other fees required to maintain its legal existence; and

•	an amount not to exceed $5.0 million in any fiscal year to permit the Issuer to pay its corporate overhead and operating expenses incurred in the ordinary course of business, and to pay salaries or other compensation of employees who perform services for both the Issuer and R.J. Tower.

      So long as no default or event of default has occurred and is continuing under the indenture governing the 12% senior notes, R.J. Tower is also permitted to pay dividends to the Issuer to pay accrued interest with respect to the Issuer’s 6 3/4% convertible subordinated debentures due June 18, 2018, whether or not the foregoing formula or conditions are satisfied.

      Certain subsidiaries of R.J. Tower are also subject to restrictions on their ability to dividend or otherwise distribute cash to R.J. Tower. Under the new senior credit facility, non-wholly-owned subsidiaries (i.e., our two Chinese joint ventures) are restricted from paying any dividends. In addition, certain of R.J. Tower’s foreign subsidiaries are subject to financing arrangements that restrict them from paying dividends. See “Risk Factors — The Issuer is a holding company and relies on the earnings and cash flow from operating or investing activities of its subsidiaries. The Issuer may not have sufficient assets or cash flows from its subsidiaries to fully repay the debentures or its other indebtedness.”

      The indenture governing the debentures does not contain any restrictions on the payment of dividends on common stock or repurchase of common stock. Such events may, however, result in an adjustment to the conversion rate as described under “Description of Debentures — Conversion rate adjustments.”

SELLING SECURITYHOLDERS

      We originally issued the debentures in May 2004 in a private offering pursuant to Section 4(2) of the Securities Act. The debentures were immediately resold by the initial purchasers in transactions exempt from registration under Rule 144A under the Securities Act. The selling securityholders consist of transferees who purchased the debentures from the initial purchasers, and their subsequent transferees, pledgees, donees and successors. The selling securityholders may from time to time offer and sell debentures and shares of common stock issued upon conversion thereof pursuant to this prospectus or an applicable prospectus supplement.

      The following table sets forth, as of September 20, 2004, certain information concerning the principal amount of debentures and number of shares of our common stock beneficially owned by the selling securityholders as well as the principal amount of debentures and number of shares of our common stock issuable on conversion thereof which may be offered from time to time under this prospectus by the selling securityholders. We prepared this table based solely on information provided to us by the selling securityholders, and we have not independently verified such information. Information concerning the selling securityholders may change from time to time. We will from time to time file prospectus supplements or amendments to the registration statement to change or update information regarding the selling securityholders and to include additional selling securityholders as required by the registration rights agreement.

      Except as set forth below, none of the selling securityholders has held any position or office or has had any material relationship with us within the past three years.

	Securities Beneficially Owned		Percentage of
	and Offered Hereby(a)(b)		Outstanding Securities

	Principal	Shares of	Principal	Shares of
	Amount of	Common	Amount of	Common
Name	Debentures	Stock(c)	Debentures(d)	Stock(e)

Amaranth LLC(f)(g)	500,000	115,500	*	*
Argent Classic Convertible Arbitrage Fund II, L.P.(h)	130,000	30,030	*	*
Argent Classic Convertible Arbitrage Fund, L.P.(h)	550,000	127,050	*	*
Basso Multi-Strategy Holding Fund Ltd.(i)	3,500,000	808,501	2.8%	1.4%
Citigroup Global Markets Ltd(f)(j)	15,500,000	3,580,503	12.4%	5.8%
Context Convertible Arbitrage Fund, LP(k)	600,000	138,600	*	*
Context Convertible Arbitrage Offshore Ltd(k)	1,400,000	323,400	1.1%	*
Global Bermuda Limited Partnership(l)	1,000,000	231,000	*	*
Hamilton Multi-Strategy Master Fund, LP(m)	2,572,000	594,133	2.1%	1.0%
Highbridge International LLC(f)(n)	5,000,000	1,155,001	4.0%	1.9%
Hourglass Master Fund, Ltd.	4,675,000	1,079,926	3.7%	1.8%
JMG Capital Partners, LP(o)	1,500,000	346,500	1.2%	*
JMG Triton Offshore Fund, Ltd.(p)	1,500,000	346,500	1.2%	*
J.P. Morgan Securities Inc.(q)(r)	650,000	150,150	*	*
Lakeshore International, Ltd.(l)	4,000,000	924,001	3.2%	1.6%
LDG Limited(s)	61,000	14,091	*	*
Lexington Vantage Fund c/o TQA Investors, LLC(s)	13,000	3,003	*	*
Man Mac 2 Limited	2,428,000	560,868	1.9%	*
Morgan Stanley Convertible Securities Trust(f)	2,000,000	462,000	1.6%	*

	Securities Beneficially Owned		Percentage of
	and Offered Hereby(a)(b)		Outstanding Securities

	Principal	Shares of	Principal	Shares of
	Amount of	Common	Amount of	Common
Name	Debentures	Stock(c)	Debentures(d)	Stock(e)

MSS Convertible Arbitrage 1 c/o TQA Investors, LLC(s)	4,000	924	*	*
Ritchie Beech Trading, Ltd.	825,000	190,575	*	*
Sagamore Hill Hub Fund, Ltd.(t)	15,000,000	3,465,003	12.0%	5.6%
Sphinx Fund c/o TQA Investors, LLC(s)	80,000	18,480	*	*
TQA Master Fund, Ltd.(s)	608,000	140,448	*	*
TQA Master Plus Fund Ltd.(s)	1,018,000	235,158	*	*
TQA Special Opportunities Master Fund Ltd.(s)	2,000,000	462,000	1.6%	*
UBS O’Connor LLC f/b/o O’Connor Global Convertible Arbitrage Master Ltd.(s)	1,500,000	346,500	1.2%	*
Van Kampen Harbor Fund(q)(v)	3,000,000	693,001	2.4%	1.2%
Vicis Capital Master Fund(w)	750,000	173,250	*	*
Victus Capital, LP(f)(x)	750,000	173,250	*	*
Xavex Convertible Arbitrage 10 Fund(y)	460,000	106,260	*	*
Xavex-Convertible Arbitrage 7 Fund c/o TQA Investors, LLC(s)	226,000	52,206	*	*
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC(s)	122,000	28,182	*	*
Other holders and their transferees, pledges, donees and successors(z)	51,078,000	11,799,028	40.9%	16.9%

*	Less than 1%.

(a)	Since the selling securityholders may offer all or some of their debentures or shares of our common stock issued upon conversion thereof pursuant to this prospectus, we have assumed for purposes of this table that the selling securityholders will sell all of their debentures and shares of our common stock issued upon conversion thereof pursuant to this prospectus.

(b)	Except as set forth below, each selling stockholder has informed us that it does not beneficially own any debentures or shares of our common stock other than those represented in this table. We have assumed, for purposes of this table, that transferees, pledges, donees or successors of each such holder will not beneficially own any debentures or shares of our common stock other than those represented in this table.

(c)	Assumes conversion of all of the selling securityholder’s debentures at an initial conversion rate of 231.0002 shares of our common stock per $1,000 principal amount of debentures. This conversion rate is subject to adjustment as described under “Description of Debentures — Conversion rate adjustments.” As a result, the number of shares of our common stock issuable upon conversion may increase or decrease in the future. Fractional shares will not be issued upon conversion. Payment of cash will be made instead of issuance of fractional shares, if any.

(d)	Based on $125,000,000 aggregate principal amount of debentures outstanding as of September 20, 2004.

(e)	Based on 58,162,819 shares of our common stock outstanding as of August 31, 2004. In calculating this percentage for a particular holder, we treated as outstanding the number of shares of our common stock issuable upon conversion of that particular holder’s debentures and did not assume conversion of any other holder’s debentures. In calculating the total percentage, we treated as outstanding the number of shares of our common stock issuable upon conversion of the aggregate principal amount of debentures outstanding as of September 20, 2004.

(f)	This selling securityholder has informed us that it is affiliated with a broker-dealer.

(g)	Amaranth Advisors, L.L.C., the Trading Advisor for Amaranth LLC, exercises voting and dispositive power over the securities held by Amaranth LLC.

(h)	Argent Management Company, LLC is the general partner of Argent Classic Convertible Arbitrage Fund, L.P. and Argent Classic Convertible Arbitrage Fund II, L.P. Nathanial Brown and Robert Richardson have dispositive power over the debentures held by such funds.

(i)	Basso Asset Management, L.P. (“Basso”) is the Investment Manager to Basso Multi-Strategy Holding Fund Ltd. Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso.

(j)	Citigroup Inc., a NYSE-listed company, is the parent company of Citigroup Global Markets Ltd.

(k)	Context Convertible Arbitrage Fund, LP and Context Convertible Arbitrage Offshore Ltd are controlled by Context Capital Management LLC. Michael Rosen and William Fertig are the owners of Context Capital Management LLC.

(l)	Global Capital Management, Inc. has dispositive power over these securities. Global Capital Management, Inc. is owned by Messrs. Brandenborg and Frey.

(m)	Hamilton Investment Management GP, LLC is the general partner of Hamilton Multi-Strategy Master Fund, LP. Michael Knox, Neil Kennedy, Evan Zimmerman, Geoff Cragin, Jeff Sawyer, Bill Moore, James McNeil, Sandra Sutz and James Wohlmacher are members of Hamilton Investment Management GP, LLC.

(n)	Highbridge Capital Management is the Trading Advisor to Highbridge International LLC. Glenn Dubin and Henry Swieca are Principals of Highbridge Capital Management.

(o)	JMG Capital Partners, L.P. (“JMG Partners”) is a California limited partnership. Its general partner is JMG Capital Management, LLC (the “Manager”), a Delaware limited liability company and an investment adviser registered with the Securities and Exchange Commission. The Manager has voting and dispositive power over JMG Partners’ investments. The equity interests of the Manager are owned by JMG Capital Management, Inc., a Delaware corporation (“JMG Capital”), and Asset Alliance Holding Corp., a Delaware corporation. Jonathan M. Glaser is the Executive Officer and Director of JMG Capital and has sole investment discretion over JMG Partners’ portfolio holdings.

(p)	JMG Triton Offshore Fund, Ltd. (the “Fund”) is an international business company under the laws of the British Virgin Islands. The Fund’s investment manager is Pacific Assets Management LLC, a Delaware limited liability company (“PAM”). PAM is an investment adviser registered with the Securities and Exchange Commission and has voting and dispositive power over the Fund’s investments. The equity interests of PAM are owned by Pacific Capital Management, Inc., a Delaware corporation (“Pacific”) and Asset Alliance Holding Corp., a Delaware corporation. The equity interests of Pacific are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David, and Messrs. Glaser and Richter have sole investment discretion over the Fund’s portfolio holdings.

(q)	This selling securityholder has informed us that it is a broker-dealer.

(r)	J.P. Morgan Securities Inc. was an initial purchaser in our private offering of the debentures in May 2004 and an initial purchaser in our private offering of 12% senior notes in June 2003. J.P. Morgan Securities Inc. was syndication agent under our old senior credit facility and is a joint bookrunner and joint lead arranger under our new senior credit facility. JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc., was a lender under our old senior credit facility and is a lender under our new senior credit facility. Charlotte Chui on behalf of J.P. Morgan Securities Inc. has dispositive powers with respect to the debentures.

(s)	TQA Investors, LLC has dispositive power over these securities. The principals of TQA Investors, LLC are Robert Butman, John Idone, George Esser, Paul Bucci and Bartholomew Tesoriero.

(t)	Sagamore Hill Hub Fund, Ltd. is managed by Sagamore Hill Capital Management, L.P., its investment advisor. Sagamore Hill Capital Management, L.P.’s general partner, Sagamore Hill Managers, LLC, is managed by Steven H. Bloom, as a manager.

(u)	UBS O’Connor LLC is a wholly-owned subsidiary of UBS AG which is listed and traded on the NYSE. The selling securityholder is a fund which cedes investment control to UBS O’Connor LLC.

(v)	Van Kampen Asset Management, as the investment advisor of Van Kampen Harbor Fund, has discretionary authority over its portfolio. Van Kampen Small Cap Value Fund owns 1,078,100 shares of our common stock.

(w)	Vicis Capital, LLC has dispositive power over the debentures held by Vicis Capital Master Fund. John Succo, Sky Lucas and Shad Stastney are the owners of Vicis Capital, LLC.

(x)	Victus Capital, LLC is the general partner of Victus Capital, LP. John Succo, Sky Lucas, Shad Stastney and Dr. Bryan Zwan have dispositive power over the debentures held by Victus Capital, LLC.

(y)	Xavex Convertible Arbitrage 10 Fund is controlled by Argent International Management Company, LLC. Nathanial Brown and Robert Richardson have dispositive power over the debentures held by such fund.

(z)	Other holders may be identified at a later date by means of one or more prospectus supplements or amendments to the registration statement of which this prospectus is a part.

      Each of J.P. Morgan Securities Inc. and Van Kampen Harbor Fund has informed us that it is a broker-dealer registered under Section 15(a) of the Exchange Act. Each of Amaranth LLC, Citigroup Global Markets Ltd, Highbridge International LLC, Morgan Stanley Convertible Securities Trust and Victus Capital, LP has informed us that it is affiliated with a broker-dealer registered under Section 15(a) of the Exchange Act. As such, they are “underwriters” within the meaning of the Securities Act of the offering of debentures or shares of our common stock issued upon conversion thereof being registered hereby. For more information, see “Plan of Distribution.”

CAPITALIZATION

      The following table sets forth our actual consolidated capitalization as of June 30, 2004. This table should be read in conjunction with our consolidated financial statements and notes thereto incorporated by reference into this prospectus.

At June 30, 2004

(Dollars in millions)
Cash and cash equivalents	$192.9
Long-term debt, including current maturities:
Subsidiary debt:
New senior credit facility(1):
Revolving credit facility(2)	46.5
Term loan	375.0
Industrial development revenue bonds(3)	43.8
12% senior notes (net of debt discount of $6.8)	251.2
9.25% senior notes(4)	182.8
Other foreign subsidiary indebtedness(5)	149.0
Other(6)	68.5

Total subsidiary debt	1,116.8
5.75% convertible senior debentures(7)	112.5
Due to Tower Automotive Capital Trust(8)	258.8

Total debt	$1,488.1
Stockholders’ investment:
Preferred stock, par value $1; 5,000,000 shares authorized; no shares issued or outstanding	—
Common stock, par value $.01; 200,000,000 shares authorized; 66,154,356 issued and 58,056,303 outstanding	$0.7
Additional paid-in capital	681.5
Retained deficit	(172.5)
Deferred compensation plans	(8.5)
Accumulated other comprehensive loss	(32.3)
Treasury stock, at cost (8,098,053 shares)	(49.3)

Total stockholders’ investment	419.6

Total capitalization	$1,907.7

(1)	The new senior credit facility provides for a $50.0 million revolving credit facility, a term loan of $375.0 million and a letter of credit facility of up to $155.0 million. As of June 30, 2004, we had available liquidity of $192.9 million. At closing, we borrowed $46.5 million under the new revolving credit facility, and we issued $3.5 million of letters of credit in relation to this facility. As of June 30, 2004, no amounts were available for borrowing under our new revolving credit facility. Due to collateral sharing arrangements under the 9.25% senior notes, we do not anticipate using the new revolving credit facility as a revolver in the near future. As a result, all of our liquidity is in the form of cash on our balance sheet. Under current accounting rules, the letter of credit facility will not be reflected as debt on our balance sheet unless and only to the extent there are outstanding payments by the facility in respect of letters of credit.

(2)	After giving effect to $3.5 million of outstanding letters of credit.

(3)	Reflects indebtedness from the issuance of industrial development revenue bonds to finance the construction of our Bardstown facility and the purchase of related equipment.

(4)	In July 2000, R.J. Tower sold € 150,000 of 9.25% senior notes due 2010. The Euro-denominated 9.25% senior notes have been translated into U.S. dollars using a rate of $1.2309 = € 1.00, the buying rate on the interbank market at the close of business on June 30, 2004. On September 13, 2004, the buying rate on the interbank market at the close of business was $1.2255 = € 1.00.

(5)	Includes: (1) an aggregate of $114.0 million of indebtedness of Seojin; (2) $0.6 million of indebtedness of Dr. Meleghy; and (3) other foreign subsidiary indebtedness of $34.4 million.

(6)	Includes: (1) capitalized lease obligations of $44.5 million and (2) other indebtedness under a synthetic lease of $24.0 million.

(7)	Upon conversion of the debentures, we have the right to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of common stock. We may not presently issue more than 19,705,187 shares of common stock upon the conversion or repurchase of the debentures unless and until we have obtained stockholder approval for the issuance of the debentures and the common stock issuable upon conversion or repurchase. In circumstances under which we would be required to issue in excess of 19,705,187 shares of common stock, we will be required to pay cash in respect of all or a portion of converted or repurchased debentures in order to ensure that the shares issued on conversion or repurchase do not exceed 19,705,187 shares (the “Embedded Conversion Option”). The initial value associated with the Embedded Conversion Option was $12.6 million and is being marked to market through our Statement of Operations, until such time as the required additional number of shares of common stock is approved for authorization by our stockholders. We recognized expense of approximately $1.9 million for the three and six months ended June 30, 2004, related to the change in fair value of the Embedded Conversion Option which is included in Unrealized Loss on Derivative in the consolidated statements of operations incorporated by reference into this prospectus. The portion of the debentures which must currently be settled in cash will be reflected as a current liability in our consolidated balance sheet until such time as shareholder approval to issue additional shares is received.

(8)	Represents amounts due to Tower Automotive Capital Trust, or “Trust.” In June 1998, the Trust sold $258.8 million in aggregate liquidation preference of 6 3/4% Trust Convertible Preferred Securities (the “Trust Preferred Securities”). The sole assets of the Trust are approximately $266.8 million in aggregate principal amount of the Issuer’s 6 3/4% convertible subordinated debentures due June 30, 2018, such amount being the sum of the stated liquidation preference of the Trust Preferred Securities and the capital contributed by the Issuer in exchange for the common securities of the Trust. During the third quarter of 2003, we elected to adopt the current provisions of FASB Interpretation Number (FIN) 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51 as it relates to the Trust Preferred Securities prior to the required effective date. Under FIN 46, the Trust, which was previously consolidated by the Issuer, is no longer consolidated. As a result, we no longer present the Trust Preferred Securities as mezzanine financing, but instead record a debt obligation for the proceeds which are owed to the Trust by the Issuer. Interest is recorded at 6 3/4 percent on the amount owed by the Issuer to the Trust, which is equal to the amount that was previously presented as minority interest (net of tax) for the amounts paid on the Trust Preferred Securities. Interest expense increased by $8.7 million in 2003 (representing six months of interest) and by $8.8 million for the six months ended June 30, 2004 related to this reclassification. Pursuant to the guidance in FIN 46, the Issuer has not reclassified the presentation in prior periods.

DESCRIPTION OF FINANCING PLAN AND RANKING OF DEBENTURES

Financing plan

      We are in the final stages of launching new product platforms from the $1.4 billion in new business awarded to us over the last several years. While these launches, based on our estimates of OEM orders for these platforms, may result in net new business of $600 million between 2003 and 2005, the level of capital expenditures and program launch costs attendant to this launch program has imposed a significant burden on our liquidity and capital resources. Net capital expenditures were $230.1 million, $159.0 million and $194.0 million in 2003, 2002 and 2001, respectively. New program launch costs were $43.4 million, $13.0 million and $28.0 million in fiscal 2003, 2002 and 2001, respectively. We expect net capital expenditures and new program launch costs will be approximately $195.0 million ($240.0 million gross) and $45.0 million, respectively, in 2004. In part, we addressed our liquidity needs through the sale of $258.0 million aggregate principal amount of 12% senior notes in June 2003. We also satisfied a portion of our liquidity needs in the first quarter of 2004 through the sale of our equity investment in Yorozu which generated cash proceeds of $51.7 million. However, the ability to fund our launch program with cash flows from operations has been impacted by a decline in our operating performance in 2003 and prior years.

      As compared to fiscal 2002, our operating results in 2003 were adversely affected by the following factors:

•	New program launch costs. In 2003, we incurred approximately $43.4 million of new program launch costs as compared to approximately $13.0 million in 2002. These launch costs have had a negative impact on our gross margin.

•	Capital expenditures. In 2003, we made net capital expenditures of approximately $230.1 million as compared to approximately $159.0 million in 2002. Our capital expenditures in 2003 were higher than previously budgeted as a result of approximately $40.0 million in additional costs related to a new Ford program that new management determined were not going to be reimbursed by Ford. These unanticipated capital expenditures had a negative impact on our liquidity position.

•	Unexpected costs and expenses. Our 2003 operating results were negatively impacted by several unexpected costs and expenses. We incurred costs of $3.3 million in the third quarter of 2003 associated with an equipment failure that temporarily disrupted production at our Plymouth, MI facility, which produces assemblies for the new Cadillac SRX. The use of non-standard equipment that resulted in this disruption has specifically been addressed by our new global technology function. We also incurred $4.4 million of costs in the third quarter of 2003 related to our executive management changes, as well as increased our litigation reserves during the same quarter by $1.2 million in anticipation of a potential legal settlement. The replacement of revenues from value-added platforms with low margin, non-value added module sales resulted in a $13.6 million decline in gross profit. Our gross profit in 2003 was also reduced by $10.4 million as a result of price concessions to OEMs, which were only partially offset by operating performance improvements.

•	Asset impairment charges. We recorded aggregate non-cash asset impairment charges of $128.8 million in the third and fourth quarters of 2003 primarily associated with the write-down of assets at three of our frame assembly plants based on new management’s reevaluation of the expected cash flows from such plants. These plants currently produce the Ford Explorer and Dodge Ram frames and related products. Restructuring charges of $28.7 million, including approximately $8.0 million of cash charges, were also recorded in 2003, primarily related to the planned move of a production line and the consolidation of our technical and corporate office locations. We expect to cease producing the Ford Explorer and Dodge Ram frames at these facilities in mid-2005, and, unless we replace those programs with new business or otherwise utilize these facilities in some other aspect of our business, we will incur significant cash restructuring charges. We are currently evaluating our options in this regard and are unable to predict with any degree of certainty the ultimate timing or size of any such cash restructuring charges.

•	Yorozu write-down. We recorded a $27.4 million write-down of our investment in Yorozu to its market value in the fourth quarter of 2003, based on new management’s reevaluation of our strategic intent with respect to Yorozu. We subsequently sold our 30.76% interest in Yorozu on March 11, 2004 for proceeds of approximately $51.7 million, which were used to finance tooling purchases and other capital expenditures.

•	Increased interest expense. Our interest expense increased by approximately $22.7 million in 2003 as compared to 2002. Approximately $17.2 million of such increase was attributable to our issuance in June 2003 of $258.0 million in aggregate principal amount at maturity of 12% senior notes and approximately $8.7 million of such increase was the result of the reclassification of the dividends paid on our $258.8 million 6 3/4% Trust Preferred Securities from minority interest to interest expense under new accounting requirements that became effective in 2003. These increases were only partially offset by a decrease in interest expense as a result of decreased borrowings under the existing revolving credit facility and increased capitalized interest on construction projects.

      In the last half of 2003, we named a new Chief Executive Officer and Chief Financial Officer who are focused on successfully executing the remaining programs in our launch program and who bring significant expertise to the task of improving our operations and reducing our cost structure. Once we complete our 2004 launch program, we believe we will have a broader diversification in our customer base and a higher percentage of revenues from our body structure segment. We have already implemented a number of measures to gain operating efficiencies and create a stronger operating focus, including:

•	merging two product groups into a single North American business to streamline customer service and better align with OEM customers;

•	movement to a centralized business model with plants accounted for as cost centers to promote proper resource allocations;

•	implementation of company-wide standards for equipment choices, tooling approaches, process development and facilities set-up to better leverage capital expenditures and reduce launch risk;

•	creation of a Global Purchasing/Manufacturing function to improve operating efficiencies; and

•	consolidation of our two technical centers and our headquarters.

      We used the net proceeds from the offering of the debentures, together with a portion of the borrowings under the new senior credit facility, to repay outstanding indebtedness under our old senior credit facility in the amount of $239.5 million and for general corporate purposes, including capital expenditures and launch costs to support our new program launch activity. After providing the requisite notice of redemption for the 5% convertible notes due August 1, 2004, we redeemed the 5% convertible notes. We used a portion of the borrowings under the new senior credit facility to fund such redemption. The refinancing transactions improved the overall profile of our capital structure so that we have no significant debt maturities until 2009. Additionally, our liquidity improved from approximately $101.3 million as of March 31, 2004 to $192.9 million as of June 30, 2004. At closing, we borrowed $46.5 million under the new revolving credit facility, and we issued $3.5 million of letters of credit in relation to this facility. As of June 30, 2004, no amounts were available for borrowing under our new revolving credit facility. Due to collateral sharing arrangements under the 9.25% senior notes, we do not anticipate using the new revolving credit facility as a true revolver in the near future. As a result, all of our liquidity is in the form of cash on our balance sheet. We also incurred a non-cash charge of approximately $3.5 million in the second quarter of fiscal 2004 due to write-offs of deferred financing fees related to our old senior credit facility. Although we can give no assurance, we believe that funds generated by operations, together with cash on hand after the refinancing transactions, should provide us with sufficient liquidity and capital resources to meet our working capital and other operating needs for the foreseeable future, as well as our capital expenditure program and launch costs, which we anticipate will decline in 2005. See “Risk Factors.”

Corporate and financing structure

      Tower Automotive, Inc. is a holding company that owns all of the outstanding capital stock of R.J. Tower and all of the common securities issued by the Trust. R.J. Tower is also a holding company that conducts all of its operations through domestic and foreign direct and indirect subsidiaries. R.J. Tower’s subsidiaries conduct operations in the United States, Canada, Mexico, Germany, Belgium, Poland, Slovakia, Italy, France, Spain, Japan, China, Korea, Brazil and India. All of R.J. Tower’s subsidiaries are wholly-owned other than two joint ventures in China and a minor German subsidiary acquired as part of the acquisition of Dr. Meleghy. R.J. Tower also owns a 40% equity interest in Metalsa S. de R.L., one of the largest suppliers of vehicle frames and structures in Mexico.

      The following chart summarizes our principal corporate structure and our principal indebtedness as of June 30, 2004:

(1)	The Issuer guaranteed all of the obligations of R.J. Tower under the new senior credit facility on a senior secured basis and has guaranteed all of the obligations of R.J. Tower under the 12% senior notes and 9.25% senior notes on a senior unsecured basis. In addition, the Issuer has guaranteed approximately $70.1 million of indebtedness (as of June 30, 2004) of Seojin (the “Seojin Debt”). See “Description of Certain Indebtedness.”

(2)	The Issuer has guaranteed certain of the obligations of the Trust with respect to the 6 3/4% Trust Convertible Preferred Securities on a subordinated basis. The sole assets of the Trust are approximately $266.8 million in aggregate principal amount of the Issuer’s 6 3/4% Convertible Subordinated Debentures due June 30, 2018, such amount being the sum of the stated liquidation preference of the Trust Preferred Securities and the capital contributed by the Issuer in exchange for the common securities of the Trust. The 6 3/4% Convertible Subordinated Debentures are subordinated and junior in right of payment to all senior debt of the Issuer. See “Description of Certain Indebtedness — Trust preferred securities.”

(3)	The new senior credit facility provides for a $375.0 million term loan, a $50.0 million revolving credit facility and a $155.0 million letter of credit facility. As of June 30, 2004, we had available liquidity of $192.9 million. At closing, we borrowed $46.5 million under the new revolving credit facility, and we issued $3.5 million of letters of credit in relation to this facility. As of June 30, 2004, no amounts were available for borrowing under our new revolving credit facility. Due to collateral sharing arrangements under the 9.25% senior notes, we do not anticipate using the new revolving credit facility as a true revolver in the near future. As a result, all of our liquidity is in the form of cash on our balance sheet. Under current accounting rules, the letter of credit facility will not be reflected as debt on our balance sheet unless and only to the extent there are outstanding payments by the facility in respect of letters of credit.

(4)	In July 2000, R.J. Tower sold € 150.0 million of 9.25% senior notes due 2010. The Euro-denominated 9.25% senior notes have been translated into U.S. dollars using a rate of $1.2309 to € 1.00, the buying rate on the interbank market at the close of business on June 30, 2004. On September 13, 2004, the buying rate on the interbank market at the close of business was $1.2255 = € 1.00.

(5)	Includes: (i) an aggregate of $114.0 million of indebtedness of Seojin; (ii) $0.6 million of indebtedness of Dr. Meleghy; and (iii) other foreign subsidiary indebtedness of $34.4 million.

(6)	All of R.J. Tower’s domestic subsidiaries guaranteed R.J. Tower’s obligations under the new senior credit facility, and have guaranteed the 12% senior notes and the 9.25% senior notes. In addition, the lenders under the new senior credit facility have senior perfected liens and security interests in the capital stock of R.J. Tower and all of its domestic subsidiaries, the present and future property and assets, real and personal, tangible and intangible (subject to customary exceptions), of R.J. Tower and its domestic subsidiaries, and the proceeds and products of such property and assets.

(7)	Includes: (i) $43.8 million of indebtedness represented by industrial revenue bonds and (ii) $24.0 million of indebtedness under a synthetic lease.

Ranking of debentures

      The debentures are general unsecured senior obligations of the Issuer. The payment of principal of and interest (and additional interest, if any) on the debentures ranks equally in right of payment with all present or future senior indebtedness of the Issuer (including its unsecured guarantees of the 12% senior notes, the 9.25% senior notes and the Seojin Debt and its secured guarantee of the new senior credit facility) and senior in right of payment to all present or future subordinated obligations of the Issuer (including its obligations under the 6 3/4% Convertible Subordinated Debentures and its subordinated unsecured guarantee of the Trust’s obligations under the Trust Preferred Securities). Such payment is effectively subordinated to all present or future secured indebtedness (including its secured guarantee of the new senior credit facility) of the Issuer to the extent of the value of the assets securing such indebtedness. All of the assets of the Issuer (i.e., the capital stock of R.J. Tower) are pledged to secure its guarantee of the new senior credit facility.

      The Issuer is a holding company that currently conducts all of its operations through its subsidiaries, and none of the Issuer’s subsidiaries guarantee the debentures or have any obligations with respect to the debentures. As a result, the debentures are effectively subordinated to claims of creditors (including trade creditors and preferred stockholders, if any) of the Issuer’s subsidiaries (including the holders of the 12% senior notes and the 9.25% senior notes and the lenders under the new senior credit facility and the credit agreements of foreign subsidiaries). See “Risk Factors — The Issuer is the sole obligor of the debentures, and its subsidiaries do not guarantee the Issuer’s obligations under the debentures and do not have any obligation with respect to the debentures. The debentures are structurally subordinated to all of the debt and liabilities of the Issuer’s subsidiaries and are effectively subordinated to any of the Issuer’s secured debt.”

      Neither the Issuer nor its subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture governing the debentures. We may from time to time incur additional debt, including senior indebtedness and secured indebtedness. Our subsidiaries may also from time to time incur additional debt, including senior indebtedness, secured indebtedness and other liabilities.

      At June 30, 2004, there was outstanding:

•	$125.0 million (including $12.6 million of embedded conversion option value as of June 30, 2004) of senior indebtedness of the Issuer, consisting of the debentures, but excluding guarantees of indebtedness of the Issuer’s subsidiaries which are structurally senior to the debentures;

•	$258.8 million of subordinated obligations of the Issuer, consisting of the Issuer’s unsecured subordinated indebtedness under its 6 3/4% Convertible Subordinated Debentures issued to the Trust and its subordinated unsecured guarantee of certain of the Trust’s obligations under the Trust Preferred Securities;

•	$1,116.8 million of indebtedness of the Issuer’s subsidiaries (including R.J. Tower), consisting of (i) secured indebtedness under or guarantees of the new senior credit facility, (ii) unsecured indebtedness under or guarantees of the 12% senior notes and the 9.25% senior notes, (iii) indebtedness with respect to industrial revenue bonds of $43.8 million, (iv) indebtedness of foreign subsidiaries of $149.0 million, (v) capitalized lease obligations of $44.5 million and (vi) other indebtedness under a synthetic lease of approximately $24.0 million; and

•	$1,135.8 million of other liabilities of the Issuer and its subsidiaries, of which $1,120.3 million applies to the Issuer’s subsidiaries, including $647.0 million of accounts payable (including trade payables) of the Issuer’s subsidiaries (which amount excludes intercompany accounts payable to the Issuer or its subsidiaries).

DESCRIPTION OF CERTAIN INDEBTEDNESS

New senior credit facility

      General. On the closing date of the offering of the debentures, R.J. Tower and the Issuer entered into a new senior secured credit facility with Morgan Stanley Senior Funding, Inc. and J.P. Morgan Securities Inc., as sole and exclusive joint book runners and lead arrangers, Morgan Stanley Senior Funding, Inc., as administrative agent, JPMorgan Chase Bank, as syndication agent, Standard Federal Bank, as collateral agent, and the other lenders named therein. The debentures are structurally subordinated to the new senior credit facility and effectively subordinated to the Issuer’s guarantee under the new senior credit facility to the extent of the value of its pledge of assets thereunder.

      The new senior credit facility provides for aggregate borrowings by R.J. Tower of up to $580.0 million. The new senior credit facility provides for:

•	a five-year revolving credit facility of up to $50.0 million, including a $25.0 million sub-facility for the issuance of letters of credit;

•	a five-year term loan facility in aggregate principal amount equal to $375.0 million; and

•	a synthetic letter of credit facility in an amount equal to $155.0 million.

      On the closing date, we borrowed $46.5 million under the revolving credit facility, and we issued $3.5 million of letters of credit in relation to this facility. In addition, the term loan was fully drawn. As of June 30, 2004, no amounts were available for borrowing under the revolving credit facility or the term loan. Due to collateral sharing arrangements under the 9.25% senior notes, we do not anticipate using that facility as a true revolver in the near future. The revolving credit facility is used solely for our working capital requirements and other corporate purposes. The borrowings under the term loan facility were used, together with a portion of the net proceeds from the sale of the debentures, (i) to repay outstanding indebtedness under the old senior credit facility, (ii) to redeem the 5% convertible notes, (iii) to pay fees and expenses incurred in connection with the refinancing transactions and (iv) for general corporate purposes of the Issuer, R.J. Tower and its subsidiaries.

      Synthetic letter of credit facility. The $155.0 million synthetic letter of credit facility was issued on the closing date to replace or backstop letters of credit outstanding under R.J. Tower’s old senior credit facility that supported our operating leases, capitalized leases of $4.0 million, industrial development revenue bonds issued before 2000, workers’ compensation obligations, and to backstop an obligation outstanding under an interest rate hedging agreement. The lenders participating in the letter of credit facility deposited the full amount in a trust account held by Standard Federal Bank for the benefit of the issuer of the letters of credit under the synthetic letter of credit facility, to be invested in time deposits. If a letter of credit is drawn under the letter of credit facility and not reimbursed in full by R.J. Tower, each participating lender’s ratable share of the deposit will be applied automatically in satisfaction of the reimbursement obligation, and each participating lender will be deemed to have made a loan to R.J. Tower in such amount. R.J. Tower does not have an interest in any such funds on deposit and does not account for such funds as indebtedness when deposited in the trust account. The letter of credit facility will be reflected as debt on our balance sheet only if and to the extent there are outstanding payments by the facility in respect of letters of credit.

      Interest and Fees. Borrowings under the new senior credit facility bear interest at a rate per annum which, at R.J. Tower’s option, is either:

•	a “base rate” equal to the higher of (i) 1/2 of 1% in excess of the federal funds rate and (ii) a reference rate announced or established from time to time by JPMorgan Chase Bank as its prime or commercial lending rate, as in effect from time to time, plus a margin of 3.25% applicable to revolving loans and the term loan, or a margin of 6.00% applicable to the letter of credit facility (after a loan has been made under such facility); or

•	a “LIBO rate” or a “Euro rate” adjusted for the maximum reserves for the respective interest period, plus a margin of 4.25% applicable to revolving loans and the term loan, or a margin of 7.00% applicable to the letter of credit facility (after a loan has been made under such facility).

      R.J. Tower pays a per annum fee on amounts deposited with the letter of credit issuer equal to, at the election of R.J. Tower, the “base rate” plus a margin of 6.00% or the “LIBO rate” plus a margin of 7.00%, in each case, less the amount of interest earned on the amount deposited with the letter of credit issuer for such period.

      After completion of the first two full fiscal quarters following the closing date, the margin applicable to revolving loans is subject to step-ups and step-downs to be determined based on R.J. Tower’s leverage ratio and is initially 3.25% per annum in the case of base rate loans and 4.25% per annum in the case of LIBO rate loans or Euro rate loans.

      Base rate loans are subject to quarterly interest payments. Interest periods of one, two, three, six and, if available to all lenders, nine and twelve months (or, solely with respect to revolving loans and only if available to all lenders, one and two weeks) are available for LIBO rate loans and Euro rate loans. LIBO rate loans and Euro rate loans are subject to interest payments on the last day of each relevant interest period and every three months in the case of interest periods in excess of three months. R.J. Tower also has to pay a commitment fee calculated at the rate of one half percent (0.50%) per annum on the unused portion of the revolving credit facility, payable quarterly in arrears. After completion of the first two fiscal quarters following the closing date, the commitment fee is subject to step-downs to be determined based upon R.J. Tower’s leverage ratio.

      Maturity. The revolving credit facility and term loan mature on the fifth anniversary of the closing date. The letter of credit facility matures on January 29, 2010.

      Guarantee and collateral. The obligations of R.J. Tower under the new senior credit facility are guaranteed by the Issuer and all direct and indirect existing and future domestic restricted subsidiaries (as defined in the new senior credit facility) of R.J. Tower. R.J. Tower’s obligations under the revolving credit facility and the term loan are secured by a first priority lien and security interest in the capital stock of R.J. Tower and all of its domestic subsidiaries, the present and future property and assets, real and personal, tangible and intangible (subject to customary exceptions), of the Issuer, R. J. Tower and all of its domestic restricted subsidiaries, and the proceeds and products of such property and assets. The obligations of R.J. Tower under the letter of credit facility are secured by a second priority lien and security interest in the same collateral, other than the principal manufacturing facilities located in the United States owned by R.J. Tower or any of its subsidiaries or shares of capital stock or indebtedness of any restricted subsidiary. The book value of collateral underlying the new senior credit facility is approximately $1.1 billion.

      Maintenance tests and covenants. The new senior credit facility requires R.J. Tower to meet certain financial tests, including a minimum interest coverage ratio (defined as EBITDA, as defined in the new senior credit facility, to interest expense) of 1.50x in respect of the revolving loans and the term loan and 1.00x in respect of the letter of credit facility, a total leverage ratio (defined as total debt to EBITDA) of 5.50x in respect of the revolving loans and the term loan and 6.00x in respect of the letter of credit facility, a senior secured leverage ratio (defined as senior secured debt to EBITDA) of 3.00x in respect of the revolving loans and the term loan and 3.25x in respect of the letter of credit facility, minimum EBITDA of $200 million and a minimum liquidity of at least $50.0 million. Over time, these financial covenants become more stringent. As of June 30, 2004, R.J. Tower was in compliance with these financial covenants. The new senior credit facility also contains covenants which, among other things, limit:

•	the creation of liens,

•	the incurrence of additional indebtedness, guarantees and contingent obligations,

•	any new lease obligations or buy-outs of existing leases,

•	mergers and consolidations,

•	sales, transfers and other dispositions of assets,

•	loans, acquisitions, joint ventures and other investments,

•	dividends and other distributions to stockholders,

•	repurchasing shares of our capital stock,

•	prepayment, redemption or repurchase of certain indebtedness,

•	granting of negative pledges other than to the administrative agent and lenders under the new senior credit facility and

•	other matters customarily restricted in such agreements.

      Events of default. The new senior credit facility contains customary events of default, including, but not limited to:

•	payment defaults,

•	breach of representations and warranties,

•	noncompliance with covenants,

•	cross-defaults in other indebtedness,

•	bankruptcy and insolvency,

•	monetary judgments in excess of specified amounts,

•	impairment of loan documentation or security,

•	a change of ownership or operating control and

•	standard ERISA defaults.

      Our new senior credit facility includes a covenant that requires us to complete the grant of collateral securing loans and other obligations with respect to that facility within certain specified periods. If we fail to do so, the interest rate with respect to our borrowings thereunder will be increased by 1% per quarter for each quarter we fail to comply, and we will be further restricted in our ability to, among other things, make investments, sell assets and incur additional debt.

      Additional information. The foregoing summary of certain provisions of the new senior credit facility is qualified in its entirety by reference to all of the provisions of the new senior credit facility, which we filed with the SEC. See “Where You Can Find More Information.”

     12% senior notes

      General. R.J. Tower issued the 12% senior notes under the indenture (the “12% Notes Indenture”), dated June 13, 2003, among itself, the Issuer, the subsidiary guarantors named therein and BNY Midwest Trust Company, as trustee (the “Trustee”). The 12% Notes Indenture is unlimited in aggregate principal amount. There are currently $258.0 million in aggregate principal amount of 12% senior notes outstanding. R.J. Tower may issue an unlimited principal amount of additional notes having identical terms and conditions as the existing 12% senior notes (the “Additional Notes”). R.J. Tower will only be permitted to issue such Additional Notes if at the time of such issuance, it was in compliance with the covenants contained in the 12% Notes Indenture. Any Additional Notes will be part of the same issue as the currently outstanding 12% senior notes and will vote on all matters with the holders of such 12% senior notes. The 12% senior notes mature on June 1, 2013, and interest on the 12% senior notes is payable semiannually on June 1 and December 1 of each year. The net proceeds of the sale of the 12% senior notes were used to repay outstanding indebtedness under the old senior credit facility.

      Ranking. The 12% senior notes are general unsecured obligations of R.J. Tower and rank senior in right of payment to all existing and future indebtedness of R.J. Tower that is expressly subordinated in right of payment to the 12% senior notes. The 12% senior notes rank equally in right of payment with all existing and future liabilities of R.J. Tower that are not so subordinated and are effectively subordinated to all of R.J. Tower’s secured indebtedness to the extent of the value of the assets that secure such indebtedness and to liabilities of R.J. Tower’s subsidiaries that do not guarantee the 12% senior notes. In the event of bankruptcy, liquidation, reorganization or other winding up of R.J. Tower or its subsidiary guarantors or upon a default in payment with respect to, or the acceleration of, any indebtedness under the new senior credit facility or other secured indebtedness, the assets of R.J. Tower and its subsidiary guarantors that secure secured indebtedness will be available to pay obligations on the 12% senior notes and the subsidiary guarantees only after all indebtedness under the new senior credit facility and other secured indebtedness has been repaid in full from such assets.

      Note guarantees. All of R.J. Tower’s domestic subsidiaries have, jointly and severally, unconditionally guaranteed on a senior unsecured basis R.J. Tower’s obligations under the 12% senior notes and all of its obligations under the 12% Notes Indenture. Such subsidiary guarantors have agreed to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders of 12% senior notes in enforcing any rights under the note guarantees. The obligations of subsidiary guarantors under the subsidiary guarantees rank equally in right of payment with other indebtedness of such subsidiary guarantor, except to the extent such other indebtedness is expressly subordinate to the obligations arising under the subsidiary guarantee. The obligations of each subsidiary guarantor under its subsidiary guarantee is limited as necessary to prevent that subsidiary guarantee from constituting a fraudulent conveyance or fraudulent transfer under or similar laws affecting the rights of creditors generally.

      Redemption. Except as described below, the 12% senior notes are not redeemable until June 1, 2008. On and after June 1, 2008, R.J. Tower may redeem all or, from time to time, a part of the 12% senior notes at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the 12% senior notes, if any, to the applicable redemption date if redeemed during the twelve-month period beginning on June 1 of the years indicated below:

Year	Percentage

2008	106.00%
2009	104.00
2010	102.00
2011 and thereafter	100.00

      Prior to June 1, 2006, R.J. Tower may on any one or more occasion redeem up to 35% of the original principal amount of the 12% senior notes with the net cash proceeds of one or more public equity offerings at a redemption price of 112% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

(1) at least 65% of the original principal amount of the 12% senior notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption; and

(2) the redemption occurs within 90 days after the closing of such public equity offering.

      Change of control. If a change of control occurs, R.J. Tower will be required to offer to purchase the 12% senior notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase. A “change of control” is generally defined under the 12% Notes Indenture to mean:

(1) any “person” or “group” of related persons, is or becomes the beneficial owner, directly or indirectly, of more than 35% of the total voting power of the voting stock of R.J. Tower or the Issuer (or their respective successors by merger, consolidation or purchase of all or substantially all of their respective assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any voting stock of R.J. Tower or the Issuer held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 35% of the voting power of the voting stock of such parent entity (except the Issuer’s ownership of capital stock of R.J. Tower shall be excluded);

(2) the first day on which a majority of the members of the Board of Directors of R.J. Tower or the Issuer are not continuing directors;

(3) the sale, lease, transfer, conveyance other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of R.J. Tower or the Issuer and its restricted subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or

(4) the adoption by the stockholders of R.J. Tower or the Issuer of a plan or proposal for the liquidation or dissolution of R.J. Tower or the Issuer.

      Events of default. The 12% Notes Indenture contain customary events of default, including, without limitation, payment defaults, covenants defaults, certain cross-defaults to mortgages, indentures or other instruments, certain events of bankruptcy and insolvency, judgment defaults, and failure of any guaranty of the 12% senior notes to be in full force and effect.

      Covenants. The 12% Notes Indenture contains covenants for the benefit of the holders of the 12% senior notes that, among other things, limit the ability of R.J. Tower and any of its restricted subsidiaries to:

•	incur additional debt and guarantees;

•	issue redeemable stock;

•	repurchase capital stock;

•	make other restricted payments including, without limitation, investments;

•	create liens;

•	redeem debt that is junior in right of payment to the notes;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	enter into agreements that restrict dividends from subsidiaries;

•	enter into mergers or consolidations;

•	enter into transactions with affiliates;

•	enter new lines of business; and

•	enter into sale/ leaseback transactions.

      These limitations are, however, subject to a number of important qualifications and exceptions. For a more detailed discussion of the limitations on the ability of R.J. Tower to make distributions to the Issuer, see “Price Range of Common Stock and Dividend Policy — Dividend policy and restrictions.”

      Additional information. The foregoing summary of certain of the provisions of the 12% Notes Indenture is qualified in its entirety by reference to all of the provisions of the 12% Notes Indenture, which has been filed with the SEC. See “Where You Can Find More Information.”

9.25% Senior notes

      General. In July 2000, R.J. Tower issued € 150,000,000 of 9.25% Senior Notes due 2010 pursuant to an indenture, dated as of July 25, 2000, among R.J. Tower, as issuer, the guarantors named therein and the United States Trust Company of New York, as trustee. The Euro-denominated senior notes are limited in aggregate principal amount to € 200,000,000. The 9.25% senior notes will mature on August 1, 2010, and interest on the 9.25% senior notes is payable semiannually on February 1 and August 1 of each year. The 9.25% senior notes are listed on the Luxembourg Stock Exchange. The net proceeds of the offering of the 9.25% senior notes were used to repay outstanding indebtedness.

      Ranking. The 9.25% senior notes are unsecured obligations of R.J. Tower, equal in right of payment with all other unsecured and unsubordinated indebtedness of R.J. Tower, and senior in right of payment to the outstanding and future subordinated indebtedness of R.J. Tower. Each of the U.S. subsidiaries of R.J. Tower that has guaranteed indebtedness under the new senior credit facility unconditionally guarantee payment on a joint and several basis of all of R.J. Tower’s obligations under the 9.25% senior notes indenture and the 9.25% senior notes. The Issuer has unconditionally guaranteed the 9.25% senior notes on a senior unsecured basis. The guarantees are unsecured obligations of the guarantors, equal in right of payment with all other unsecured and unsubordinated indebtedness of the guarantors and senior in right of payment to the outstanding and future subordinated indebtedness of the guarantors.

      Redemption. The 9.25% senior notes are redeemable at any time and from time to time at the option of R.J. Tower, in whole or in part, upon not less than 30 nor more than 60 days’ notice to each holder. The redemption price is equal to the greater of:

•	100% of the principal amount of the 9.25% senior notes to be redeemed or

•	as determined by Chase Manhattan International Limited or Banc of America Securities LLC (formerly Bank of America International Limited), the sum of the present values of the remaining scheduled payments of principal and interest on the 9.25% senior notes discounted to the date of redemption, on a semiannual basis, at the Reference Dealer Rate (defined to mean with respect to Chase Manhattan International Limited or Bank of America International Limited and any redemption date, the midmarket yield to maturity, as determined by Chase Manhattan International Limited or Bank of America International Limited, of the German Government Bund 5.25% due July 1, 2010 or, if that security is no longer outstanding, a similar security in the reasonable judgment of Chase Manhattan International Limited or Bank of America International Limited), at 11:00 a.m., London time, on the third business day in London preceding such redemption date quoted in writing to United States Trust Company of New York) plus 50 basis points, plus accrued and unpaid interest to the date of redemption.

      Change of control. If a change of control occurs, R.J. Tower will be required to offer to purchase the 9.25% senior notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, to the date of purchase. Change of control is generally defined under the 9.25% senior notes indenture to mean:

•	the direct or indirect sale, lease, transfer, conveyance of other disposition (other than by merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of R.J. Tower and its subsidiaries taken as a whole to any person (as that term is used in Section 13(d)(3) of the Exchange Act);

•	the adoption of a plan relating to the liquidation or dissolution of R.J. Tower;

•	the first day on which we cease, either directly or indirectly, to own all of the outstanding equity interest of R.J. Tower;

•	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than an employee trust sponsored by R.J. Tower, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of R.J. Tower, measured by voting power rather than number of shares; or

•	the first day on which a majority of the members of the board of directors of R.J. Tower were not continuing directors (defined to include members of the board of directors of R.J. Tower on the date of the 9.25% senior notes indenture or members who were nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of the board of directors at the time of such nomination or election).

      Covenants. The 9.25% senior notes indenture also contains covenants which, among other things, limit:

•	the creation of liens and encumbrances and

•	certain sale and lease-back transactions with respect to the owned manufacturing facility properties of R.J. Tower or any subsidiary.

      Collateral Sharing Arrangement. Pursuant to the limitation on liens covenant, so long as the 9.25% senior notes are outstanding, R.J. Tower has agreed not to create or assume, and will not permit any of its subsidiaries to create or assume, any mortgage, encumbrance, lien, pledge or security interest of any kind (a “Lien” or “Liens”) upon or in any principal manufacturing facilities located in the United States owned by R.J. Tower or by any of its subsidiaries or on shares of capital stock or evidence of indebtedness of any of its subsidiaries that owns a principal manufacturing facility, whether that interest, capital stock or indebtedness is owned at the date of the indenture governing the 9.25% senior notes or thereafter acquired, if that Lien secures or is intended to secure, directly or indirectly, the payment of any indebtedness for borrowed money evidenced by notes, bonds or other similar evidences of indebtedness without making effective provision, and R.J. Tower in that case will make or cause to be made effective provision, whereby all 9.25% senior notes (together with, if R.J. Tower shall so determine, any other indebtedness of R.J. Tower or such subsidiary, whether then existing or thereafter created which is not subordinated to the 9.25% senior notes) will be secured by such a Lien equally and ratably with (or prior to) any and all other indebtedness thereby secured, so long as such indebtedness shall be so secured. The limitation on liens covenant is subject to certain customary exceptions, including Liens securing indebtedness in respect of interest rate agreement obligations or currency agreement obligations entered into to protect against fluctuations in interest rates or exchange rates and not for speculative reasons.

      In addition, R.J. Tower and its subsidiaries may, without equally and ratably securing the 9.25% senior notes, create or assume Liens if, after giving effect to such Lien, the aggregate amount of all “Exempted Indebtedness” does not exceed 15% of consolidated assets. “Exempted Indebtedness” means the sum of the aggregate principal amount of indebtedness for borrowed money incurred after the issue date of the 9.25% senior notes, other than excepted, Liens described above, plus debt pursuant to sale-leaseback transactions, with certain exceptions.

      Events of default. The 9.25% senior notes indenture includes various events of default customary for such type of agreements, such as failure to pay principal and interest when due on the senior notes, cross defaults on other indebtedness and certain events of bankruptcy, insolvency and reorganization.

      Additional information. The foregoing summary of certain of the provisions of the 9.25% senior notes indenture is qualified in its entirety by reference to all of the provisions of the 9.25% senior notes indenture, which has been filed with the SEC. See “Where You Can Find More Information.”

Trust preferred securities

      General. On June 9, 1998, Tower Automotive Capital Trust, or “Trust,” a Delaware statutory business trust created at the Issuer’s direction, completed the offering of $258.8 million in aggregate liquidation preference of 6 3/4% Trust Preferred Securities resulting in net proceeds of approximately $249.7 million. The net proceeds of the offering of the Trust Preferred Securities were used to repay outstanding indebtedness. The Issuer owns all of the outstanding common securities issued by the Trust. The sole assets held by the Trust are the Issuer’s 6 3/4% convertible subordinated debentures due June 30, 2018 that were issued in an aggregate principal amount of $266.8 million.

      Distributions. Distributions on the Trust Preferred Securities are payable at the annual rate of 6 3/4% of the liquidation amount of $50 per Trust Preferred Security (equivalent to $3.375 per Trust Preferred Security per annum) if, as and when the Trust has funds available for payment. Distributions are payable quarterly in arrears on each March 31, June 30, September 30 and December 31, commencing September 30, 1998. Distributions not made on the scheduled payment date will accumulate and compound quarterly at a rate per annum equal to 6 3/4%. The ability of the Trust to pay distributions on the Trust Preferred Securities is entirely dependent on its receipt of payments with respect to the 6 3/4% convertible subordinated debentures held by the Trust. The convertible subordinated debentures provide that payments of interest may be deferred at any time, and from time to time, by the Issuer for a period not exceeding 20 consecutive quarters. If interest payments on the convertible subordinated debentures are so deferred, distributions on the Trust Preferred Securities will also be deferred, and the Issuer will not be permitted, subject to certain exceptions, to declare and pay cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to those debentures.

      Redemption. The Trust Preferred Securities are redeemable, in whole or in part, on or after June 30, 2001, and all Trust Preferred Securities must be redeemed no later than June 30, 2018. The Trust Preferred Securities are subject to redemption at the following percentages of the liquidation amount thereof plus accrued and unpaid distributions, if any, to the date fixed for redemption if redeemed during the twelve-month period commencing on June 30, in each of the following years indicated:

Year	Percentage

2001	104.725%
2002	104.050
2003	103.375
2004	102.700
2005	102.025
2006	101.350
2007	100.675
2008 and thereafter	100.000

      The Trust Preferred Securities are also redeemable upon the repayment either at maturity of the convertible subordinated debentures or as a result of the acceleration of the convertible subordinated debentures upon an event of default, at a redemption price of $50 per Trust Preferred Security together with accumulated and unpaid distributions thereon to the date of redemption.

      Conversion rights. The Trust Preferred Securities are convertible, at the option of the holder, into our common stock at a rate of 1.6280 shares of common stock for each Trust Preferred Security, which is equivalent to a conversion price of $30.713 per share.

      Ranking/guarantee. The payment of distributions by the Trust and payments on liquidation of the Trust or the redemption of Trust Preferred Securities are guaranteed on a subordinated basis by the Issuer to the extent the Trust has funds available therefor. The Issuer’s obligation under the guarantee is subordinate and junior in right of payment to all other liabilities of the Issuer and ranks pari passu with the most senior preferred stock, if any, issued from time to time by the Issuer. The Issuer’s obligations under the 6 3/4% convertible subordinated debentures are subordinate and junior in right of payment to all senior debt of the Issuer. The term “senior debt” is generally defined under the indenture to mean any indebtedness of the Issuer for money borrowed, except for trade credit and any such indebtedness that is by its terms subordinated to or pari passu with the 6 3/4% convertible subordinated debentures, as the case may be. The Issuer’s obligations under the guarantee and the 6 3/4% convertible subordinated debentures are effectively subordinated to all existing and future obligations of the Issuer’s subsidiaries.

      Additional information. The foregoing summary of certain provisions of the Trust Preferred Securities and 6 3/4% convertible subordinated debentures is qualified in its entirely by reference to all of the provisions of the trust agreement and the convertible subordinated indenture, each of which has been filed with the SEC. See “Where You Can Find More Information.”

Foreign subsidiary indebtedness

      As of June 30, 2004, foreign subsidiaries of R.J. Tower had outstanding an aggregate of $149.0 million of indebtedness, consisting of: (i) an aggregate of $114.0 million outstanding of Seojin; (ii) $0.6 million outstanding of Dr. Meleghy; and (iii) other foreign subsidiary indebtedness of $34.4 million. For the most part, borrowings by our foreign subsidiaries are made under credit agreements with commercial lenders and are used to fund working capital and other operating requirements. The Issuer has guaranteed on a senior unsecured basis $30.2 million of the outstanding borrowings of Seojin up to a limit of approximately $105.7 million. The Issuer’s guarantees expire on various dates, with certain of the guarantees expiring in April 2005 and others expiring at the same time as the underlying borrowings come due.

      Certain foreign subsidiaries of R.J. Tower are subject to restrictions on their ability to dividend or otherwise distribute cash to R.J. Tower because they are subject to financing arrangements that restrict them from paying dividends.

DESCRIPTION OF DEBENTURES

      We issued the debentures under an indenture, dated as of May 24, 2004, between the Issuer and BNY Midwest Trust Company, as trustee (called the “indenture”). The debentures and the shares of our common stock issuable upon conversion of the debentures are covered by a registration rights agreement, dated as of May 24, 2004, among the Issuer and the initial purchasers. You may request a copy of the indenture and the registration rights agreement from the trustee.

      The following description is only a summary of the material provisions of the debentures, the indenture and the registration rights agreement. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the indenture, the form of debentures and the registration rights agreement, including the definitions of certain terms used in each of these documents. Wherever reference is made to particular provisions or defined terms of the indenture, form of debentures or registration rights agreement, these provisions or defined terms are incorporated by reference in this prospectus. These documents may be amended from time to time. You should read each of these documents because they, not this description, define your rights as a holder of the debentures. For more information as to how you can obtain a copy of each of these documents, see “Where You Can Find More Information.”

      As used in this “Description of Debentures,” references to the “Company,” “we,” “our” or “us” refer solely to Tower Automotive, Inc. and not to any of its subsidiaries.

General

      The debentures:

•	are general unsecured senior obligations of the Company and rank equally in right of payment to any present or future senior debt of the Company, including its existing and future unsecured unsubordinated indebtedness and its guarantee of the 12% senior notes;

•	rank senior to any subordinated debt of the Company and are effectively subordinated to any secured debt of the Company, to the extent of the value of the assets securing such debt and to any debt of our subsidiaries;

•	are limited to an aggregate principal amount of $125,000,000;

•	mature on May 15, 2024, unless earlier converted by you, repurchased by us at your option or redeemed by us;

•	accrue interest at a rate of 5.75% per year payable in cash on each May 15 and November 15, beginning November 15, 2004, as set forth below under “— Interest”;

•	accrue additional interest if we fail to comply with certain obligations as set forth under “— Registration rights”;

•	are issued in registered form in denominations of $1,000 and integral multiples of $1,000;

•	are initially represented by one or more debentures in global form, but in certain limited circumstances may be represented by debentures in definitive form;

•	are redeemable by us for cash, at our option, in whole or in part, at any time on or after May 20, 2011 at a redemption price equal to 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest to (but excluding) the redemption date (including any additional interest); and

•	are subject to repurchase by us at the option of the holder on May 15, 2011, May 15, 2014 and May 15, 2019 or upon a “fundamental change” (as defined below) at our option, in cash or, subject to certain limitations, shares of our common stock, or a combination thereof.

      You have the option, subject to fulfillment of certain conditions and during the periods described below, to convert your debentures into shares of our common stock at an initial conversion rate of 231.0002 shares of our common stock per $1,000 principal amount of debentures to be converted. This is equivalent to an initial conversion price of approximately $4.33 per share of common stock. The “conversion price” is, as of any date of determination, a dollar amount derived by dividing the principal amount by the conversion rate then in effect. The conversion rate is subject to adjustment if certain events occur. Upon a surrender of your debentures for conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock in amounts described under “— Conversion rights”; provided, however, unless and until we have obtained stockholder approval for the issuance of the debentures and the common stock issuable upon conversion or repurchase, we will be required to pay cash in respect of all or a portion of debentures converted or repurchased where such conversion or repurchase would otherwise result in our issuing more than 19,705,187 shares of our common stock in respect of the debentures converted or repurchased with common stock. All debentures converted on any day will receive the same form of conversion payment, namely, cash, shares of our common stock or a combination of cash and shares of our common stock. Upon conversion of a debenture, you will not receive fractional shares, but will instead receive a cash payment to account for any such fractional share based upon the last reported sale price (as defined below) of our common stock on the last trading day immediately preceding the conversion date. You will not receive any cash payment for interest accrued and unpaid to the conversion date, except under the limited circumstances described below.

      If any interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a fundamental change, as described below) falls on a day that is not a business day, the required payment will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due, and no additional interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a fundamental change, as described below), as the case may be, to that next succeeding business day.

      As used in this prospectus, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

Ranking

      The Company and its subsidiaries have five principal long-term debt instruments and arrangements outstanding:

•	the debentures;

•	the new senior credit facility;

•	the 12% senior notes;

•	the 9.25% senior notes; and

•	the Trust Preferred Securities.

      For a description of the ranking of the debentures in relation to this long-term debt and other obligations and liabilities, see “Description of Financing Plan and Ranking of Debentures — Ranking of debentures.”

Interest

      The debentures bear interest at a rate of 5.75% per annum. Interest (including additional interest, if any) shall be payable semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2004.

      Interest on a debenture (including additional interest, if any) will be paid to the person in whose name the debenture is registered at the close of business on the May 1 or November 1, as the case may be (each, a “record date”), immediately preceding the relevant interest payment date (whether or not such day is a business day); provided, however, that interest (including additional interest, if any) payable upon redemption or repurchase by us will be paid to the person to whom principal is payable, unless the redemption date or repurchase date, as the case may be, is an interest payment date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months and will accrue from May 24, 2004 or from the most recent date to which interest has been paid or duly provided for. We will pay interest on overdue principal at 1% per annum in excess of such rate, and we will pay interest on overdue installments of interest at such higher rate to the extent lawful.

Redemption by us

      No sinking fund is provided for the debentures, and prior to May 20, 2011, the debentures will not be redeemable. On or after May 20, 2011, we may redeem the debentures, in whole or in part, at any time for a redemption price in cash equal to 100% of the principal amount of the debentures to be redeemed, plus any accrued and unpaid interest (including additional interest, if any) to (but excluding) the redemption date.

      If the redemption date is an interest payment date, interest (including additional interest, if any) shall be paid on such interest payment date to the record holder on the relevant record date.

      Debentures or portions of debentures called for redemption will be convertible by the holder until the close of business on the second business day prior to the redemption date. Our notice of redemption will inform the holders of our election to deliver shares of our common stock or to pay cash in lieu of delivery of shares of our common stock (or a combination of cash and shares of our common stock) with respect to any debentures or portions thereof converted prior to the redemption date.

      We will provide not less than 20 nor more than 60 days’ notice of redemption by mail to each registered holder of debentures to be redeemed. If the notice of redemption is given and funds are deposited as required, then interest will cease to accrue on and after the redemption date on those debentures or portions of debentures called for redemption and all other rights of the holders of such debentures or portions of debentures to be redeemed will terminate (other than the right to receive the redemption price upon transfer or delivery of the debentures).

      If we decide to redeem fewer than all of the outstanding debentures, the trustee will select the debentures or portions of the debentures to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method which the trustee considers fair and appropriate. If the trustee selects a portion of your debentures for partial redemption and you convert a portion of your debentures, the converted portion will be deemed to be from the portion selected for redemption.

      We may not redeem the debentures if we have failed to pay any interest (including additional interest, if any) on the debentures when due and such failure to pay is continuing. We will notify all of the holders if we redeem any of the debentures.

Conversion rights

      Subject to the conditions and during the periods described below, you may convert each of your debentures into shares of our common stock at an initial conversion rate of 231.0002 shares of our common stock per $1,000 principal amount of debentures (equivalent to an initial conversion price of approximately $4.33 per share of common stock). The conversion rate and the equivalent conversion price in effect at any given time are called the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. You may convert fewer than all of your debentures so long as the principal amount of the debentures converted is an integral multiple of $1,000.

      You may convert your debentures into shares of our common stock only in the following circumstances, which are described in more detail below, and to the following extent:

•	in whole or in part, upon satisfaction of a market price condition;

•	any or all of those debentures that have been called for redemption;

•	in whole or in part, upon the occurrence of specified corporate transactions;

•	in whole or in part, upon satisfaction of certain trading price conditions; and

•	in whole or in part, upon the occurrence of certain reductions in credit ratings.

      If we call your debentures for redemption, you may convert your debentures only until the close of business on the second business day prior to the redemption date (unless we fail to pay the redemption price). If you have already delivered a repurchase election with respect to a debenture as described under either “— Repurchase of debentures by us at the option of the holder” or “— Repurchase of debentures by us at the option of the holder upon a fundamental change,” you may not surrender that debenture for conversion until you have withdrawn the repurchase election in accordance with the indenture.

      Upon conversion, you will not receive any separate cash payment of interest (including additional interest, if any) unless such conversion occurs between a regular record date and the interest payment date to which it relates. We will not issue fractional shares of our common stock upon conversion of debentures. Instead, we will pay cash in lieu of fractional shares based upon the last reported sale price of our common stock on the last trading day immediately preceding the conversion date. Our delivery to you of the full number of shares of our common stock into which your debenture is convertible, or cash or a combination of cash and shares of our common stock, including any cash payment for any fractional share, will be deemed to satisfy our obligation to pay:

•	the principal amount of the debenture; and

•	accrued and unpaid interest (including additional interest, if any) to (but excluding) the conversion date.

      As a result, accrued and unpaid interest (including additional interest, if any) to (but excluding) the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. For a discussion of your tax treatment upon receipt of shares of our common stock upon conversion, see “Material United States Federal and Estate Income Tax Consequences.”

      Notwithstanding the preceding paragraph, if debentures are converted after the close of business on a record date but prior to the opening of business on the next succeeding interest payment date, holders of such debentures at the close of business on the record date will receive the interest (including additional interest, if any) payable on such debentures on the corresponding interest payment date notwithstanding the conversion. Such debentures, upon surrender for conversion, must be accompanied by funds equal to the amount of interest (including additional interest, if any) payable on such debentures so converted; provided, that no such payment need be made:

•	if we have specified a redemption date that is after a record date and on or prior to the date that is two business days after the corresponding interest payment date,

•	if we have specified a fundamental change repurchase date that is after a record date and on or prior to the date that is one business day after the corresponding interest payment date, or

•	to the extent of any overdue interest (including additional interest, if any) at the time of conversion with respect to such debentures.

      If you convert your debentures, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because you request the shares to be issued or delivered to another person, in which case you will pay that tax.

      In lieu of delivering shares of our common stock upon conversion of all or any portion of the debentures, we may elect to pay holders surrendering debentures for conversion an amount in cash for each $1,000 principal amount of debentures to be converted equal to the average of the last reported sale prices for the five consecutive trading days:

•	immediately following the date of notice of our election to deliver cash or a combination of cash and common stock, as described below, if we have not given notice of redemption; or

•	ending on the third trading day prior to the conversion date, in the case of a conversion following notice of redemption specifying that we intend to deliver cash or a combination of cash and common stock upon conversion, in either case multiplied by the conversion rate in effect on the conversion date; provided, however, that in no case shall the amount of cash delivered upon conversion of debentures exceed $1,000 per $1,000 principal amount of debentures to be converted, in which case any excess shall be paid in shares of our common stock.

      We will inform the holders through the trustee no later than two business days following the conversion date of our election to deliver shares of our common stock, a combination of shares of our common stock and cash or to pay cash in lieu of delivery of shares of our common stock, unless we have already informed holders of our election in connection with our optional redemption of the debentures as described under “— Redemption by us.” If we elect to deliver all of such payment in shares of our common stock, the shares of our common stock will be delivered through the conversion agent (which initially shall be the trustee) to holders timely surrendering debentures no later than the fifth business day following the conversion date. If we elect to pay all or a portion of such payment in cash, the payment, including any delivery of shares of our common stock, will be made through the conversion agent to holders timely surrendering debentures no later than the tenth business day following the conversion date.

      At anytime prior to maturity, we may irrevocably elect, in our sole discretion without the consent of the holders of the debentures, by notice to the trustee and the holders of the debentures to satisfy in cash 100% of the principal amount of the debentures converted after the date of such election. After making such an election, we still may satisfy our conversion obligation to the extent it exceeds the principal amount in cash or common stock or a combination of cash or common stock in the same manner as set forth above.

Conversion upon satisfaction of market price condition

      You may surrender your debentures for conversion into shares of our common stock prior to May 15, 2019 in any fiscal quarter after the fiscal quarter ending June 30, 2004 if the last reported sale price of our common stock for at least 20 trading days within the period of 30 consecutive trading days ending on the first trading day of such fiscal quarter is greater than 125% of the conversion price per share of our common stock on such trading day. You may also surrender your debentures for conversion into shares of our common stock on or after May 15, 2019 any time after the last reported sale price of our common stock on any one day on or after May 15, 2019 is more than 125% of the then current conversion price.

      The “last reported sale price” of our common stock on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and asked prices or, if there is more than one in either case, the average of the average bid and the average asked prices) on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market. If our common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or any similar U.S. system of automated dissemination of quotations of securities prices. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date from each of at least three independent nationally recognized investment banking firms selected by us for this purpose.

Conversion upon notice of redemption

      If we call any or all of the debentures for redemption, you may surrender any of your debentures that have been called for redemption for conversion at any time prior to the close of business on the second business day prior to the redemption date.

Conversion upon specified corporate transactions

      If we elect to:

•	distribute to all of the holders of shares of our common stock any rights, warrants, options or other securities entitling them for a period of not more than 45 days after the date of issuance thereof to subscribe for or purchase shares of our common stock, or securities convertible into shares of our common stock for not more than 45 days after the date of issuance thereof, in either case at an exercise price per share or conversion price per share less than the average of the last reported sale prices of a share of our common stock for the five trading days immediately preceding the declaration date of the distribution; or

•	distribute to all of the holders of shares of our common stock, assets (including cash), evidences of indebtedness or other property or rights to subscribe for or purchase our securities (other than those described in the preceding bullet), which distribution has a per share value as determined by the Company’s Board of Directors exceeding 5% of the average of the last reported sale price of a share of our common stock for the five trading days immediately preceding the declaration date for such distribution, we must notify holders of the debentures at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their debentures for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or any announcement that such distribution will not take place. No holder may exercise this right to convert if the holder otherwise will participate in the distribution without conversion. The “ex-dividend date” is the first date upon which a sale of shares of our common stock does not automatically transfer the right to receive the relevant distribution from the seller of the shares to the buyer.

      In addition, if we are a party to a consolidation, merger or binding share exchange, in each case pursuant to which our common stock would be converted into cash or property other than securities, a holder may surrender debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until and including the date which is 15 days after the actual effective date of such transaction.

      If we engage in certain reclassifications of our common stock or are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets, in each case pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a debenture into shares of our common stock will be changed into a right to convert such debenture into the kind and amount of cash, securities or other property which a holder would have received if the holder had converted its debentures into shares of our common stock immediately prior to the applicable record date for such transaction. If we engage in any transaction described in the preceding sentence, the conversion rate will not otherwise be adjusted. If the transaction also constitutes a fundamental change, a holder can require us to redeem all or a portion of its debentures as described under “— Repurchase of debentures by us at the option of the holder upon a fundamental change.”

Conversion upon satisfaction of trading price condition

      You may surrender your debentures for conversion prior to maturity during the five business day period after any ten consecutive trading day period in which the average of the “trading prices” per $1,000 principal amount of debentures for each day during such ten trading-day period, as determined following a request by a holder of debentures in accordance with the procedures described below, was less than 98% of the product of the average of the last reported sale price of our common stock for each day during such ten trading-day period and the conversion rate then in effect (the “trading price condition”); provided, that if, on the date of any conversion pursuant to the trading price condition, the last reported sale price of our common stock on the trading day before the conversion date is greater than 100% but less than 125% of the conversion price, then holders surrendering debentures for conversion will receive, in lieu of shares of our common stock based on the then applicable conversion rate, an amount in cash equal to the principal amount of the debentures being converted plus accrued and unpaid interest (including additional interest, if any), to (but excluding) the conversion date.

      The “trading price” of the debentures on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $5 million principal amount of debentures at approximately 3:30 p.m., New York City time, on such date from three independent nationally recognized securities dealers we select; provided, that if at least three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and, if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5 million principal amount of debentures from an independent nationally recognized securities dealer, then the trading price per $1,000 principal amount of debentures will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate then in effect. In connection with any conversion upon satisfaction of the trading price condition, the trustee shall have no obligation to determine the trading price of the debentures unless we have requested such determination; and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of debentures would be deemed to be less than 98% of the product of the last reported sale price of our common stock and the number of shares then issuable upon conversion of $1,000 principal amount of debentures. At such time, we shall instruct the trustee to determine the trading price of the debentures beginning on the next trading day and on each successive trading day until, and only until, the trading price per $1,000 principal amount of debentures is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate then in effect.

Conversion upon credit ratings event

      In the event that the debentures are assigned a credit rating by either Moody’s Investor Service, Inc. (“Moody’s”) or from Standard & Poor’s Ratings Services (“Standard & Poor’s”), you will have the right to surrender any or all of your debentures for conversion during any period in which the credit rating assigned to the debentures by either Moody’s or from Standard & Poor’s is three or more subcategories below the initial credit rating assigned by Moody’s or Standard & Poor’s, as the case may be. The debentures will also become convertible if after a rating agency has assigned the debentures a credit rating, such rating is suspended or withdrawn by such rating agency. Notwithstanding the foregoing, we have no obligation to cause the debentures to be rated or to continue to be rated.

Conversion procedures

      To convert your debenture into shares of our common stock, you must do each of the following:

•	complete and manually sign the conversion notice on the back of the debenture, or a facsimile of the conversion notice, and deliver this notice to the conversion agent;

•	surrender the debenture to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to the interest payable on the next interest payment date.

      The date on which you shall have complied with all of these requirements is the conversion date under the indenture. If your interest is a beneficial interest in a global debenture, to convert you must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global debenture.

      The conversion agent will, on your behalf, convert the debentures into shares of our common stock. You may obtain copies of the required form of the conversion notice from the conversion agent. Settlement of our obligation to deliver shares, cash or a combination thereof with respect to a conversion will occur on the dates described under “— Conversion rights.” Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of debentures in book-entry form with DTC, in which case shares shall be delivered in accordance with applicable DTC procedures. In addition, we will pay cash for any fractional shares, as described above under “— Conversion rights.”

      As described under “— Conversion rights,” we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock in amounts described above under “— Conversion rights.”

Conversion rate adjustments

      The conversion rate will be adjusted as described in the circumstances below:

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 2/3 OS1/OS0

where,

CR0 = the conversion rate in effect immediately prior to such event

CR1 = the conversion rate in effect immediately after such event

OS0 = the number of shares of our common stock outstanding immediately prior to such event

OS1 = the number of shares of our common stock outstanding immediately after such event

(2) If we issue to all or substantially all of the holders of shares of our common stock any rights, warrants, options or other securities entitling them for a period of not more than 45 days after the date of issuance thereof to subscribe for or purchase shares of our common stock, or securities convertible into shares of our common stock within 45 days after the date of issuance thereof, in either case at an exercise price per share or a conversion price per share less than the last reported sale price of our common stock on the business day immediately preceding the time of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided, that the conversion rate will be readjusted to the extent that such rights, warrants, options, other securities or convertible securities are not exercised or converted prior to the expiration of the exercisability or convertibility thereof):

CR1 = CR0 2/3 (OS0 + X)/(OS0 + Y)

where,

CR0 = the conversion rate in effect immediately prior to such event

CR1 = the conversion rate in effect immediately after such event

OS0 = the number of shares of our common stock outstanding immediately prior to such event

X = the total number of shares of our common stock issuable pursuant to such rights, warrants, options, other securities or convertible securities

Y = the number of shares of our common stock equal to the aggregate exercise price or conversion price payable to exercise or convert such rights, warrants, options, other securities or convertible securities divided by the average of the last reported sale prices of our common stock for the 10 consecutive trading days prior to the business day immediately preceding the date of announcement of the issuance of such rights, warrants, options, other securities or convertible securities

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all of the holders of shares of our common stock, excluding:

•	dividends, distributions and rights, warrants, options, other securities or convertible securities described in clause (1) or (2) above; and

•	dividends or distributions in cash described in clause (4) below; and

•	spin-offs described in this clause (3) below,

then the conversion rate will be adjusted based on the following formula:

CR1 = CR0 2/3 (SP0/(SP0 - FMV))

           where,

CR0 = the conversion rate in effect immediately prior to such distribution

CR1 = the conversion rate in effect immediately after such distribution

SP0 = the average of the last reported sale prices of our common stock for the 10 consecutive trading days prior to the business day immediately preceding the record date for such distribution

FMV = the fair market value (as determined in good faith by the Company’s Board of Directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the record date for such distribution

      With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, called a “spin-off,” the conversion rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive the distribution will be increased based on the following formula:

CR1 = CR0 2/3 ((FMV0 + MP0)/MP0)

where,

CR0 = the conversion rate in effect immediately prior to such distribution

CR1 = the conversion rate in effect immediately after such distribution

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of shares of our common stock applicable to one share of our common stock over the first 10 consecutive trading days after the effective date of the spin-off

MP0 = the average of the last reported sale prices of our common stock over the first 10 consecutive trading days after the effective date of the spin-off

The adjustment to the conversion rate with respect to a spin-off will occur on the tenth trading day after the effective date of the spin-off.

(4) If we pay or make any cash dividend or distribution during any of our quarterly fiscal periods to all or substantially all of the holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 2/3 (SP0/(SP0 - C))

where,

CR0 = the conversion rate in effect immediately prior to the record date for such distribution

CR1 = the conversion rate in effect immediately after the record date for such distribution

SP0 = the average of the last reported sale prices of our common stock for the 10 consecutive trading days prior to the business day immediately preceding the record date of such distribution

C = the amount in cash per share we distribute to holders of shares of our common stock

(5) We will increase the conversion rate if we or any of our subsidiaries purchases shares of our common stock pursuant to a tender offer or exchange offer which involves an aggregate consideration per share that exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender offer or exchange offer. The conversion rate will be increased based on the following formula:

CR1 = CR0 2/3 (AC + (SP1 2/3 OS1))/(OS0 2/3 SP1)

CR0 = the conversion rate in effect on the date such tender offer or exchange offer expires

CR1 = the conversion rate in effect on the day next succeeding the date such tender offer or exchange offer expires

AC = the aggregate value of all cash and other consideration (as determined by the Company’s Board of Directors) paid or payable for all shares of our common stock that we or one of our subsidiaries purchases in the tender offer or exchange offer

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender offer or exchange offer expires

OS1 = the number of shares of our common stock outstanding immediately after the date such tender offer or exchange offer expires

SP1 = the average of the last reported sale prices of our common stock for the 10 consecutive trading days commencing on the trading day next succeeding the date such tender offer or exchange offer expires

      If we adopt a rights plan while debentures remain outstanding, you will receive, upon conversion of debentures, in addition to shares of our common stock, the rights under the rights plan unless, prior to conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from our common stock, in which case the applicable conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock shares of our common stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

      In addition to these adjustments, we may increase the conversion rate as the Company’s Board of Directors deems advisable to avoid or diminish any income tax to holders of shares of our capital stock resulting from any dividend or distribution of capital stock (or rights to acquire common stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period if the Company’s Board of Directors has determined that such increase would be in the Company’s best interests. If the Company’s Board of Directors makes such a determination, it will be conclusive. We will give holders of debentures notice of such an increase in the conversion rate in accordance with the indenture and applicable laws. A holder may, in some circumstances, including the distribution of cash dividends to stockholders, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material United States Federal and Estate Tax Consequences — Consequences to U.S. Holders — Constructive distributions.”

      No adjustment to the conversion rate or the ability of a holder of a debenture to convert will be made if the holder will otherwise participate in the distribution without conversion solely as a holder of a debenture. Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share.

      The applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase shares of our common stock pursuant to any present or future employee, director or consultant incentive or benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the debentures were first issued;

•	upon the repurchase by us of shares of common stock from our employee protection and deferred compensation trusts or members of our senior management upon their resignation or termination of employment;

•	for a change in the par value of our common stock; or

•	for accrued and unpaid interest (including additional interest, if any on the debentures).

      Notwithstanding anything else to the contrary, in no event shall the conversion price be less than $0.01.

Repurchase of debentures by us at the option of the holder

      You will have the right to require us to repurchase all or a portion of your debentures on May 15, 2011, May 15, 2014 and May 15, 2019 (each, a “repurchase date”).

      We will be required to repurchase any outstanding debenture for which you deliver a written repurchase notice to the paying agent (which will initially be the trustee). This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day prior to the repurchase date. You may withdraw your repurchase notice at any time prior to the close of business on the business day prior to the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the debentures listed in the notice. Our repurchase obligation will be subject to certain additional conditions described below.

      The repurchase price payable will be equal to 100% of the principal amount of the debentures to be repurchased, plus any accrued and unpaid interest (including additional interest, if any) to (but excluding) the repurchase date. We may choose to pay the repurchase price in cash or shares of our common stock or a combination of cash and shares of our common stock (provided, that in any event we will pay any accrued and unpaid interest (including additional interest, if any) in cash). Our right to pay all or any of the repurchase price in shares of our common stock is subject to additional conditions as described below. Notwithstanding anything else to the contrary, unless and until we have obtained stockholder approval for the issuance of the debentures and the common stock issuable upon conversion or repurchase, we will be required to pay cash in respect of all or a portion of debentures converted or repurchased where such conversion or repurchase would otherwise result in our issuing more than 19,705,187 shares of our common stock in respect of the debentures converted or repurchased with common stock. All debentures repurchased on any day will receive the same form of payment of the repurchase price, namely, cash, shares of our common stock or a combination of cash and shares of our common stock.

      If we elect to pay the repurchase price in whole or in part in shares of our common stock, the number of shares of our common stock to be delivered by us will be equal to the portion of the repurchase price to be paid in shares of our common stock divided by 97% of the market price of our common stock. The market price of our common stock will be determined prior to the applicable repurchase date as described below. If we elect to pay the repurchase price in whole or in part in shares of our common stock, we will pay cash in lieu of fractional shares in an amount based upon the market price of our common stock.

      As used under this caption and under “— Repurchase of debentures by us at the option of the holder upon a fundamental change,” “market price” means, with respect to any repurchase date (including upon the occurrence of a fundamental change) or other date of determination, the average of the last reported sale price of our common stock for the 20 consecutive trading days ending on the third business day prior to the applicable repurchase date or date of determination, as the case may be (or, if such third business day is not a trading day, then ending on the last trading day prior to such third business day), appropriately adjusted to take into account the occurrence, during the period commencing on the first trading day of such 20 trading-day period and ending on the applicable repurchase date or date of determination, as the case may be, of any event requiring an adjustment of the conversion rate under the indenture.

      Because the market price of our common stock is determined prior to the applicable repurchase date, you will bear the market risk with respect to the value of the shares of our common stock, if any, to be received from the date as of which the market price is determined to the date on which you receive such shares. In addition, the market price of our common stock is an average price rather than the price as of a single date.

      On or before the 25th trading day prior to each repurchase date, we will provide to the trustee, the paying agent and all of the holders of debentures at their addresses shown in the register maintained by the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

•	the repurchase price;

•	the last date on which a holder may exercise the repurchase right;

•	the repurchase date;

•	whether we will pay the repurchase price in cash, shares of our common stock or a combination thereof, specifying the percentage or amount of each;

•	if we elect to pay the repurchase price in whole or in part in shares of our common stock, the method of calculating the market price of our common stock;

•	the name and address of the paying agent and the conversion agent;

•	the applicable conversion rate and any adjustments to the applicable conversion rate;

•	that the debentures with respect to which a repurchase election has been given by the holder may be converted only if the holder withdraws the repurchase election in accordance with the terms of the indenture; and

•	the procedure that holders must follow to require us to repurchase their debentures.

      To exercise the repurchase right, if your debentures are certificated, you must deliver prior to the close of business on the business day immediately preceding the repurchase date, subject to extension to comply with applicable law, the debentures to be repurchased, duly endorsed for transfer, together with a written repurchase election and the form entitled “Form of repurchase notice” on the reverse side of the debentures, duly completed, to the paying agent. Your repurchase election must state:

•	if certificated debentures have been issued, the certificate numbers of the debentures to be repurchased;

•	the portion of the principal amount of debentures to be repurchased, which must be $1,000 or an integral multiple thereof;

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture; and

•	if we have elected to pay the repurchase price in shares of our common stock but the repurchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment in shares of our common stock is not satisfied prior to the close of business on the business day immediately preceding the repurchase date, whether you elect:

(i) withdraw the repurchase election as to some or all of the debentures to which it relates; or

(ii) receive cash in respect of the entire repurchase price for all of the debentures subject to the repurchase election.

      If you fail to indicate your choice with respect to this election, you will be deemed to have elected to receive cash in respect of the entire repurchase price for all of the debentures subject to the repurchase election in these circumstances. For a discussion of the tax treatment of a holder receiving cash, shares of our common stock or any combination thereof, see “Material United States Federal and Estate Income Tax Consequences.”

      At anytime prior to maturity, we may irrevocably elect, in our sole discretion without the consent of the holders of the debentures, by notice to the trustee and the holders of the debentures to satisfy in cash 100% of the principal amount of the debentures that are the subject of a repurchase notice received by us after the date of such election.

      If your debentures are not in certificated form, your repurchase notice must comply with applicable DTC procedures and such procedures must be completed in sufficient time for your repurchase election to be provided to the us in a timely manner.

      No debentures may be repurchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the repurchase price of the debentures.

      You may withdraw any repurchase notice, in whole or in part, by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day prior to the repurchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn debentures;

•	if certificated debentures have been issued, the certificate numbers of the withdrawn debentures; and

•	the principal amount of the debentures, if any, which remains subject to the repurchase notice.

      If your debentures are not in certificated form, your withdrawal notice must comply with applicable DTC procedures.

      To receive payment of the repurchase price, you must either effect book-entry transfer of your debentures or deliver your debentures, together with necessary endorsements, to the office of the paying agent after delivery of your repurchase notice. Payment of the repurchase price for a debenture will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the debentures.

      If the paying agent holds money or securities sufficient to pay the repurchase price of the debentures to be repurchased on the business day following the repurchase date, then, on and after such date:

•	the debentures to be repurchased will cease to be outstanding and interest thereon will cease to accrue (whether or not book-entry transfer of the debentures has been made or the debentures have been delivered to the paying agent); and

•	all other rights of the holders of the debentures to be repurchased will terminate (other than the right to receive the repurchase price upon transfer or delivery of the debentures).

      Our right to pay the repurchase price for debentures, in whole or in part, in shares of our common stock is subject to various conditions, including:

•	our providing timely written notice, as described above, of our election to pay all or part of the repurchase price in shares of our common stock;

•	our common stock then being listed on a U.S. national or regional securities exchange or quoted on the Nasdaq National Market or other similar automated quotation system;

•	information necessary to calculate the market price of our common stock being published in a daily newspaper of national circulation or being otherwise readily publicly available;

•	registration of the shares of our common stock under the Securities Act and the Exchange Act, in each case if required; and

•	our obtaining any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

      If the required conditions are not satisfied with respect to a holder prior to the close of business on the business day immediately preceding the repurchase date, we will pay the repurchase price for such holder’s debentures entirely in cash. We may not change our election with respect to the form in which we will pay the repurchase price once we have given the notice that we are required to give, except as described in the preceding sentence.

      We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of our repurchase. If then so required, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the debentures.

      We may, to the extent permitted by applicable law and the agreements governing our other debt, at any time purchase the debentures in the open market or by tender at any price or by private agreement. Any debenture so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation or held by us. Any debentures surrendered to the trustee may not be reissued or resold and will be canceled promptly.

      We may not have enough available cash or be able to obtain third-party financing at the time it is required to make repurchases of debentures. In addition, our new senior credit facility and 12% senior notes contain, and any future agreements governing our indebtedness may contain, certain covenants and terms which limit our ability to pay cash to the holders of the debentures to repurchase the debentures. If we are prohibited from repurchasing the debentures pursuant to agreements governing our other indebtedness, we could seek the consent of our other creditors to purchase the debentures or could attempt to refinance this other indebtedness. No assurances can be made that we will obtain such a consent or be able to accomplish a refinancing. The failure by us to repurchase debentures at a time when the repurchase is required by the indenture would constitute a default under the indenture. In addition, a default under the indenture or a designated event, in and of itself, could lead to a default under our new senior credit facility, 12% senior notes and other existing and future agreements governing our indebtedness. If, due to a default, the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the debentures.

Repurchase of debentures by us at the option of the holder upon a fundamental change

      If a fundamental change occurs at any time prior to the maturity date, you will have the right, at your option, to require us to repurchase for cash any or all of your debentures, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on the fundamental change repurchase date, at a fundamental change repurchase price equal to 100% of the principal amount of the debentures to be repurchased plus accrued and unpaid interest (including additional interest, if any) to (but excluding) the fundamental change repurchase date.

      We may choose to pay the fundamental change repurchase price in cash or shares of our common stock or a combination of cash and shares of our common stock (provided, that in any event we will pay any accrued and unpaid interest (including additional interest, if any) in cash). Notwithstanding anything else to the contrary, unless and until we have obtained stockholder approval for the issuance of the debentures and the common stock issuable upon conversion or repurchase, we will be required to pay cash in respect of all or a portion of debentures converted or repurchased where such conversion or repurchase would otherwise result in our issuing more than 19,705,187 shares of our common stock in respect of the debentures converted or repurchased with common stock. All debentures repurchased on any day will receive the same form of payment of the repurchase price, namely, cash, shares of our common stock or a combination of cash and shares of our common stock.

      If we elect to pay the fundamental change repurchase price in whole or in part in shares of our common stock, the number of shares of our common stock to be delivered by us will be equal to the portion of the fundamental change repurchase price to be paid in shares of our common stock divided by 97% of the market price of our common stock. The market price of our common stock will be determined prior to the applicable fundamental change repurchase date, as described under “ — Repurchase of debentures by us at the option of the holder.” If we elect to pay the fundamental change repurchase price in whole or in part in shares of our common stock, we will pay cash in lieu of fractional shares in an amount based upon the market price of our common stock.

      Because the market price of our common stock is determined prior to the applicable fundamental change repurchase date, you will bear the market risk with respect to the value of the shares of our common stock, if any, to be received from the date as of which the market price is determined to the date on which you receive such shares. In addition, the market price of our common stock is an average price rather than the price as of a single date.

      A “fundamental change” will be deemed to have occurred at the time after the debentures are originally issued that any of the following occurs:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that, for purposes of this clause (i), such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of voting stock of the Company (for the purposes of this clause (i), such other person shall be deemed to beneficially own any voting stock of a person (the “specified person”) held by any other person (the “parent entity”), if such other person is the beneficial owner (as defined above in this clause (i)), directly or indirectly, of more than 50% of the voting power of the voting stock of such parent entity);

(ii) individuals who on May 24, 2004 constituted the Company’s Board of Directors (together with any new directors whose election by the Company’s Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 51% of the directors of the Company then still in office who were either directors on May 24, 2004 or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company’s Board of Directors then in office;

(iii) the adoption of a plan relating to the liquidation or dissolution of the Company;

(iv) the merger or consolidation of the Company with or into another person, or the merger of another person with the Company, or the sale of all or substantially all the assets of the Company (in each case, determined on a consolidated basis) to another person, other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the voting stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) hold directly or indirectly at least a majority of the voting power of the voting stock of the surviving person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before such merger or consolidation transaction and (B) in the case of a sale of assets transaction, (i) the transferee person(s) become(s) a guarantor in respect of the debentures and (ii) either (x) the transferee person(s) constitute(s) a subsidiary of the transferor(s) of such assets or (y) holders of securities that represented 100% of the voting stock of the Company immediately prior to such sale of assets transaction hold, directly or indirectly, at least a majority of the voting power of the voting stock of the transferee person(s) in such sale of assets transaction immediately after such sale of assets transaction and in substantially the same proportion as before such sale of assets transaction; or

(v) our capital stock or other capital stock into which the debentures are convertible is neither listed for trading on a U.S. national or regional securities exchange nor approved for listing on the Nasdaq National Market or any similar U.S. system of automated dissemination of quotations of securities prices, and no American Depositary Shares or similar instruments for such capital stock are so listed or approved for listing in the United States.

      A fundamental change will not be deemed to have occurred in respect of the occurrence of an event described in clause (i), (ii), (iii) or (iv) above, however, if either:

•	the last reported sale price of our common stock for any five trading day period within the ten consecutive trading day period ending immediately after the later of the fundamental change or the public announcement thereof, equals or exceeds 105% of the conversion price of the debentures in effect immediately before the fundamental change or the public announcement thereof; or

•	at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the fundamental change consists of shares of capital stock traded on a U.S. national or regional securities exchange or quoted on the Nasdaq National Market or any similar U.S. system of automated dissemination of quotations of securities prices, or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being described as “publicly traded securities”) and as a result of the transaction or transactions the debentures become convertible into such publicly traded securities, excluding cash payments for fractional shares, such publicly traded securities to be valued as of the date on which the transaction or transactions constituting the fundamental change are publicly announced.

      For purposes of the preceding paragraph, the term “capital stock” of any person means any and all shares (including ordinary shares or American Depositary Shares), interests, participations or other equivalents, however designated, of capital stock or other equity participations, including partnership interests, whether general or limited, of such person (collectively, an “equity interest”) and any and all rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person. For purposes of the preceding paragraph, the term “voting stock” of a person means all classes of capital stock of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

      Not less than 25 trading days before the fundamental change repurchase date, we will provide to all of the holders of the debentures and the trustee and the paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events constituting the fundamental change;

•	the date of the fundamental change;

•	the fundamental change repurchase price;

•	the last date on which a holder may exercise the fundamental change repurchase right;

•	the fundamental change repurchase date;

•	whether we will pay the fundamental change repurchase price in cash, shares of our common stock or a combination thereof, specifying the percentage or amount of each;

•	if we elect to pay the fundamental change repurchase price in whole or in part in shares of our common stock, the method of calculating the market price of our common stock;

•	the name and address of the paying agent and the conversion agent;

•	the applicable conversion rate and any adjustments to the applicable conversion rate;

•	that the debentures with respect to which a fundamental change repurchase election has been given by the holder may be converted only if the holder withdraws the fundamental change repurchase election in accordance with the terms of the indenture; and

•	the procedure that holders must follow to require us to repurchase their debentures.

      To exercise the repurchase right, if your debentures are certificated, you must deliver prior to the close of business on the business day immediately preceding the fundamental change repurchase date, subject to extension to comply with applicable law, the debentures to be repurchased, duly endorsed for transfer, together with a written fundamental change repurchase election and the form entitled “Form of fundamental change repurchase notice” on the reverse side of the debentures, duly completed, to the paying agent. Your fundamental change repurchase election must state:

•	if certificated debentures have been issued, the certificate numbers of the debentures to be delivered for repurchase;

•	the portion of the principal amount of debentures to be repurchased, which must be $1,000 or an integral multiple thereof;

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture; and

•	if we have elected to pay the fundamental change repurchase price in shares of our common stock but the fundamental change repurchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment in shares of our common stock is not satisfied prior to the close of business on the business day immediately preceding the fundamental change repurchase date, whether you elect:

(i) to withdraw the fundamental change repurchase election as to some or all of the debentures subject to the fundamental change repurchase election; or

(ii) to receive cash in respect of the entire fundamental change repurchase price for all of the debentures subject to the fundamental change repurchase election.

      If you fail to indicate your choice with respect to this election, you will be deemed to have elected to receive cash in respect of the entire fundamental change repurchase price for all of the debentures subject to the fundamental change repurchase election. For a discussion of the tax treatment of a holder receiving cash, shares of our common stock or a combination thereof, see “Material United States Federal and Estate Income Tax Consequences.”

      At anytime prior to maturity, we may irrevocably elect, in our sole discretion without the consent of the holders of the debentures, by notice to the trustee and the holders of the debentures to satisfy in cash 100% of the principal amount of the debentures that are the subject of a repurchase notice received by us after the date of such election.

      If the debentures are not in certificated form, your notice must comply with applicable DTC procedures and such procedures must be completed in sufficient time for the repurchase election to be provided to us in a timely manner.

      No debentures may be repurchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change repurchase price of the debentures.

      You may withdraw any fundamental change repurchase election, in whole or in part, by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn debentures;

•	if certificated debentures have been issued, the certificate numbers of the withdrawn debentures; and

•	the principal amount of the debentures, if any, which remains subject to the fundamental change repurchase notice.

      If the debentures are not in certificated form, your notice must comply with applicable DTC procedures.

      To receive payment of the fundamental change repurchase price, you must either effect book-entry transfer of your debentures or deliver your debentures, together with necessary endorsements, to the office of the paying agent after delivery of your fundamental change repurchase notice. Payment of the fundamental change repurchase price for a debenture will be made promptly following the later of the fundamental change repurchase date and the time of book-entry transfer or delivery of the debentures.

      We will be required to repurchase the debentures no later than 35 business days after the occurrence of the relevant fundamental change but in no event prior to the date on which such fundamental change occurs.

      If the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the debentures to be repurchased on the business day following the fundamental change repurchase date, then, on and after such date:

•	the debentures to be repurchased will cease to be outstanding and interest thereon will cease to accrue (whether or not book-entry transfer of the debentures has been made or the debentures have been delivered to the paying agent); and

•	all other rights of the holders of the debentures to be repurchased will terminate (other than the right to receive the fundamental change repurchase price upon transfer or delivery of the debentures).

      Our right to pay the fundamental change repurchase price for debentures, in whole or in part, in shares of our common stock is subject to the same conditions as those relating to payment of the repurchase price described under “— Repurchase of debentures by us at the option of the holder.” If the required conditions are not satisfied with respect to a holder prior to the close of business on the business day immediately preceding the fundamental change repurchase date, we will pay the fundamental change repurchase price for such holder’s debentures entirely in cash. We may not change our election with respect to the form in which we will pay the fundamental change repurchase price once we have given the notice that we are required to give, except as described in the preceding sentence.

      We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of our repurchase. If then so required, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the debentures.

      The rights of the holders to require us to repurchase their debentures upon a fundamental change could discourage a potential acquisition or takeover of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of our common stock or to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a standard term contained in other offerings of debt securities similar to the debentures that have been marketed by the initial purchasers. The terms of the fundamental change repurchase feature resulted from negotiations between the initial purchasers and us.

      The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the debentures upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

      The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law.

      Accordingly, the ability of a holder of the debentures to require us to repurchase its debentures as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

      If a fundamental change were to occur, as described above in the last paragraph under the caption “— Repurchase of debentures by us at the option of the holder,” we may not have enough funds to pay the fundamental change repurchase price. If we fail to repurchase the debentures when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness (including indebtedness under the new senior credit facility and the 12% senior notes) with similar change in control provisions permitting our lenders thereunder or holders thereof to accelerate or to require us to repurchase our indebtedness from them upon the occurrence of similar events or on some specific dates.

      Our obligation to make a repurchase upon a fundamental change will be satisfied if a third party makes the fundamental change repurchase offer in the manner, at the times and otherwise in compliance in all material respects with the requirements applicable to a fundamental change repurchase offer required to be made by us, purchases all debentures properly tendered and not withdrawn under the fundamental change repurchase offer and otherwise complies with the obligations in connection therewith.

Merger and sale of assets

      The indenture provides that we may not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of related transactions, directly or indirectly, all or substantially all of our assets to, any person, unless:

•	the resulting, surviving or transferee person (the “Successor Company”) shall be a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) expressly assumes, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all of the obligations of the Company under the debentures and the indenture;

•	immediately after giving effect to such transaction, there is no event of default or event that, with notice or passage of time or both, would become an event of default;

•	the Company shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, conveyance or lease and such supplemental indenture (if any) comply with the indenture; and

•	the Company shall have delivered to the trustee an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such transaction and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such consolidation, merger, transfer, conveyance or lease had not occurred.

      The foregoing limitation shall not prohibit any pledge of assets of the Company under the new senior credit facility, the 12% Notes Indenture, any refinancings of the new senior credit facility or the 12% senior notes, or the 12% Notes Indenture.

      The Successor Company will be the successor to the Company and shall succeed to and be substituted for, and may exercise every right and power of, the Company under the indenture, and the Company, except in the case of a lease, shall be released from its obligations under the debentures and the indenture.

Events of default; notice and waiver

      The following are events of default under the indenture:

•	we fail to pay principal of the debentures when due at maturity, upon redemption, upon repurchase or otherwise;

•	we fail to pay any interest (including additional interest, if any) on the debentures when due and such failure continues for a period of 30 days;

•	we fail to provide notice of the occurrence of a fundamental change within 25 days after the occurrence of such fundamental change;

•	we fail to comply with our obligations described under “— Merger and sale of assets” above;

•	we default in our obligation to deliver shares of our common stock, cash or other property upon conversion of the debentures as required under the indenture and that default continues for 10 days or more;

•	we fail to comply with or observe any of the other covenants or warranties in the indenture for 60 days after written notice to us from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debentures;

•	indebtedness of the Company or any of its subsidiaries is not paid after final maturity or is accelerated by the holders thereof because of a default and the total amount of such indebtedness unpaid or accelerated exceeds $20.0 million, or its foreign currency equivalent at the time and such failure to pay is not cured or the acceleration is not rescinded or annulled within 30 days after written notice as provided in the indenture;

•	any judgment or decree for the payment of money in excess of $20.0 million, or its foreign currency equivalent at the time, above the coverage under applicable insurance policies and indemnities as to which the relevant insurer or indemnitee has not disclaimed responsibility is entered against the Company or any of its subsidiaries, remains outstanding for a period of 60 days following the entry of such judgment and is not discharged or waived or does not have the execution thereof effectively stayed (including by agreement) within 10 days after written notice to us from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debentures; or

•	certain events involving our bankruptcy, insolvency or reorganization.

      Our obligations under the indenture are not intended to provide creditors’ rights in bankruptcy for amounts in excess of the principal amount plus accrued and unpaid interest (including additional interest, if any). The trustee may withhold notice to the holders of the debentures of any default, except defaults in payment of principal or interest (including additional interest, if any) on the debentures. However, the trustee must consider it to be in the interest of the holders of the debentures to withhold this notice.

      If an event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debentures may declare the principal and accrued and unpaid interest (including additional interest, if any) on the outstanding debentures to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal and accrued and unpaid interest (including additional interest, if any) on the debentures will automatically become due and payable. However, if we cure all defaults, except the non-payment of principal or interest (including additional interest, if any) that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority in aggregate principal amount of outstanding debentures may waive these past defaults. Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding debentures may rescind any such acceleration with respect to the debentures and its consequences.

      The holders of a majority in aggregate principal amount of the outstanding debentures will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

      No holder of the debentures may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest (including additional interest, if any) on the debentures, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in aggregate principal amount of outstanding debentures make a written request to the trustee to pursue the remedy;

•	the holder or holders have offered reasonable security or indemnity to the trustee against any costs, liability or expense of the trustee;

•	the trustee fails to comply with the request within 60 days after receipt of the notice, request and offer of reasonable security or indemnity; and

•	the trustee does not receive an inconsistent direction from the holders of a majority in aggregate principal amount of the outstanding debentures within 60 days of such notice.

      The indenture will require us to deliver to the trustee an annual statement as to performance of our obligations under the indenture and as to any defaults.

      A default in the payment of the debentures, or a default with respect to the debentures that causes them to be accelerated, may give rise to a cross-default under the new senior credit facility, the 12% Notes Indenture or other indebtedness.

Satisfaction and discharge of the indenture

      The indenture will generally cease to be of any further effect with respect to the debentures, if:

•	we have delivered to the trustee for cancellation all of the outstanding debentures (with certain limited exceptions); or

•	all of the debentures not previously delivered to the trustee for cancellation have become due and payable, whether at stated maturity, upon any redemption date or repurchase date (including upon the occurrence of a fundamental change), upon conversion or otherwise, and we have deposited with the trustee as trust funds the entire amount in cash, shares of our common stock or a combination thereof (as applicable under the terms of the indenture) sufficient to pay all the outstanding debentures, and if, in either case, we also pay or cause to be paid all other sums payable under the indenture by us.

Legal defeasance and covenant defeasance

      The debentures are not subject to any defeasance provisions under the indenture.

Amendment and waiver

      Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in aggregate principal amount of outstanding debentures (including consents obtained in connection with a tender offer or exchange for debentures) and any past default or non-compliance with any provisions of the indenture may be waived with the consent of the holders of a majority in aggregate principal amount of the outstanding debentures. However, an amendment or waiver requires the consent of the holder of each outstanding debenture affected thereby if it would:

•	reduce the amount of debentures whose holders must consent to an amendment;

•	reduce the stated rate of or extend the stated time for payment of interest (including additional interest, if any) on any debenture;

•	reduce the principal of or change the stated maturity of any debenture;

•	affect our right to redeem any debenture on a redemption date in a manner adverse to such holder;

•	affect our obligation to repurchase any debenture at the option of such holder in a manner adverse to such holder;

•	affect our obligation to repurchase any debenture upon a fundamental change in a manner adverse to such holder;

•	reduce the amount payable upon the redemption or repurchase of any debenture or change the time at which any debenture may be redeemed or repurchased;

•	make any debenture payable in money other than that stated in the debenture;

•	impair the right of such holder to convert any debenture or reduce the number of shares of our common stock or any other property receivable upon conversion other than as expressly contemplated by the anti-dilution provisions of the indenture;

•	impair the right of such holder to receive payment of principal of and interest (including additional interest, if any) on such holder’s debentures on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s debentures; or

•	make any change in the amendment or waiver provisions of the indenture that require such holder’s consent.

      We are permitted to amend certain provisions of the indenture without the consent of the holders of the debentures, including amendments to:

•	cure any ambiguity, omission, defect or inconsistency;

•	provide for the assumption by a successor corporation of our obligations under the indenture;

•	provide for uncertificated debentures in addition to or in place of certificated debentures (provided, however, that the uncertificated debentures are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended, in a manner such that the uncertificated debentures are described in Section 163(f)(2)(b) of the Internal Revenue Code of 1986, as amended);

•	add guarantees with respect to the debentures in a manner that does not adversely affect the rights of any holder;

•	secure the debentures;

•	add covenants for the benefit of the holders;

•	make any change that does not adversely affect the rights of any holder, subject to the provisions of the indenture;

•	surrender any right or power conferred upon us;

•	reduce the conversion price or increase the consideration payable to any holder, provided, that the reduction will not adversely affect the interests of the holders;

•	evidence and provide the acceptance of the appointment of a successor trustee under the indenture; or

•	comply with any requirement of the SEC in connection with the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939, as amended.

Calculations in respect of debentures

      Unless otherwise specified herein or in the indenture, we are responsible for making all calculations with respect to the debentures. These calculations include determinations of the market prices of our common stock, the amount of accrued interest (including additional interest, if any) payable on the debentures and the conversion price of the debentures. We will make all of these calculations in good faith, and, absent manifest error, our calculations will be final and binding on all holders of debentures. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of debentures upon the request of that holder.

Information concerning the trustee

      We have appointed BNY Midwest Trust Company, the trustee under the indenture, as the initial paying agent, conversion agent, registrar and custodian for the debentures. The trustee or its affiliates may also provide banking and other services to us in the ordinary course of their business. The indenture contains certain limitations on the rights of the trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided, that if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

Governing law

      The debentures and the indenture are governed by, and construed in accordance with, the laws of the State of New York.

Form, denomination, exchange, registration and transfer

      The debentures are issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

      Holders may present debentures for conversion, registration of transfer and exchange at the office maintained by us for such purpose, which will initially be the Corporate Trust Office of the trustee in The City of New York.

Payment and paying agent

      We maintain an office in the Borough of Manhattan, The City of New York, where we pay the principal on the debentures and you may present the debentures for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee. We may pay interest by check mailed to your address as it appears in the debenture register, provided, that if you are a holder with an aggregate principal amount in excess of $2 million, you will be paid, at your written election, by wire transfer in immediately available funds.

      However, payments to The Depository Trust Company, New York, New York, or “DTC,” will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

Authorization and listing

      We will at all times reserve and keep available out of our authorized and unissued common stock, solely for issuance upon the conversion of the debentures, that number of shares of our common stock as shall from time to time be issuable upon conversion of all of the debentures then outstanding. We will use our commercially reasonable efforts to have the shares of our common stock issuable upon conversion of the debentures approved for listing on the NYSE prior to the date of issuance of the debentures, subject to official notice of issuance of such shares.

      Our ability to elect to deliver shares of our common stock in lieu of cash in connection with the repurchase of debentures is subject to such shares having been authorized and having been approved for listing on each securities exchange on which our common stock is then listed, subject to official notice of issuance of such shares.

Notices

      Except as otherwise described herein, notice to holders of debentures will be given by mail to their addresses as they appear in the debenture register. Notices will be deemed to have been given on the date of such mailing.

Holders

      References in this prospectus to “holders” or “holders of debentures” mean registered holders of debentures.

Registration rights

      Pursuant to the registration rights agreement, we have filed with the SEC the registration statement of which this prospectus is a part covering resales of the debentures and shares of our common stock issuable upon conversion thereof (which debentures and shares of our common stock are collectively called “registrable securities”).

      Our obligation to use commercially reasonable efforts to keep effective the registration statement of which this prospectus is a part expires upon the earliest of:

(i) May 24, 2006, the second anniversary of the last date of original issuance of the debentures;

(ii) the date when the holders of the registrable securities are able to sell the registrable securities immediately without restriction pursuant to volume limitation provisions of Rule 144 under the Securities Act; and

(iii) such time as all of the registrable securities have been sold either pursuant to the registration statement or pursuant to Rule 144 under the Securities Act or any similar provision then in force.

      We may suspend the effectiveness of the registration statement or the use of this prospectus during specified periods under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not exceed an aggregate of:

•	30 days in any 90 day period; or

•	120 days for all periods in any 360 day period.

      However, if the disclosure related to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, we may extend the suspension period from 30 days to 45 days.

      We need not specify the nature of the event giving rise to a suspension in any notice to holders of the debentures of the existence of such a suspension.

      The occurrence or existence of any of the following events constitutes a “registration default”:

•	the registration statement has not been filed prior to or on the 120th day following the first date of original issuance of any of the debentures; or

•	the registration statement has not been declared effective prior to or on the 210th day following the first date of original issuance of any of the debentures, which we call the “effectiveness target date”; or

•	any post-effective amendment required to be filed as described below has not been declared effective prior to the 60th day following the date on which such post-effective amendment is required to be filed; or

•	we do not name a holder as a selling securityholder in this prospectus or file a post-effective amendment within the required time periods described below (other than due to a failure by such selling securityholder to provide the required information on a timely basis); or

•	at any time after the effectiveness target date, the registration statement ceases to be effective or fails to be usable and:

(i) we do not cure the registration statement within ten business days by a post-effective amendment, prospectus supplement or report filed pursuant to the Exchange Act;

(ii) if applicable, we do not terminate the suspension period, described in the preceding paragraph, by the 30th day or 45th day, as the case may be; or

(iii) a suspension period, when aggregated with other suspension periods during the prior 360-day period, continues, unterminated, for more than 120 days.

      If a registration default occurs, additional interest will accrue on the debentures that are transfer restricted securities, from and including the day following the registration default to (but excluding) the earlier of:

•	the day on which the registration default has been cured; and

•	the date the registration statement is no longer required to be kept effective.

      Additional interest will be paid semiannually in arrears on each May 15 and November 15 and will accrue at, a rate per annum equal to:

•	in respect of each debenture, at a rate equal to 0.25% per annum of the outstanding principal amount thereof for the first 90 days after the occurrence of the registration default and 0.50% per annum of the outstanding principal amount thereof after the first 90 days; and

•	in respect of each share of our common stock issued upon conversion of debentures, at a rate equal to 0.25% per annum of the then-applicable conversion price for the first 90 days after the occurrence of the registration default and 0.50% per annum of the then-applicable conversion price after the first 90 days.

      In no event will additional interest exceed 0.50% per year. In addition, such holder will receive, on the settlement date for any debentures surrendered for conversion during a registration default, accrued and unpaid additional interest to (but excluding) the conversion date relating to such settlement date.

      Each selling securityholder offering debentures pursuant to this prospectus is:

•	required to deliver a prospectus to purchasers;

•	subject to the civil liability provisions under the Securities Act in connection with any sales; and

•	subject to the provisions of the registration rights agreement, including indemnification provisions.

      Under the registration rights agreement, we will:

•	pay all expenses associated with the registration statement;

•	provide each registered holder with copies of this prospectus;

•	notify holders when the registration statement has become effective; and

•	take other reasonable actions as are required to permit unrestricted resales of the debentures and shares of our common stock issued upon conversion of the debentures in accordance with the terms and conditions of the registration rights agreement.

BOOK-ENTRY SYSTEM

      We issued the debentures in the form of one global debenture. We deposited the global debenture with DTC upon the closing of our private offering of the debentures and registered the global debenture in the name of Cede & Co., as DTC’s nominee. Except as set forth below, the global debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

      Beneficial interests in the global debenture may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global debenture to such persons may be limited.

      Beneficial interests in the global debenture held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of the global debenture, Cede & Co. for all purposes will be considered the sole holder of the global debenture. Except as provided below, owners of beneficial interests in the global debenture will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global debenture.

      We will pay interest on, and the redemption price, the repurchase price and the fundamental change repurchase price of, the global debenture to Cede & Co., as the registered owner of the global debenture, by wire transfer of immediately available funds on each interest payment date or the redemption date, repurchase date and fundamental change repurchase date, as the case may be. Neither we, the trustee nor the paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global debenture; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

      Neither we, the trustee, the registrar, the paying agent nor the conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of debentures, including the presentation of debentures for conversion, only at the direction of one or more participants to whose account with DTC interests in the global debenture are credited and only in respect of the principal amount of the debentures represented by the global debenture as to which the participant or participants has or have given such direction.

The Depository Trust Company:

      DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

      DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global debenture among participants. However, DTC is under no obligation to perform or continue to perform these procedures and may discontinue these procedures at any time. If (i) DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days or (ii) an event of default occurs and the registered holder requests that certificated debentures be issued, we will issue debentures in certificated form in exchange for the global debenture. In addition, we may at any time and in our sole discretion determine not to have debentures represented by the global debenture and in such event will issue certificates in definitive form in exchange for the global debenture.

DESCRIPTION OF CAPITAL STOCK

      The authorized capital stock of the Issuer consists of 200,000,000 shares of common stock, $0.01 par value per share, of which 58,162,819 shares were issued and outstanding as of August 31, 2004, and 5,000,000 shares of preferred stock, $1.00 par value per share, of which no shares are issued or outstanding. The following description of our capital stock and certain provisions of our amended and restated certificate of incorporation and by-laws is a summary of all material terms of our capital stock and is qualified in its entirety by the provisions of the amended and restated certificate of incorporation and by-laws, copies of which have been filed with the SEC and are available for inspection. See “Where You Can Find More Information.”

Common stock

      Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election if they choose to do so. The amended and restated certificate of incorporation does not provide for cumulative voting for the election of directors. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor, and are entitled to receive, pro rata, all assets of the Issuer available for distribution to such holders upon liquidation. Holders of common stock have no preemptive, subscription or redemption rights. All outstanding shares of our common stock, are fully paid and nonassessable. As of August 31, 2004, our common stock was held of record by 2,634 stockholders.

      As of August 31, 2004, we had reserved for issuance:

•	2,749,590 shares of common stock issuable upon the exercise of options outstanding under our stock incentive plans;

•	8,424,908 shares issuable upon conversion of our 6 3/4% Trust Convertible Preferred Securities;

•	400,000 shares issuable under our Colleague Stock Discount Purchase Plan; and

•	28,875,025 shares of common stock issuable upon conversion of the debentures at the initial conversion price.

Preferred stock

      Pursuant to our amended and restated certificate of incorporation, we are authorized to issue “blank check” preferred stock, which may be issued from time to time in one or more series upon authorization by our board of directors. The board of directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of the preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, make it more difficult for a third party to gain control of us, discourage bids for our common stock at a premium or otherwise adversely affect the market price of the common stock.

Anti-takeover effects of our certificate of incorporation and bylaws

      Some provisions of our certificate of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

      These provisions include:

Board vacancies

      Our certificate of incorporation authorizes the board of directors to fill vacant directorships or increase the size of the board of directors, which may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by this removal with its own nominees.

Cumulative voting

      Our certificate of incorporation does not authorize our stockholders the right to cumulative voting in the election of directors. As a result, stockholders may not aggregate their votes for a single director.

Special meeting of stockholders

      Our certificate of incorporation provides that special meetings of our stockholders may be called only by the chairman of the board of directors, the president and chief executive officer, any member of the board of directors or holders of at least 25% of the shares entitled to vote generally in the election of directors.

Authorized but unissued shares

      Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Section 203 of Delaware General Corporation law

      We are subject to the “business combination” statute of the Delaware General Corporation Law. In general, such statute prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any “interested stockholder” for a period of three years after the date of the transaction in which the person became an “interested stockholder,” unless:

•	the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status,

•	upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares, or

•	on or subsequent to such date the “business combination” is approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the “interested stockholder.”

      A “business combination” includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Transfer agent

      Equiserve Trust Company, N.A. is the transfer agent for our common stock.

Indemnification of directors and officers

      Our certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Issuer or is or was serving at the request of the Issuer as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Issuer to the fullest extent authorized by Section 145 of the General Corporation Laws of the State of Delaware, or the “Delaware Statute,” as the same exists or may thereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Issuer to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that except as otherwise provided in the certificate of incorporation, with respect to proceedings to enforce rights to indemnification, the Issuer shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Issuer.

      The right to indemnification conferred in our certificate of incorporation is a contract right and includes the right to have the Issuer pay the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware Statute requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Issuer of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses. If a claim under the certificate of incorporation is not paid in full by the Issuer within sixty days after a written claim has been received by the Issuer, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Issuer to recover the unpaid amount of the claim.

      The Issuer’s certificate of incorporation provides that, to the fullest extent permitted by the Delaware Statute, no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.

SHARES ELIGIBLE FOR FUTURE SALE

      At August 31, 2004, 58,162,819 shares of our common stock were outstanding, excluding:

•	2,749,590 shares issuable upon exercise of options outstanding under our equity incentive plans, at a weighted average exercise price of $11.08;

•	8,424,908 shares issuable upon the conversion of our 6 3/4% Trust Convertible Preferred Securities at a conversion price of $30.713;

•	400,000 shares issuable under our Colleague Stock Discount Purchase Plan; and

•	28,875,025 shares of common stock issuable upon conversion of the debentures at the initial conversion price.

      At August 31, 2004, 3,283,323 shares were available for future awards under our equity incentive plans. Since August 31, 2004, we have not issued any options or any shares except upon exercise of previously outstanding options.

      All of the outstanding shares of our common stock, any shares of our common stock issued under our equity incentive and employee benefit plans, any shares issued upon the conversion of the Trust Preferred Securities and, following the effectiveness of the registration statement of which this prospectus is a part (except to the extent that use of the registration statement is suspended as described under “Description of Debentures — Registration rights” and, if the registration statement is not then effective or use thereof has been suspended, to the extent that the exemption from registration afforded by Rule 144 is available), the shares of our common stock to be issued upon conversion or repurchase of the debentures will be freely transferable by persons other than our affiliates. The outstanding shares of our common stock held by, and any shares of our common stock issued under our equity incentive and employee benefit plans to, our affiliates are restricted securities and may not be sold other than pursuant to an effective registration statement or Rule 144 or another exemption from registration under the Securities Act.

      We have granted and intend to grant options to employees and directors in the ordinary course. We have filed and intend, consistent with past practice, to file with the SEC registration statements relating to the issuance of shares of our common stock under our equity incentive and employee benefit plans and the resale of shares of our common stock held by our directors and executive officers.

      In general, Rule 144 limits the number of shares that an affiliate of ours can sell within any three-month period to the greater of (i) one percent of the then outstanding shares of our common stock and (ii) the average weekly trading volume of our common stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about us. Under Rule 144, however, a person who has held shares of our common stock that are restricted securities for a minimum of two years from the later of the date such securities were acquired from us or an affiliate of ours and who is not, and for the three months prior to the sale of such restricted securities has not been, an affiliate of ours, is free to sell such shares of our common stock without regard to the volume, manner-of-sale and the other limitations contained in Rule 144. The foregoing summary of Rule 144 is not intended to be a complete discussion thereof.

      No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sales, will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through an offering of our equity securities, at a price that we deem appropriate or at all. The market price of our common stock could decline as a result of sales by our existing stockholders of a large amount of shares of our common stock in the market after this offering, or the perception that these sales may occur.

MATERIAL UNITED STATES FEDERAL AND ESTATE INCOME TAX CONSEQUENCES

      The following is a summary of material United States federal income and estate tax consequences of the ownership of debentures and the shares of common stock into which the debentures may be converted, as of the date hereof. Except where noted, this summary deals only with debentures and shares of common stock held as capital assets and is applicable only to holders of debentures who purchased the debentures at original issuance at their issue price. This summary does not deal with persons subject to special treatment under the United States federal income and estate tax laws, including:

•	dealers in securities or currencies;

•	financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax exempt organizations;

•	insurance companies;

•	persons holding the debentures as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	persons liable for alternative minimum tax;

•	persons who are investors in a pass-through entity; or

•	U.S. persons whose “functional currency” is not the U.S. dollar.

      This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not represent a detailed description of the United States federal income and estate tax consequences to you in light of your particular circumstances. We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

      If a partnership holds our debentures or shares of common stock, the tax treatment of a partner will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our debentures or shares of common stock, you should consult your tax advisors.

      If you are considering the purchase of debentures, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the debentures, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

      As used herein, the term “U.S. holder” means a beneficial owner of debentures or shares of common stock that is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a U.S. person.

      A “non-U.S. holder” is a beneficial owner of debentures or shares of common stock that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies” and in certain circumstances, individuals that are expatriates. Such non-U.S. holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Consequences to U.S. holders

      Payments of interest. U.S. holders of debentures will be required to recognize as ordinary income any stated interest paid or accrued on the debentures, in accordance with their regular method of accounting for U.S. federal income tax purposes.

      Market discount and bond premium. Debentures purchased at a “market discount” that exceeds a statutorily defined de minimis amount will be subject to the “market discount” rules. “Market discount” is the excess of a debt instrument’s stated redemption price at maturity over the holder’s basis in such debt instrument immediately after its acquisition. The stated redemption price at maturity of a debt instrument is the sum of all amounts payable with respect to the debt instrument, whether denominated as principal or interest (other than qualified stated interest payments). Qualified stated interest means stated interest that is unconditionally payable in cash or other property (other than additional debt instruments of the issuer) at least annually at a single fixed rate (or at certain qualifying variable rates).

      Any gain on sale of debentures attributable to unrecognized accrued market discount will be treated as ordinary income. The amount of accrued market discount is calculated on a ratable basis or, at the election of the holder, on a constant yield to maturity basis. In addition, if you acquire debentures at a market discount, you may be required to defer a portion of any interest expense that otherwise would be deductible on any indebtedness incurred or maintained to purchase or carry the debt instrument until the you dispose of the debentures in a taxable transaction.

      Instead of recognizing any market discount upon a disposition of debentures (and being required to defer any applicable interest expense), you may elect to include market discount in income currently as the discount accrues. Any current accruals of market discount with respect to debentures pursuant to that election should be treated as interest on the notes (as discussed above). The current income inclusion election, once made, applies to all market discount obligations you acquire on or after the first day of the first taxable year in which the election applies, and may not be revoked without the consent of the IRS. If you make the current income inclusion election, your tax basis in your debentures will increase by the amount of market discount you include in your income.

      In the event you purchase debentures at a premium, i.e., for an amount in excess of the amount payable at maturity, you may elect to offset payments of qualified stated interest on those debentures by an allocable portion of the premium (which will result in a corresponding reduction in your tax basis in the debentures). The portion of the premium allocable to each interest payment is calculated based on the yield to maturity for the debentures. If you elect to amortize bond premium with respect to your debentures, that election will also apply to all other debt instruments you held during the year in which the election is made and to all debt instruments you acquire after that year. The election may not be revoked without the consent of the IRS.

      Although the treatment of conversion of debentures with accrued market discount is not free from doubt, if you convert debentures with accrued market discount, you should not be required to recognize market discount at the time of conversion. Any unrecognized accrued market discount that existed at the time of conversion should be treated as ordinary income upon the disposition of the common stock received on conversion. If you hold debentures with market discount and elect to convert those debentures into common stock, you are urged to consult your tax advisor.

      Sale, exchange, redemption or other disposition of debentures. Except as provided below under “Conversion of debentures into common stock, cash or a combination thereof,” you will recognize gain or loss upon the sale, exchange, redemption or other disposition of a debenture equal to the difference between the amount realized (less accrued interest, which will be taxable as such) upon the sale, exchange, redemption or other disposition and your adjusted tax basis in the debenture. Your tax basis in a debenture will be equal to the amount you paid for the debenture. Any gain or loss recognized on a taxable disposition of the debenture will be capital gain or loss (except to the extent of any unrecognized accrued market discount on the debenture, which will be treated as ordinary income as discussed above under “Market discount and bond premium”). If you are an individual and have held the debenture for more than one year, such capital gain will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.

      Conversion of debentures into common stock, cash or a combination thereof. We intend to take the position that neither gain nor loss will be recognized by holders on the exchange of debentures into shares of common stock upon conversion or repurchase, except to the extent of cash received, if any, including any cash received in lieu of a fractional share and except to the extent of amounts received with respect to accrued interest, which will be taxable as such. If you receive solely cash in exchange for your debentures upon conversion or repurchase, your gain or loss will be determined in the same manner as if you disposed of the debentures in a taxable disposition (as described above under “Sale, exchange, redemption or other disposition of debentures”). If a combination of cash and stock is received in exchange for your debentures upon conversion or repurchase, we intend to take the position that gain, but not loss, will be recognized equal to the excess of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such, and cash in lieu of a fractional share) over your adjusted tax basis in the debenture (excluding the portion of the tax basis that is allocable to any fractional share), but in no event should the gain recognized exceed the amount of cash received. The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash you receive in respect of the fractional share and the portion of your adjusted tax basis in the debenture that is allocable to the fractional share. For a discussion of the tax consequences of converting debentures with accrued market discount, see “Market discount and bond premium” above.

      The tax basis of the shares of common stock received upon a conversion or repurchase (other than common stock attributable to accrued interest, the tax basis of which will equal its fair market value) will equal the adjusted tax basis of the debenture that was converted or repurchased (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). Your holding period for shares of common stock will include the period during which you held the debentures except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

      Constructive distributions. The conversion rate of the debentures will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the debentures, however, will not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the debentures (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. holders of debentures will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to you would be eligible for the preferential rates of United States federal income tax applicable in respect of certain dividends received under recently enacted legislation. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

      Distributions on shares of our common stock. Distributions paid on our common stock, other than certain pro rata distributions of shares of our common stock, will be treated as dividends to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in income by a U.S. holder and taxable as ordinary income when received. Dividends paid to a U.S. holder that is a corporation may qualify for the dividends received deduction. Under recently enacted legislation, dividends received by a non-corporate U.S. holder may be subject to U.S. federal income tax at lower rates than other types of ordinary income if certain conditions are met. U.S. holders should consult their own tax advisors regarding the implications of this new legislation to their particular circumstances. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of a U.S. holder’s investment, up to and in reduction of the U.S. holder’s tax basis in shares of our common stock issued upon conversion or repurchase of the debentures. Any remaining excess will be treated as capital gain.

      Sale or other disposition of shares of our common stock. You will recognize capital gain or loss on the sale or other taxable disposition of shares of common stock for U.S. federal income tax purposes (except to the extent of any unrecognized accrued market discount on the debenture from which your common stock was converted, which should be treated as ordinary income as discussed above under “Market discount and bond premium”), which will be long-term capital gain or loss if you held shares of our common stock for more than one year. The amount of gain or loss will be equal to the difference between your tax basis in the shares of common stock disposed of and the amount you realize on the disposition. Long-term capitalized gains recognized by certain non-corporate U.S. holders, including individuals, are subject to a maximum regular U.S. federal income tax rate of 15%. The deductibility of capital losses is subject to limitations.

      Information reporting and backup withholding. Information reporting requirements will apply to payments of interest on the debentures and dividends on shares of common stock and to the proceeds of a sale of a debenture or share of common stock paid to you unless you are an exempt recipient such as a corporation. A 28% backup withholding tax will apply to those payments if you fail to provide your taxpayer identification number, or certification of foreign or other exempt status, or if you fail to report in full interest and dividend income.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Consequences to Non-U.S. Holders

      Payments of Interest. The 30% United States federal withholding tax will not apply to any payment to you of interest on a debenture under the “portfolio interest rule” provided that:

•	interest paid on the debenture is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on a debenture is described in section 881(c)(3)(A) of the Code; and

•	either (a) you provide your name and address on an Internal Revenue Service (“IRS”) Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a

United States person or (b) you hold your debentures through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations.

      Special rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

      If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI (or other applicable form) stating that interest paid on the debentures is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “United States federal income tax”).

      If you are engaged in a trade or business in the United States and interest on the debentures is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment, then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in “Payments of interest” are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest, subject to adjustments.

      Dividends and constructive dividends. Any dividends paid to you with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, including, without limitation, adjustments in respect of taxable dividends to holders of our common stock, see “Constructive distributions” above) will be subject to withholding tax at a 30% rate (or lower applicable income tax treaty rate). However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

      A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

      As described more fully under “Description of Debentures — Registration rights,” upon the occurrence of certain enumerated events we may be required to pay additional interest to you. Payments of additional interest may be subject to federal withholding.

      Conversion of debentures into common stock. Neither gain nor loss will be recognized by non-U.S. holders on the exchange of debentures into shares of our common stock upon conversion, except to the extent of cash received in lieu of a fractional share (which will be treated as described below under “— Sale, exchange, redemption or other disposition of debentures or shares of common stock”) and common stock attributable to accrued interest (which will be treated as described above under “— Payments of interest”).

      Sale, exchange, redemption or other disposition of debentures or shares of common stock. Any gain realized upon the sale, exchange, redemption or other disposition of a debenture or share of common stock will not be subject to United States federal income tax unless:

•	that gain is effectively connected with your conduct of a trade or business in the United States;

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” for United States federal income tax purposes.

      An individual non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States. A non-U.S. holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

      We believe that we are not and do not anticipate becoming a “U.S. real property holding corporation” for United States federal income tax purposes.

      United States federal estate tax. Your estate will not be subject to United States federal estate tax on debentures beneficially owned by you at the time of your death, provided that any payment to you on the debentures would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “Payments of interest” without regard to the statement requirement described in the last bullet point and, at the time of your death, payments with respect to the debenture would not have been effectively connected with the conduct by you of a trade or business in the United States. However, shares of common stock held by you at the time of your death will be included in your gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

      Information reporting and backup withholding. We must report to the IRS and to you the amount of interest and dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

      You will not be subject to backup withholding with respect to payments of interest or dividends that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, and we have received from you the statement described above in the last bullet point under “Payments of interest.”

      In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of a debenture made within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

      The following is a summary of material considerations associated with the purchase and holding of the debentures and the common stock issuable upon conversion or repurchase thereof by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” (within the meaning of ERISA or of any Similar Laws) of such plans, accounts and arrangements (each, a “Plan”).

General fiduciary matters

      ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

      In considering an investment in the debentures and the common stock issuable upon conversion or repurchase thereof of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

      Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code whether or not the underlying assets of the company were deemed to include “plan assets” as described below. The acquisition and/or holding of debentures and the common stock issuable upon conversion or repurchase thereof by an ERISA Plan with respect to which we or the initial purchasers are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the debentures and common stock issuable upon conversion or repurchase thereof. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

      Because of the foregoing, the debentures and the common stock issuable upon conversion or repurchase thereof should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Plan asset issues

      ERISA and the Code do not define “plan assets.” However, regulations (the “Plan Asset Regulations”) promulgated under ERISA by the DOL generally provide that when an ERISA Plan acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the ERISA Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by “benefit plan investors” is not significant or that the entity is an “operating company,” in each case as defined in the Plan Asset Regulations. The Plan Asset Regulations define an “equity interest” as any interest in an entity, other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. There can be no assurances that the debentures would be characterized as debt rather than equity by the DOL, the IRS or any other relevant authority, or under applicable local law, but in any event the common stock issuable upon conversion or repurchase of the debentures would be characterized as equity. If our assets were deemed to be “plan assets” under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (ii) the possibility that certain transactions in which we might seek to engage could constitute “prohibited transactions” under ERISA and the Code.

      It is not anticipated that (i) the debentures or the common stock issuable upon conversion or repurchase thereof will constitute “publicly offered securities” for purposes of the Plan Asset Regulations, (ii) we will be an investment company registered under the Investment Company Act, or (iii) we will be in a position to monitor whether investment in the debenture or the common stock issuable upon conversion or repurchase thereof by benefit plan investors will be significant for purposes of the Plan Asset Regulations. It is anticipated that we will qualify as an operating company within the meaning of the Plan Asset Regulations, although no assurances can be given in this regard.

Representation

      Accordingly, by acceptance of a debenture or the common stock issuable upon conversion or repurchase thereof, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the debentures (and common stock issuable upon conversion or repurchase thereof) constitutes assets of any Plan or (ii) the purchase and holding of the debentures (and the common stock issuable upon conversion or repurchase thereof) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

      The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the debentures (and holding the debentures or common stock issuable upon conversion or repurchase thereof) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable.

PLAN OF DISTRIBUTION

      The selling securityholders and their subsequent transferees, pledges, donees and successors may from time to time offer and sell the debentures and shares of our common stock issued upon conversion thereof directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling securityholders or the purchasers of securities for whom they may act as agent, which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

      Debentures and shares of our common stock issued upon conversion thereof offered hereby may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

      These sales may be effected in transactions, which may involve block transactions or crosses, in the following manner:

•	on any national securities exchange, including the NYSE with respect to our common stock, or quotation service on which the debentures or our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter-market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing and exercise of options, whether these options are listed on any options exchange or otherwise.

      In connection with sales of debentures and shares of our common stock issued upon conversion thereof offered hereby, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of debentures and shares of our common stock issued upon conversion thereof offered hereby in the course of hedging positions they assume. The selling securityholders may sell debentures and shares of our common stock issued upon conversion thereof offered hereby short and deliver debentures and shares of our common stock issued upon conversion thereof offered hereby to close out short positions, or loan or pledge debentures and shares of our common stock issued upon conversion thereof offered hereby to broker-dealers that in turn may sell these debentures and shares of our common stock issued upon conversion thereof offered hereby.

      Our outstanding common stock is listed for trading on the NYSE under the symbol “TWR.” We do not intend to list the debentures for trading on any national securities exchange or for quotation through any automated quotation system. We cannot assure you that an active trading market will develop or continue for the debentures.

      In order to comply with the securities laws of some jurisdictions, if applicable, the holders of debentures and shares of our common stock issued upon conversion thereof offered hereby may offer and sell those debentures and shares of our common stock issued upon conversion thereof offered hereby in such jurisdictions only through registered or licensed brokers or dealers. In addition, under certain circumstances, in some jurisdictions the debentures and shares of our common stock issued upon conversion thereof offered hereby may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdiction or an exemption from registration or qualification requirements is available and is complied with.

      Because they are broker-dealers registered under Section 15(a) of the Exchange Act, each of J.P. Morgan Securities Inc. and Van Kampen Harbor Fund is an “underwriter” within the meaning of the Securities Act. Because they are affiliated with broker-dealers registered under Section 15(a) of the Exchange Act, each of Amaranth LLC, Citigroup Global Markets Ltd, Highbridge International LLC, Morgan Stanley Convertible Securities Trust and Victus Capital, LP is an “underwriter” within the meaning of the Securities Act. In addition, the other selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of debentures and shares of our common stock issued upon conversion thereof offered hereby may be “underwriters” within the meaning of Section 2(11) of the Securities Act. As underwriters, any discounts, commissions, concessions or profits they earn on any sale of debentures and shares of our common stock issued upon conversion thereof would be deemed underwriting compensation under the Securities Act.

      The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

      If required, at the time of a particular offering of debentures and shares of our common stock issued upon conversion thereof offered hereby by a selling securityholder, a supplement to this prospectus will be circulated setting forth the name or names of any underwriters, broker-dealers or agents, any discounts, commissions or other terms constituting compensation for underwriters and any discounts, commissions or concessions allowed or reallowed or paid to agents or broker-dealers.

      The registration rights agreement pursuant to which we have filed with the SEC the registration statement of which this prospectus is a part provides for cross indemnification of the selling securityholders and us and their and our respective directors, officers and controlling persons against specified liabilities in connection with the offer and sale of debentures and shares of our common stock issued upon conversion thereof offered hereby, including liabilities under the Securities Act. In the event the selling securityholders sell debentures and shares of our common stock issued upon conversion thereof offered hereby through any underwriter, the registration rights agreement provides for indemnification by us of those underwriters and their respective directors, officers and controlling persons against specified liabilities in connection with the offer and sale of those debentures and shares of our common stock issued upon conversion thereof offered hereby. Pursuant to the registration rights agreement, we will bear all fees and expenses incurred in connection with the registration of the debentures and shares of our common stock issued upon conversion thereof offered hereby, except that selling securityholders will pay all broker’s commissions and, in connection with any underwritten offering, underwriting discounts and commissions.

LEGAL MATTERS

      Certain legal matters regarding the validity of the securities will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois (a limited liability partnership which includes professional corporations).

EXPERTS

      Our consolidated financial statements and the related financial statement schedules as of and for the years ended December 31, 2003 and 2002, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated herein by reference (which report on the consolidated financial statements expenses an unqualified opinion and includes explanatory paragraphs relating to (i) the change in method of accounting for certain variable interest entities and the change in method of accounting for goodwill and (ii) the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which they have expressed no opinion or other form of assurance other than with respect to such disclosures and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

      Our consolidated financial statements for the year ended December 31, 2001 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP. Arthur Andersen LLP has not reissued its report with respect to those consolidated financial statements, and we have not been able to obtain, after reasonable efforts, Arthur Andersen LLP’s written consent to the inclusion in this prospectus of said report. As a result, you may not have an effective remedy against Arthur Andersen LLP in connection with any material misstatement or omission in the consolidated financial statements to which its audit report relates. In addition, even if you were able to assert such a claim, as a result of its recent conviction of Federal obstruction of justice charges and other lawsuits, Arthur Andersen LLP may fail or otherwise have insufficient assets to satisfy claims made by investors that might arise under Federal securities laws or otherwise with respect to its audit report.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy statements and other information at the Public Reference Room of the SEC, 450 Fifth Street, N.W.,

Washington, D.C. 20549. You can obtain copies of these materials from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC’s Web site. The address of this site is http://www.sec.gov.

      We have filed with the SEC a shelf registration statement on Form S-3 under the Securities Act of 1933 with respect to our securities described in this prospectus. References to the “registration statement” or the “registration statement of which this prospectus is a part” means the original registration statement and all amendments, including all schedules and exhibits. This prospectus does not, and any prospectus supplement will not, contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the SEC. Please refer to the registration statement for any information in the registration statement that is not contained in this prospectus or a prospectus supplement. The registration statement is available to the public over the Internet at the SEC’s web site described above and can be read and copied at the locations described above.

      Each statement made in this prospectus or a prospectus supplement concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete description of its provisions.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the sale of all of the debentures that are part of this offering.

1. Our annual report on Form 10-K for the year ended December 31, 2003 and the portions of the proxy statement dated April 16, 2004 that are incorporated by reference into the Form 10-K.

2. Our quarterly reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004.

3. Our current reports on Form 8-K dated February 10, 2004, March 1, 2004, March 8, 2004, March 11, 2004 (filed on March 11, 2004), March 11, 2004 (filed on March 26, 2004), April 6, 2004, May 4, 2004, May 18, 2004, May 25, 2004, July 26, 2004 and September 8, 2004, and our current report on Form 8-K/ A dated May 25, 2004.

      If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference in this prospectus. Any such request should be directed to:

Tower Automotive, Inc.

27175 Haggerty Road
Novi, Michigan 48377
Telephone: (248) 675-6000
Attention: Investor Relations

      The indenture provides that we will, whether or not we have a class of securities registered under the Exchange Act, provide the trustee and the holders of the debentures (i) all annual and quarterly financial information that would be required to be filed on a Form 10-K and 10-Q (or any successor forms) as if issuer were required to file such forms and, with respect to the annual financial information, a report thereon by our certified independent accountants and (ii) all information that would be required to be contained in current reports that would be required to be filed with the SEC on Form 8-K. Provision of this information is subject to certain qualifications.

      You should consider any statement contained in a document incorporated or considered incorporated by reference into this prospectus to be modified or superceded to the extent that a statement contained in this prospectus, or in any subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus, modifies or conflicts with the earlier statement. You should not consider any statement modified or superceded, except as modified or superceded, to constitute a part of this prospectus. The information on our World Wide Website and any other Website which is referred to in this prospectus is not a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

      The following is a statement of expenses, to be paid solely by us, of the offering of the securities being registered hereby. All amounts are estimated and subject to change, except for the SEC registration fee and NYSE listing fee.

SEC Registration Fee	$13,819
NYSE Listing Fees	51,300
Printing Expenses	50,000
Legal Fees and Expenses	75,000
Accounting Fees and Expenses	25,000
Miscellaneous Fees	14,881

Total	$230,000

Item 15.	Indemnification of Directors and Officers.

      Tower Automotive, Inc. is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the “Delaware Statute”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise (an “indemnified capacity”). The indemnity may include expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Section 145 of the Delaware Statute further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the Delaware Statute.

      The amended and restated certificate of incorporation of Tower provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Tower or is or was serving at the request of Tower as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by Tower to the fullest extent authorized by the Delaware Statute, as the same exists or may thereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Tower to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that except as otherwise provided in the certificate of incorporation, with respect to proceedings to enforce rights to indemnification, the Tower shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of Tower. The right to indemnification conferred in the certificate of incorporation is a contract right and includes the right to be paid by Tower the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware Statute requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to Tower of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses. If a claim under the certificate of incorporation is not paid in full by Tower within sixty days after a written claim has been received by Tower, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against Tower to recover the unpaid amount of the claim.

      The amended and restated certificate of incorporation of Tower provides that, to the fullest extent permitted by the Delaware Statute, no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.

Item 16.	Exhibits.

      The attached Exhibit Index is incorporated herein by reference.

Item 17.	Undertakings.

      The undersigned registrant hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; however, notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

(b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novi, State of Michigan, on September 16, 2004.

TOWER AUTOMOTIVE, INC.

By:	/s/ JAMES A. MALLAK

Name: James A. Mallak

Title:	Chief Financial Officer and Treasurer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kathleen Ligocki, James A. Mallak and Christopher T. Hatto, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney have been signed below by the following persons in the capacities indicated on the 16th day of September, 2004.

Signature	Title

/s/ KATHLEEN LIGOCKI Kathleen Ligocki	President, Chief Executive Officer and Director (principal executive officer)

/s/ JAMES A. MALLAK James A. Mallak	Chief Financial Officer and Treasurer (principal financial officer)

/s/ CHRISTOPHER T. HATTO Christopher T. Hatto	Chief Accounting Officer (principal accounting officer)

/s/ S.A. JOHNSON S.A. Johnson	Chairman

/s/ ANTHONY G. FERNANDES Anthony G. Fernandes	Director

Signature	Title

/s/ JUERGEN M. GEISSINGER Juergen M. Geissinger	Director

/s/ ALI JENAB Ali Jenab	Director

/s/ F. JOSEPH LOUGHREY F. Joseph Loughrey	Director

James R. Lozelle	Director

/s/ GEORGIA R. NELSON Georgia R. Nelson	Director

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended by the Certificate of Amendment to Certificate of Incorporated, dated June 2, 1997, incorporated by reference to Exhibit 4.2 of the Registrant’s Form S-3 Registration Statement (Registration No. 333-38827).
4.2	Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-80320) (the “S-1”).
4.3	Form of Common Stock Certificate of the Registrant, incorporated by reference to Exhibit 4.1 of the S-1.
4.4	Indenture, dated as of May 24, 2004, between the Registrant and BNY Midwest Trust Company, as trustee (including the form of debentures), incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K/A dated May 25, 2004.
4.5	Resale Registration Rights Agreement, dated as of May 24, 2004, among the Registrant and J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, incorporated by reference to Exhibit 99.4 to the Registrant’s Current Report on Form 8-K/A dated May 25, 2004.
5.1	Opinion of Kirkland & Ellis LLP, filed herewith.
8.1	Opinion of Kirkland & Ellis LLP regarding federal income tax consequences, filed herewith.
12.1	Statement and Computation of Ratio of Earnings to Fixed Charges for the six months ended June 30, 2004, filed herewith, and for the years ended December 31, 1999, 2000, 2001, 2002 and 2003, incorporated by reference to Exhibit 12.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003.
23.1	Consent of Independent Registered Accounting Firm, filed herewith.
23.2	Consent of KPMG Cardenas Dosal, S.C., filed herewith.
23.3	Information Concerning Consent of Arthur Andersen LLP, filed herewith.
23.4	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page hereto).
25.1	Form T-1 Statement of Eligibility and Qualification of BNY Midwest Trust Company, filed herewith.